Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142892

Subject to Completion, dated June 14, 2007

Prospectus

CPG International I Inc.

Exchange Offer For

$16,500,000

Senior Floating Rate Notes due 2012

We are offering to exchange up to $16,500,000 of our new Senior Floating Rate Notes due 2012, which will be registered under the Securities Act of 1933, as amended, for up to $16,500,000 of our outstanding Senior Floating Rate Notes due 2012.  We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act on January 31, 2007.  The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes offered hereby. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

The exchange offer will expire at 12:00 midnight, New York City time on July 18, 2007, unless we extend it.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider carefully the “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2007

TABLE OF CONTENTS

About this Prospectus
Prospectus Summary
Risk Factors
Use of Proceeds
Capitalization
Selected Historical Consolidated Financial Data
Unaudited Pro Forma Condensed Combined Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Cautionary Note Regarding Forward-Looking Statements
Business
Management
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions and Director Independence
Description of Certain Indebtedness
The Exchange Offer
Description of Exchange Notes
Material United States Federal Tax Considerations
ERISA Considerations
Plan of Distribution
Where You Can Find More Information
Legal Matters
Experts
Index to Consolidated Financial Statements

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

CPG International I Inc. is a Delaware corporation. We are a wholly owned subsidiary of CPG International Inc., a Delaware corporation, or CPG International, which is in turn a wholly owned subsidiary of CPG International Holdings LP, a Delaware limited partnership, or Holdings. Our principal executive offices are located at 801 Corey Street, Scranton, Pennsylvania 18505. Our telephone number is (570) 558-8000 and our website can be found at www.cpgint.com. Information on our website is not deemed to be a part of this prospectus.

As a result of the Transaction (as defined below in “Prospectus Summary—The Transaction”) and resulting change in control and change in historical cost basis of accounting, we are required to present separately our operating results for the periods up to and including the closing date of the Transaction (May 10, 2005) and the periods following the closing date of the Transaction (May 11, 2005 and thereafter). The financial statements and operating results identified in this prospectus as belonging to the “Predecessor” are those of Compression Polymers Holdings LLC, the parent entity existing for all periods shown prior to the completion of the Transaction. For the periods beginning after the Transaction, the financial statements and operating results identified in this prospectus as belonging to the “Successor” are those of CPG International, our direct parent holding company under whose name all of our SEC filings are made. CPG International has guaranteed the outstanding notes, and, as a result, although we are the issuer of the outstanding notes, as permitted by SEC rules, the financial and other information presented in this prospectus for Successor periods is that of CPG International, unless otherwise noted. CPG International has no interests, operations or activities other than through its direct ownership of 100% of our company and, accordingly, our financial statements would be substantially similar to those of CPG International included in this prospectus.

Therefore, with respect to the historical and pro forma financial information and other data presented in this prospectus, including under the headings “Prospectus Summary—Summary Historical and Pro Forma Combined Financial Data,” “Capitalization,” “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in the audited consolidated financial statements included elsewhere in this prospectus, all references to “we,” “our” or “us” (and similar terms) mean (1) the Predecessor for periods ending on or prior to May 10, 2005, and (2) the Successor for periods beginning after May 10, 2005.

Market and industry data included in this prospectus, including all market share and market size data about the exterior trim and millwork market, decking market, bathroom partition and locker industry, and other markets for synthetic products, as well as our position and the positions of our competitors within these markets, including our products relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Though we believe these estimates were reasonably derived, you should not place undue reliance on them as estimates are inherently uncertain. We often define our markets as a portion of larger markets, which makes our estimates inherently more imprecise. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to our being a leader in a market or product category refers to our belief that we have a leading market share position in each specified market, unless the context otherwise requires, and do not take into account non-synthetic competitive products. Statements in this prospectus relating to our market share do not include data for products which are produced

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internally by other vertically integrated manufacturers. In addition, the discussion herein regarding our various markets are based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products.

This prospectus includes trademarks and service marks owned by us, including CPG International™, AZEK®, Comtec™, Capitol™, Celtec®, Flametec®, Hiny Hiders®, Procell Decking Systems™, Protec®, Sanatec®, HiTec®, Polycarve®, EverTuff®, TuffTec™, Seaboard®, Playboard® and Grip X®, as well as trademarks and service marks owned by third parties.

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PROSPECTUS SUMMARY

This summary highlights selected information about our business and about this offering contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the matters discussed in the section entitled “Risk Factors” and the consolidated financial statements and the related notes, before participating in the exchange offer. Unless the context otherwise requires, references in this prospectus to “our company,” “we,” “our” or “us” (or similar terms) refer to CPG International I Inc., the obligor under the outstanding notes, together with its consolidated subsidiaries, except as otherwise provided in “About this Prospectus,” and “pro forma” gives effect to the Transaction and the Santana Acquisition (each as defined below under “—The Transaction” and “—Recent Developments,” respectively) in the manner described under “Unaudited Pro Forma Condensed Combined Financial Information.”

Company Overview

We are a manufacturer of market-leading brands of highly engineered building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of applications.  Since our inception in 1983, we have been able to identify and capitalize on conversion opportunities to replace traditional building materials with our low maintenance, long-life, high-value, synthetic building products.  We have developed a number of branded products such as AZEK®, Comtec™, Capitol™, EverTuff®, TuffTec™, Hiny Hiders® and Celtec®, as well as other branded and non-branded products, that we believe are leaders in their respective end markets.  Today we rank among the largest manufacturers of highly engineered synthetic building and industrial replacement products in the United States.  Additionally our company has developed through years of research, development and field experience, proprietary technology and dry petrochemical resin blends, creating competitive advantages through product differentiation.

We operate the following two business units:

•                  AZEK Building Products Inc., or AZEK Building Products, which produces exterior residential building products such as AZEK trimboards, millwork and mouldings, and decking systems (with the addition of Procell Decking), as well as Celtec and other similarly manufactured and distributed wood and metal replacement products for residential and industrial end markets; and

•                  Scranton Products Inc., or Scranton Products, which produces highly engineered fabricated commercial building products, including our Comtec and Santana bathroom partitions and locker systems, as well as similarly manufactured and distributed non-fabricated special application industrial products, including Seaboard® and Flametec®.

AZEK Building Products

Our AZEK Building Products business unit, representing approximately 73% of our net sales for the three months ended March 31, 2007 and approximately 62%, 67% and 60% of our net sales for the years ended December 31, 2006, 2005 and 2004, respectively, manufactures our AZEK exterior trim, millwork, moulding products utilized in the residential building products sector, as well as Celtec and other branded products which are substitutes for wood and metal in a variety of industrial applications, including industrial tank linings, marine products, fire retardant products and commercial signage. Through our AZEK product line, we offer a variety of products for exterior housing applications such as trim, fascia, soffit, cornerboards, millwork, mouldings and window casements and many other residential home exterior products. AZEK is virtually identical to wood aesthetically, but provides functional advantages as it does not warp or rot, is impervious to water and insect infestation and, although it does not require painting, it holds paint longer in applications where the product is painted. All of our AZEK products are manufactured from comparable raw material ingredients, including polyvinyl chloride, or PVC, and are manufactured internally through similar processes, providing significant cost benefits through vertical integration. We sell our AZEK products through an expanding nationwide network of specialty building product distributors with over 65 locations who then sell to over 1,900 dealers including lumber yards, contractors and installers. In addition, we sell Celtec and other similarly manufactured products through a similar national distribution network. Due to our product quality, market leadership and national sales and distribution network, AZEK has developed significant brand awareness within the residential home exteriors market, making it the product of choice for consumers of synthetic home exterior products.

On January 31, 2007, we completed the acquisition of Procell Decking for a purchase price of approximately $54.0 million, referred to herein as the Procell Acquisition.  Procell Decking leverages solid-core, cellular PVC technology combined with agra-fiber to produce a durable, long-life product with superior attributes that serves as a replacement for wood and composite products in decking applications.  Procell’s use of cellular solid-core PVC technology is complementary to our AZEK Trimboards manufacturing process, creating a solid, load-bearing yet lightweight decking product.  We combined the Procell Decking operations with our AZEK Building Products business unit in order to effectively leverage AZEK’s brand, sales team, and two-step distribution footprint.

Scranton Products

Our Scranton Products business unit, representing approximately 27% of our net sales for the three months ended March 31, 2007 and approximately 38%, 33% and 40% of our net sales for the years ended December 31, 2006, 2005 and 2004, respectively, fabricates our Comtec and Santana synthetic bathroom partition and locker systems, and manufactures non-fabricated products, such as Seaboard and Flametec, that are utilized in various applications including semiconductors and marine construction, food preparation, playground equipment and other diverse applications. We have been able to successfully differentiate our product offering from our competitors through the introduction of proprietary products that are flame retardant, ultraviolet stable and highly resistant to abrasion or chemical corrosion. In addition, we believe we are the largest vertically integrated supplier of synthetic bathroom partition and locker systems, which we sell to schools, universities, parks, recreational facilities, stadium arenas, industrial plants, as well as various retail and commercial facilities. Our bathroom partition and locker alternatives, sold under our leading brands of Comtec, Capitol, EverTuff, Hiny Hiders and TuffTec, are impervious to rust, dents, and scratches; are longer lived; graffiti resistant; easily cleaned; and require minimal maintenance once installed, unlike competing metal products. All of our products within this business unit are derived from comparable raw material ingredients, including either high density polyethylene, or HDPE, or polypropylene, or PP, and are manufactured internally through similar processes. This provides us with cost benefits compared to competitors who do not have our vertically integrated manufacturing capacity and therefore may have a less competitive cost position. We sell our bathroom partition and locker systems through both a direct and indirect sales force which covers over 1,500 local dealers across the United States, Canada and Latin America.

Our Competitive Strengths

We believe that our key competitive strengths are:

•                  leading market positions with established quality brands;

•                  extensive and growing distribution network;

•                  low-cost manufacturer; and

•                  experienced and incentivized management team.

Business Strategy

The key elements of our business strategy are:

•                  drive our product mix toward high value-added end use building products;

•                  continue to develop brands and innovative products;

•                  capitalize on material conversion opportunity;

•                  continue to build market share of our branded products; and

•                  leverage our manufacturing excellence.

The Santana Acquisition

On April 20, 2006, we entered into a stock purchase agreement with Santana Holdings, LLC to purchase all of the outstanding capital stock of Santana Holdings Corp., the direct parent of Santana Products Inc., a Delaware corporation, or Santana. The acquisition of Santana is referred to in this prospectus as the “Santana Acquisition.” The Santana Acquisition closed on April 28, 2006, and we paid Santana Holdings, LLC a purchase price of $36.0 million.  Santana is one of the largest, privately held manufacturers of solid synthetic commercial bathroom partitions, lockers, benches and vanities in the United States. Santana’s products are fabricated from raw material ingredients including HDPE, and are ideal for high-abuse environments as they are resistant to water, rust, and corrosion, and are easily cleaned and require little maintenance once installed. Santana’s products can be found across the United States and are currently installed in a variety of institutions such as schools, government installations, stadiums, arenas and prisons. Santana’s branded solid synthetic toilet partition product, Hiny Hides™, was among the first products to apply solid plastic engineering to restroom applications.

By acquiring Santana, we believe we can strengthen our position as an industry leading manufacturer and distributor of bathroom partitions, lockers and benches. Santana’s products are complementary to our Comtec, Capitol, EverTuff and TuffTec brands, and are sold to similar primary end-markets, which include schools, stadiums, prisons, retail locations and other high-traffic environments. We believe that the acquisition of Santana has helped us expand our product base, increase our distributor network and expand our portfolio of premium branded products. Santana’s business is now included within our Scranton Products business unit.

The Transaction

AEA Investors LLC and certain of its affiliates, or AEA Investors, formed CPG International™ and CPG International I Inc. for the purpose of acquiring all the equity interests of the operating subsidiaries of Compression Polymers Holdings LLC, a Delaware limited liability company, referred to in this prospectus as the “Transaction.” On March 12, 2005, CPG International entered into a stock purchase agreement with Compression Polymers Holdings LLC to effect the Transaction.

The Transaction closed on May 10, 2005, and Compression Polymers Holdings LLC received total cash consideration equal to:

•                  $360.0 million, which was subsequently reduced by approximately $2 million pursuant to the stock purchase agreement, minus

•                  an amount equal to all outstanding indebtedness of the operating subsidiaries of Compression Polymers Holdings LLC at closing and certain expenses owed at closing.

The proceeds necessary to consummate the Transaction were funded by $215.0 million of indebtedness, as well as an indirect equity contribution to CPG International of $165.0 million, consisting of approximately $149.0 million by affiliates of AEA Investors and other co-investors (which included a rollover by certain existing non-management investors) and an approximately $16.0 million rollover of existing equity interests by management.

Summary Risk Factors

Investing in the exchange notes involves risks, which include, among other things:

•                  Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under these exchange notes.  Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt.  This could further exacerbate the risks associated with our substantial leverage;

•                  Your right to receive payments on the exchange notes is effectively subordinated to the rights of our and the guarantors’ existing and future secured creditors;

•                  If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes;

•                  The indenture governing the exchange notes and our senior secured credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions;

•                  Our financial performance is dependent on raw material prices, as well as the continued availability of raw materials;

•                  Our continued success is dependent on the performance of our AZEK residential products, which represent a significant portion of our net sales; and

•                  We face competition in each of our businesses and our customers may not continue to purchase our products.

See “Risk Factors” for a description of these and other risks of investing in the exchange notes.

AEA Investors

AEA Investors is one of the most experienced global private equity investment firms.  Founded in 1968, AEA Investors currently manages over $2.0 billion of capital for an investor group which includes former and current CEOs of major multinational corporations, family groups, endowment funds and institutions from around the world.  With a staff of approximately 45 investment professionals and offices in New York, London and Hong Kong, AEA focuses on investing in companies in the industrial products, specialty chemicals, consumer products and services sectors.

Ownership and Corporate Structure

The chart below summarizes our ownership and corporate structure as of the date of this prospectus.

*              The general partner of CPG International Holdings LP is CPG Holding I LLC, which is an affiliate of AEA Investors.

We also wholly own the following additional direct or indirect subsidiaries that have no material assets or operations, each of which guarantee the senior secured credit facility and the notes:  Santana Products Inc., CPG Sub I Corporation, Vycom Corp. and Sanatec Sub I Corporation.

Summary of the Exchange Offer

On July 5, 2005, we sold $65,000,000 aggregate principal amount of our Senior Floating Rate Notes due 2012 in a transaction exempt from registration under the Securities Act.  On April 28, 2006, we sold an additional $30,000,000 aggregate principal amount of our Senior Floating Rate Notes due 2012 in a transaction exempt from registration under the Securities Act.  On August 3, 2006, all $95,000,000 aggregate principal amount of the then outstanding Senior Floating Rate Notes due 2012 were exchanged for $95,000,000 of substantially identical notes whose issuance was registered under the Securities Act, which notes are referred to in this prospectus as the “August 2006 notes.” An additional $33,000,000 aggregate principal amount of our Senior Floating Rate Notes due 2012 were sold on January 31, 2007 in a transaction exempt from registration under the Securities Act.  Pursuant to a registration rights agreement we entered into on January 31, 2007, $16,500,000 of these additional notes are subject to this exchange offer and are referred to in this prospectus as the “outstanding notes.” The term “exchange notes” refers to up to $16,500,000 aggregate principal amount of the Senior Floating Rate Notes due 2012 offered by this prospectus to satisfy the obligations contained in the registration rights agreement.  The term “notes” collectively refers to the August 2006 notes, the outstanding notes, the exchange notes and the remaining $16,500,000 aggregate principal amount of Senior Floating Rate Notes due 2012 issued on January 31, 2007 that are not subject to this exchange offer. All of the notes will be issued under the same indenture and treated as a single series with the same terms, except that (i) the additional notes issued on January 31, 2007 are subject to separate registration rights agreements, (ii) cash interest began to accrue on these additional notes from and including January 1, 2007, the most recent interest payment for our August 2006 notes, (iii) until this exchange offer is completed and these additional notes are exchanged in connection therewith, these additional notes will have a separate CUSIP number from that of the August 2006 notes and will not be fungible with the August 2006 notes, and (iv) the first payment of cash interest following the issue date of these additional notes will be July 1, 2007.  You should read the discussion under the headings “The Exchange Offer” and “Description of Exchange Notes” for further information regarding the exchange notes to be issued in the exchange offer.

Securities Offered

Up to $16,500,000 aggregate principal amount of Senior Floating Rate Notes due 2012, registered under the Securities Act.

The terms of the exchange notes offered in the exchange offer are identical to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer

We are offering exchange notes in exchange for a like principal amount of our outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal

The exchange offer will expire at 12:00 midnight, New York City time, on          , 2007, unless we extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal period.

Conditions to the Exchange Offer

The exchange offer is not subject to any conditions, other than that:

•                  the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC; and

•                  there is no action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

Procedures for Tendering Outstanding Notes

To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

United States Federal Tax Considerations

Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Material United States Federal Tax Considerations” for a summary of United States federal income tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent

Wells Fargo Bank, N.A., the trustee under the indenture governing the outstanding notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Consequences of Failure to Exchange Your Outstanding Notes

Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Resales of the Exchange Notes

Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

•                  you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

•                  you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•                  you are not an “affiliate” of our company, as that term is defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Summary of the Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. For a more complete understanding of the exchange notes, please refer to the section entitled “Description of Exchange Notes” in this prospectus.

Issuer	CPG International I Inc.

Securities Offered	$16,500,000 aggregate principal amount of Senior Floating Rate Notes due 2012.

Maturity Date	July 1, 2012.

Guarantees

Our direct parent holding company and each of our existing direct and indirect domestic restricted subsidiaries will jointly and severally guarantee the exchange notes. In addition, each of our future direct and indirect domestic restricted subsidiaries that guarantees the obligations under our senior secured credit facility will jointly and severally guarantee the exchange notes, other than as provided herein. The guarantees of the exchange notes will be unsecured and will rank equal in right of payment to all of the existing and future senior debt of the guarantors, including their guarantees of our senior secured credit facility, and will be effectively subordinated to the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness.

Interest

The exchange notes will accrue interest at a rate per annum equal to LIBOR (as defined) plus 6.75%, reset and payable semi-annually on January 1 and July 1 of each year, beginning on July 1, 2007. As of December 28, 2006, this interest rate equals 12.12%.

Ranking

The exchange notes will be senior unsecured obligations and will be effectively subordinated to all our existing and future senior secured debt (including any borrowings under our senior secured credit facility), and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any of our subordinated debt.

As of March 31, 2007, we had total indebtedness of $285.9 million, excluding up to an additional $38.7 million that would have been available for borrowing under our senior secured credit facility.

Optional Redemption

We may redeem the exchange notes, as a whole but not in part, at any time prior to July 1, 2007, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. We may redeem some or all of the exchange notes at any time on or after July 1, 2007, at redemption prices described in this prospectus under the caption “Description of Exchange Notes—Redemption.” In addition, at any time prior to July 1, 2007, we may redeem up to 35% of the exchange notes from the proceeds of certain sales of equity securities at 100% of the principal amount plus a premium equal to the interest rate per annum on the exchange notes, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the exchange notes remains outstanding and the redemption occurs within 120 days of the closing of the equity offering. See “Description of Exchange Notes—Redemption.”

Change of Control

Upon the occurrence of a change of control (as described under “Description of Exchange Notes—Change of Control”), we must offer to repurchase the exchange notes at 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants

We will issue the exchange notes under the same indenture which governs the issuance of the outstanding notes. This indenture contains certain covenants limiting our and the subsidiary guarantors’ ability to, under certain circumstances:

•                  incur additional debt;

•                  prepay subordinated indebtedness;

•                  pay dividends or make other distributions on, redeem or repurchase, capital stock;

•                  make investments or other restricted payments;

•                  enter into transactions with affiliates;

•                  sell all, or substantially all, of our assets;

•                  create liens on assets to secure debt; or

•                  effect a consolidation or merger.

These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption “Description of Exchange Notes—Certain Covenants.”

Voting	The exchange notes will be treated as a single series with the August 2006 notes, and together with our existing 10½% Senior Notes due 2013, will vote as one class under the indenture.

Book-Entry

The exchange notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, Wells Fargo Bank, N.A. and registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC. Beneficial interests in the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated exchange notes, except in limited circumstances. See “Description of Exchange Notes—Book-Entry; Delivery and Form.”

No Listing	We do not intend to list the exchange notes on any securities exchange.

Trustee	Wells Fargo Bank, N.A.

Risk Factors

Investment in the exchange notes involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before participating in the exchange offer.

Summary Historical and Pro Forma Financial Data

The following table sets forth certain historical financial and other data as of December 31, 2006, 2005 and 2004, and for the year ended December 31, 2006, for the periods January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005 and for the year ended December 31, 2004. The audited consolidated financial statements as of December 31, 2006 and 2005 and for the year ended December 31, 2006, for the periods January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005 and for the year ended December 31, 2004 are included elsewhere in this prospectus.

The summary historical consolidated financial data presented below as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 have been derived from our unaudited consolidated financial statements. The unaudited condensed consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 are included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements included elsewhere herein. See “About this Prospectus.” In the opinion of management, the interim data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results for these periods. The operating results for any interim period are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

The following table also presents summary pro forma financial information for the year ended December 31, 2006, which has been derived from our audited consolidated financial statements referred to above and the unaudited financial statements of Santana Holdings Corp. for the three months ended March 31, 2006, which are included elsewhere in this prospectus, as well as the historical financial information for Santana Holdings Corp. subsequent to March 31, 2006 through the closing of the Santana Acquisition on April 28, 2006, which have not been audited or reviewed by any accounting firm. In accordance with SEC rules, the summary pro forma financial information presented below does not give effect to the Procell Acquisition completed on January 31, 2007, as the Procell Acquisition was below the significance threshold contained in applicable SEC rules.  See “Risk Factors—The pro forma condensed combined financial information we present in this prospectus is unaudited, contains unaudited historical results of Santana and incorporates significant assumptions and estimates.” The summary pro forma financial information should be read in conjunction with the information set forth in “Unaudited Pro Forma Condensed Combined Financial Information.”  You should read the summary historical and pro forma financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

							Combined
	Successor						Predecessor
					Pro		and
					Forma(1)		Successor(2)	Successor	Predecessor
(in thousands)	Three Months Ended March 31, 2007		Three Months Ended March 31, 2006		Year Ended December 31, 2006	Year Ended December 31, 2006	Year Ended December 31, 2005	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Statement of Operations:
Net sales	$94,447		$78,066		$271,847	$261,790	$222,603	$140,672	$81,931	$171,060
Cost of sales	(66,894)		(57,106)		(202,511)	(193,417)	(171,930)	(113,076)	(58,854)	(121,121)
Gross margin	27,553		20,960		69,336	68,373	50,673	27,596	23,077	49,939

Selling, general and administrative expenses(3)	(10,638)		(8,770)		(43,780)	(40,249)	(40,775)	(18,870)	(21,905)	(20,451)
Operating income	16,915		12,190		25,556	28,124	9,898	8,726	1,172	29,488
Interest expense, net	(8,546)		(6,210)		(30,289)	(28,685)	(23,035)	(21,175)	(1,860)	(14,082)
Miscellaneous, net	(39)		(36)		306	306	(226)	158	(384)	(266)
(Loss) income before income taxes	8,330		5,944		(4,427)	(255)	(13,363)	(12,291)	(1,072)	15,140
Income tax (expense) benefit	(3,120)		(2,307)		(82)	(230)	1,622	4,682	(3,060)	(5,870)
Net income (loss)(3)	$5,210		$3,637		$(4,509)	$(485)	$(11,741)	$(7,609)	$(4,132)	$9,270
Other Data:
Volume sold (000’s lbs)	73,454		57,870		N/A	186,695	180,260	110,600	69,660	147,869
Capital expenditures	$2,512		$5,525		N/A	$16,995	$21,784	$17,295	$4,489	$7,299
Ratio of earnings to fixed charges(4)	1.96	x	1.95	x	N/A	— (5)	— (5)	N/A	N/A	2.06	x

	Successor			Predecessor
(in thousands)	March 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004
Balance Sheet Data:
Cash	$11,356	$2,173	$14,785	$2,697
Working capital(6)	$50,168	$33,620	$32,822	$50,360
Total assets	$576,880	$507,796	$464,918	$200,537
Total debt	$285,949	$258,297	$216,602	$143,917
Total shareholder equity	$197,076	$156,972	$157,457	$30,557

(1)                                 Gives pro forma effect to the Santana Acquisition in the manner described under “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)                                 Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

(3)                                 We incurred a one-time compensation charge of approximately $12.8 million relating to the vesting of certain restricted units upon closing of the Transaction. This amount was included in selling, general and administrative expenses for the period from January 1, 2005 to May 10, 2005, and was funded by the seller, Compression Polymers Holding LLC, our Predecessor, from the purchase price of the Transaction.

(4)                                 For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes plus fixed charges. Fixed charges include (1) interest expense, whether expensed or capitalized, (2) amortization of debt issuance costs and (3) the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges for the “Pro Forma” year ended December 31, 2006 is not applicable. In addition, the ratio of earnings to fixed charges has not been presented for the Successor period May 11, 2005 to December 31, 2005 or the Predecessor period January 1, 2005 to May 10, 2005 because such presentation would not be meaningful as these periods are not complete annual periods. Alternatively, we have presented the ratio of earnings to fixed charges for the “Combined Predecessor and Successor” year ended December 31, 2005. See Note 2 above.

(5)                                 Due to our loss for the years ended December 31, 2006 and 2005, the coverage ratio was less than 1:1. We would have needed to generate additional earnings of $0.3 million and $13.4 million to achieve a coverage ratio of 1:1.

(6)                                 Working capital is defined as current assets less current liabilities.

RISK FACTORS

Investing in the exchange notes involves risks. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus, including our consolidated financial statements and related notes, before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition, results of operations or cash flows. In such case, you may lose all or part of your original investment. Information contained in this section may be considered “forward-looking statements.” See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of certain qualifications regarding such statements.

Risks Related to the Exchange Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

We have a significant amount of indebtedness. As of March 31, 2007, we had total indebtedness of $285.9 million, excluding up to an additional $38.7  million that was available for borrowing under our senior secured credit facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

•                  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                  place us at a competitive disadvantage compared to our competitors that have less debt; and

•                  limit our ability to borrow additional funds for capital expenditures, acquisitions, working capital or other purposes.

In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow.  On a pro forma basis, our interest expense for the year ended December 31, 2006, after giving effect to the Santana Acquisition, would have been approximately $30.3 million.  In addition, each 0.125% increase or decrease in the applicable interest rates on all of our outstanding floating rate notes as of March 31, 2007 would correspondingly change our interest expense by approximately $0.2 million per year.

The indenture governing the exchange notes and our senior secured credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. Our senior secured credit facility matures in 2011. As a result, we may be required to refinance any outstanding amounts under that facility prior to the maturity of the exchange notes. We may not be able to obtain such financing on commercially reasonable terms or at all. Failure to refinance our indebtedness could have a material adverse effect on us and could require us to dispose of assets if we are unable to refinance our indebtedness.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the exchange notes and our senior secured credit facility do not fully prohibit us or our subsidiaries from doing so. In addition to the liens granted initially under our senior secured credit facility, the indenture governing the exchange notes allows us to grant liens on all of our other assets to secure indebtedness outstanding under the senior secured credit facility and certain additional other debt without ratably securing the exchange notes. Our senior secured credit facility permits borrowings of up to $40.0 million, and all of those borrowings would be effectively senior to the exchange notes and to the subsidiary guarantees thereof to the extent of the value of the assets securing such indebtedness. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and we may not be able to meet all our debt obligations, including the repayment of the exchange notes, in whole or in part.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and the exchange notes, on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow to refinance our debt obligations, including the exchange notes, on favorable terms, it could have a significant adverse effect on our financial condition and on our ability to pay principal and interest on the exchange notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

In addition, if for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our senior secured credit facility could elect to declare all amounts outstanding under the senior secured credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under our senior secured credit facility. In addition, if such a default were to occur, the exchange notes would become immediately due and payable. If the amounts outstanding under these debt agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of exchange notes.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our and the guarantors’ existing and future secured creditors.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, we and our subsidiaries, including the guarantors, are parties to our senior secured credit facility, which is secured by liens on substantially all of our assets and the assets of the guarantors. The exchange notes are effectively subordinated to all of that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2007, we had no secured indebtedness, which does not give effect to up to an additional $38.7 million that would have been available for borrowing under our senior secured credit facility.  In addition, we will be permitted to borrow secured indebtedness in the future under the terms of the indenture.

The exchange notes will be effectively subordinated to the debt of our non-guarantor subsidiaries, if any.

Although the exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our existing and future domestic restricted subsidiaries that guarantee other indebtedness, they will not be guaranteed by subsidiaries that do not guarantee our other indebtedness or by any future subsidiaries outside the United States unless, subject to certain limited exceptions, those subsidiaries guarantee our other domestic indebtedness. The exchange notes will be effectively subordinated to all debt and other liabilities, including trade payables, of any future subsidiaries that do not guarantee the exchange notes. As of the date of this prospectus, all of our subsidiaries will guarantee the exchange notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness—Senior Secured Credit Facility” and “Description of Exchange Notes.”

The indenture governing the exchange notes and our senior secured credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

The indenture governing the exchange notes and our senior secured credit facility contain customary restrictions on our activities, including covenants that restrict us and our restricted subsidiaries from:

•                  incurring additional indebtedness and issuing preferred stock;

•                  creating liens on our assets;

•                  making certain investments;

•                  consolidating or merging with, or acquiring, another business;

•                  selling or otherwise disposing of our assets;

•                  paying dividends and making other distributions with respect to capital stock, or repurchasing, redeeming or retiring capital stock or subordinated debt; and

•                  entering into transactions with our affiliates.

Our senior secured credit facility also requires us to meet a maximum total senior secured leverage ratio. We may not be able to maintain this ratio, and if we fail to be in compliance with this test, we will not be able to borrow funds under our senior secured credit facility which would make it difficult for us to operate our business.

The restrictions in the indenture governing the exchange notes and our senior secured credit facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

The breach of any of these covenants and restrictions could result in a default under the indenture governing the exchange notes or under our senior secured credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured credit facility, could proceed against the collateral securing the debt. Because the indenture governing the exchange notes and the agreements governing our senior secured credit facility have customary cross-default provisions, if the indebtedness under the exchange notes or under our senior secured credit facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due.

If the lenders under our senior secured credit facility release the guarantors under the credit agreement, those guarantors will be released from their guarantees of the notes.

The lenders under the senior secured credit facility have the discretion to release the guarantees under the credit agreement. If a guarantor is no longer a guarantor of obligations under the senior secured credit facility or any other credit facility that may be then outstanding, then the guarantee of the notes by such guarantor will be released automatically without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. See “Description of Exchange Notes—Guarantees.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all exchange notes have been previously called for redemption. The holders of other debt securities that we may issue in the future, which rank equally in right of payment with the exchange notes, may also have this right. Our failure to purchase tendered exchange notes would constitute an event of default under the indenture governing the exchange notes, which in turn, would constitute a default under our senior secured credit facility. In addition, the occurrence of a change of control would also constitute an event of default under the agreement governing our senior secured credit facility. A default under our senior secured credit facility would result in a default under the indenture if the lenders accelerate the debt under our senior secured credit facility.

Therefore, it is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes. Moreover, our senior secured credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the exchange notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase exchange notes unless we first repay all indebtedness outstanding under our senior secured credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the exchange notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding exchange notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Exchange Notes—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•                  issued the guarantee to delay, hinder or defraud present or future creditors; or

•                  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•                  was insolvent or rendered insolvent by reason of such incurrence; or

•                  was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

Because all of our significant assets are held by our guarantor subsidiaries, the stake of a guarantee being voided under fraudulent transfer laws is higher. In addition, any future guarantees provided under the indenture governing the exchange notes have a greater risk of being voided.

Any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•                  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

There is no prior public market for the exchange notes, and if an active trading market does not develop for these exchange notes, you may not be able to resell them.

The outstanding notes were issued to, and we believe those securities are owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the exchange notes. Although the exchange notes may be resold or otherwise transferred by the holders without compliance with the registration requirements under the Securities Act, and they will constitute the same issue of securities as the August 2006 notes, a public market for the notes may not develop or be sustained.

Even if a trading market for the exchange notes does develop, you may not be able to sell your exchange notes at a particular time, if at all, or you may not be able to obtain the price you desire for your exchange notes. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the exchange notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry. We do not intend to apply for the listing of the exchange notes on any securities exchange.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities. Even if a trading market for the exchange notes develops, it may be subject to disruptions and price volatility.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  See “Plan of Distribution.”

You may have difficulty selling the outstanding notes which you do not exchange.

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer and exchange of your outstanding notes. Those transfer restrictions are described in the indenture relating to the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from, or in a transaction not subject to, those requirements. After completion of this exchange offer, we do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged outstanding notes. In addition, upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Risks Related to Our Business

Our financial performance is dependent on raw material prices, as well as the continued availability of raw materials.

The primary raw materials we use in the manufacture of our products are various petrochemical resins, primarily PVC, HDPE and PP, which represented more than half of our total cost of goods sold for the first quarter of 2007 and for the years ended December 31, 2006 and 2005. Our financial performance therefore is dependent to a substantial extent on the petrochemical resin market.

The capacity, supply and demand for resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations and other market disturbances, including supply shortages. During August and September 2005, the entire petrochemical resin industry was affected by Hurricanes Katrina and Rita, causing lost production, supply delays and shortages in raw materials. In early October 2005, the resin industry was once again affected by the explosion of the Formosa Plastics plant, which is a supplier to the resin industry. These events led to a significant shortage in supply. Throughout the course of these events we were able to maintain necessary raw material supplies. However, in the event of another industry-wide general shortage of resins we use, or a shortage or discontinuation of certain types or grades of resin purchased from one or more of our suppliers, we may not be able to arrange for alternative sources of resin. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

We purchase our raw materials directly from major petrochemical and chemical suppliers. We have long-standing relationships as well as guaranteed supply with some of these suppliers but we have no fixed-price contracts with any of our resin vendors. Resin purchases are made in accordance with our manufacturing specifications, and are based primarily on price. We are typically awarded a significant customer rebate by each supplier due to purchasing scale; however there is no assurance whether such rebates will continue beyond the current calendar year. Prices are negotiated on a continuous basis, and we do not typically buy forward beyond six months.

Dry petrochemical resin prices may continue to fluctuate as a result of changes in natural gas and crude oil prices. The instability in the world market for petroleum and the North American natural gas markets could materially adversely affect the prices and general availability of raw materials. Over the past several years we have at times experienced rapidly increasing resin prices primarily due to the increased cost of oil and natural gas. Due to the uncertainty of oil and natural gas prices, we cannot reasonably estimate our ability to successfully recover any price increases. Even if we are able to pass these price increases on to our customers, our gross margins could decline and we may not be able to implement other price increases for our products. To the extent that all of the increases in the cost of resins cannot be passed on to our customers, or the duration of time lags associated with a pass through becomes significant, such increases may have a material adverse effect on our profitability and cash flow. Moreover, increases in resin prices could negatively impact our competitive position as compared to wood and metal products that are not affected by changes in resin prices.

Additionally, we may be subject to significant increases in prices that may materially impact our financial condition. Over the past four years, PVC resin prices had more than doubled, and as a result of the storm activity discussed above, increases in natural gas and crude oil prices and demand in the broader economy, resin prices increased to an all time high level. Our annual average cost of resin increased by approximately 5.6% from the year ended December 31, 2005 to December 31, 2006.  In 2007, average resin prices declined 25.9% in the three months ended March 31, 2007 compared to the same period in 2006.  However, in the first quarter of 2007, average resin prices were still above pre-hurricane levels of 2005.

Our continued success is dependent on the performance of our AZEK residential products, which represent a significant portion of our net sales.

In 2006 and 2005, AZEK residential products accounted for a majority of our net sales, and net sales of our AZEK residential products have increased at an approximately 58% compound annual growth rate over the past five years. Therefore, our future prospects are largely dependent on the continued success of our AZEK residential products, which have been on the market for only eight years. If we should experience any problems, real or perceived, with product quality, relative value and use as compared to competitive materials, distribution, delivery or consumer acceptance of AZEK as a substitute for wood in the trim and millwork segment, our sales and profitability could materially decline. In particular, the success of AZEK depends on our customers continuing to be willing to pay more for AZEK on the basis of relative value and use as compared to wood and other products that AZEK is intended to replace. In addition, we are subject to the risk that third parties develop new products that compete favorably with AZEK on a price-to-value relationship.

We have recently experienced economic factors that have affected our growth in the residential building market. In the third and fourth quarters of 2006, demand for our products with our distributors and dealers declined as they maintained lower levels of inventory due to recent declines in demand in the residential building market. As a result, we experienced declining sales volume of AZEK in this period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We face competition in each of our businesses and our customers may not continue to purchase our products.

We face competition in the sale of our products. We compete with multiple companies with respect to each of our products, including divisions or subsidiaries of larger companies and foreign competitors. Our products also compete with the wood and metal products that our synthetic products are designed to replace. For example, AZEK competes primarily with wood, aluminum, engineered wood and other synthetic building materials, such as celuka-processed products. The bathroom partition market is highly fragmented and consists of manufacturers typically producing partitions in several different materials and price ranges. The decking market in which Procell operates is similarly competitive with numerous competitors who are significantly larger, manufacturing both wood and synthetic decking. Metal is currently the most used material in the bathroom products market. With respect to our other basic non-fabricated products, the market is highly fragmented, with manufacturers generally focused on a few core materials including dry petrochemical resins and other key materials, that are sold directly into end market applications. Our competitors for other non-fabricated products include national and regional manufacturers.

We compete on the basis of a number of considerations, including price (on a price-to-value basis), service, quality, performance, product characteristics, brand recognition and loyalty, marketing, product development, sales and distribution, and ability to supply products to customers in a timely manner. Increases in our prices as compared to those of our competitors could materially adversely affect us. In particular, many of these other products that we compete with on a price-to-value basis, such as wood and metal products, are not affected by the significant increases in the cost of resin that we have experienced over the past few years.

The competition we face involves the following key risks:

•                  loss of market share;

•                  failure to anticipate and respond to changing consumer preferences and demographics;

•                  failure to develop new and improved products;

•                  failure of consumers to accept our brands and exhibit brand loyalty and pay premium prices on the basis of relative value and use as compared to competitive materials;

•                  aggressive pricing by competitors, which may force us to decrease prices or increase marketing and promotional spending in order to maintain market share; and

•                  failure of our marketing and promotional spending to increase, or even maintain, sales volume and market share.

Certain of our competitors have financial and other resources that are greater than ours and may be better able to withstand price competition. In addition, our competitors may develop products that are superior to our products or may adapt more quickly to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques and make it more difficult for us to compete. In addition, since we do not have long-term arrangements with many of our customers, these competitive factors could cause our customers to cease purchasing our products.

Some of our products experience seasonality.

We typically experience moderately increased sales of AZEK products in the first quarter of the year during which we conduct an “early buy” sales program that encourages dealers to stock AZEK products through the use of incentive discounts, typically in the range of 1% to 9%. We also have experienced decreased sales during the fourth quarter due to adverse weather conditions in certain markets during the winter season. Although trim can be installed year-round, unusually adverse weather conditions can adversely impact the timing of the sales of certain of our products, causing reduced profitability when such conditions exist. In addition, we have experienced increased sales of our synthetic bathroom partition products during the summer months during which schools are typically closed.

If we are unable to meet future capital requirements, our business may be adversely affected.

We have made significant capital expenditures in our businesses in recent years to expand our facilities and enhance our production processes. We spent approximately $2.5 million in capital expenditures for three months ended March 31, 2007 and approximately $7.3 million, $21.8 million and $17.0 million in capital expenditures in fiscal years 2004, 2005 and 2006. We estimate that capital expenditures for 2007 will be $14.0 to $19.0 million. As we grow our businesses, we may have to incur significant additional capital expenditures. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product offerings may become dated, our productivity may decrease and the quality of our products may be adversely affected, which, in turn, could reduce our sales and profitability. In addition, even if we are able to invest sufficient resources, these investments may not generate net sales that exceed our expenses, generate any net sales at all or result in any commercially acceptable products.  Overall, for the year ended December 31, 2006, 22.7% of total net sales related to new residential construction, another 20.3% related to residential remodeling, 26.1% related to commercial building construction and remodeling and another 30.9% related to industrial building products.

Our business could be materially hurt by economic downturns.

Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. The demand for our products by our customers depends, in part, on general economic conditions and business confidence levels. Sales in the residential, commercial and institutional construction markets correlate closely to the number of homes, buildings and schools that are built or renovated, which in turn is influenced by factors such as interest rates, inflation, the strength or weakness of the U.S. dollar, gross domestic product levels, consumer confidence and spending habits, demographic trends, employment rates, state and local government revenues and spending on schools and other macroeconomic factors over which we have no control. Any decline in economic activity as a result of these factors could result in a decreased demand for our products, which would materially adversely impact our sales and profitability. For example, in the third and fourth quarter of 2006, the residential housing market experienced a sudden slowdown in activity. Distributors responded by reducing inventory levels, which had a negative impact on AZEK sales.

In general, demand for new home construction as well as commercial and institutional construction may be materially adversely affected by increases in interest rates and the reduced availability of financing. Although interest rates have been low the past few years, as interest rates rise, the ability of prospective buyers to finance purchases of new homes may be materially adversely affected. As a result, our business, financial condition and results of operations may also be materially adversely impacted. The remodeling market, in which we make a large portion of our sales, tends to be less sensitive to changes in interest rates. Any changes in tax laws related to mortgages and home equity financings could materially adversely affect sales in the home construction and remodeling market.

Our bathroom partition and locker systems are sold primarily in the institutional segment, which includes schools, government and municipal buildings and facilities, parks, military bases and hospitals. The demand for these products, whether in connection with replacement orders or new construction, is impacted by the economy, and in particular gross domestic product levels. As a result of institutional budgeting, we may experience a decrease in sales up to a year or more after a decline in gross domestic product levels. Decline in demand in the institutional building market can be attributed to increased energy, pension and healthcare costs that may reduce amounts available for school construction costs. Furthermore, sales to schools may be impacted by lower than anticipated tax revenues collected by state and local municipalities.

Our business is subject to risks associated with manufacturing processes.

We internally manufacture our own products at our production facilities. Our manufacturing facilities are in the Scranton, Pennsylvania area, where we produce all of our products, other than Procell Decking products, which are internally manufactured at a production facility located in Foley, Alabama. While we maintain insurance covering our manufacturing and production facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of our facilities due to accident, fire, explosion, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Unexpected failures of our equipment and machinery may result in production delays, revenue loss and significant repair costs, as well as injuries to our employees. Any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative impact on our profitability and cash flows. Our business interruption insurance may not be sufficient to offset the lost revenues or increased costs that we may experience during a disruption of our operations. Moreover, there are a limited number of manufacturers that make the machines we use in our business. Because we supply our products to original equipment manufacturers, or OEMs, a temporary or long-term business disruption could result in a permanent loss of customers that will seek out alternate suppliers. If this were to occur, our future sales levels, and therefore our profitability, could be materially adversely affected.

Our sales, cash flows from operations and results of operations may decrease if our relations with our key distributors decline.

Our top ten distributors, through more than 35 independent branches, collectively accounted for approximately half of our net sales for the three months ended March 31, 2007 and for the year end December 31, 2006. Our largest distributor, Parksite Plunkett Webster, or PPW, through eight branches and U.S. Lumber, through eight branches, each accounted for more than 10% of net sales for the three months ended March 31, 2007 and for the year ended December 31, 2006, and collectively accounted for approximately 42% of net sales for the three months ended March 31, 2007 and approximately 33% of net sales for the year ended December 31, 2006. We expect our relationship with PPW, US Lumber and our other key distributors to continue; however the loss of or a significant adverse change in our relationships with PPW, US Lumber, or any other significant distributor could temporarily disrupt our net sales. Our operations depend upon our ability to maintain our relations with our network of distributors and dealers. If our key distributors and dealers are unwilling to continue to sell our products, if we do not provide product offerings and price points that meet the needs of our key distributors and dealers, or if our key distributors and dealers merge with or are purchased by a competitor, we could experience a decline in sales. The loss of, or a reduction in orders from, any significant distributor or dealer, losses arising from disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any significant distributor or dealer could cause a decrease in our net income and our cash flow. If we are unable to replace such distributors or dealers, or otherwise replace the resulting loss of sales, our business and results of operations could be materially adversely affected.

Acquisitions we may pursue in the future may be unsuccessful.

We may opportunistically consider the acquisition of other manufacturers or product lines of other businesses that either complement or expand our existing business. We cannot assure you that we will be able to consummate any such acquisitions or that any future acquisitions will be able to be consummated at acceptable prices and terms. Any future acquisitions we pursue involve a number of special risks, including some or all of the following:

•                  the diversion of management’s attention from our core businesses;

•                  the disruption of our ongoing business;

•                  entry into markets in which we have limited or no experience;

•                  the ability to integrate our acquisitions without substantial costs, delays or other problems;

•                  inaccurate assessment of undisclosed liabilities;

•                  the incorporation of acquired products into our business;

•                  the failure to realize expected synergies and cost savings;

•                  the loss of key employees or customers of the acquired business;

•                  increasing demands on our operational systems;

•                  possible adverse effects on our reported operating results, particularly during the first several reporting periods after the acquisition is completed; and

•                  the amortization of acquired intangible assets.

Additionally, any acquisitions we may make could result in significant increases in our outstanding indebtedness and debt service requirements. The terms of the exchange notes and our senior secured credit facility may limit the acquisitions we may pursue.

The pro forma condensed combined financial information we present in this prospectus is unaudited, contains unaudited historical results of Santana and incorporates significant assumptions and estimates.

The unaudited pro forma condensed combined financial information contained in this prospectus combines our historical financial information with the financial information of Santana.  The historical financial information for Santana subsequent to March 31, 2006 through the closing of the Santana Acquisition on April 28, 2006 have not been audited or reviewed by any accounting firm.

The unaudited pro forma financial information contained in this prospectus incorporates a number of assumptions and estimates related to, among other things, the cost of running Santana as part of our business.  Pro forma adjustments to, among other things, the cost of sales and operating expenses of this entity incorporates assumptions which we believe are reasonable.  However, the actual financial results we achieve after acquiring this entity may differ substantially from the pro forma financial information presented in this prospectus.

As a result of the foregoing, you should not place undue reliance on the unaudited pro forma condensed combined financial information included in this prospectus.

Our insurance coverage may be inadequate to protect against the potential hazards incident to our business.

We maintain property, business interruption, product liability and casualty insurance coverage, but such insurance may not provide adequate coverage against potential claims, including losses resulting from war risks, terrorist acts or product liability claims relating to products we manufacture. Consistent with market conditions in the insurance industry, premiums and deductibles for some of our insurance policies have been increasing and can in the future increase substantially. In some instances, some types of insurance may become available only for reduced amounts of coverage, if at all. In addition, there can be no assurance that our insurers would not challenge coverage for certain claims. If we were to incur a significant liability for which we were not fully insured or that our insurers disputed, it could have a material adverse effect on our financial position.

We provide product warranties that could expose us to claims, which could in turn damage our reputation and adversely affect our business.

We provide our customers with a 15-year limited warranty on Comtec products and a 25-year limited warranty on AZEK products. The Comtec warranty guarantees products against breakage, corrosion and delamination. AZEK products are warrantied against manufacturing defects that could cause the product to rot, corrode, delaminate, or excessively swell from moisture. If any of our products fails to comply with its warranty, we may be obligated, at our expense, to correct any defect by replacing such defective product. Although historically total warranty costs have been immaterial, there can be no assurance that future warranty claims will follow historical patterns or that we can accurately predict the level of future warranty claims. In particular, AZEK has been on the market for only eight years, so we cannot completely ascertain the costs for 25 years. Although we have never experienced any material losses attributable to warranty claims, an increase in the rate of warranty claims or the occurrence of unexpected warranty claims could be expensive and could damage our reputation and brand equity, which could materially and adversely affect our business.

In addition, Procell Decking provides customers with a lifetime limited warranty on its decking products, which have been on the market for only four years.  The Procell Decking warranty guarantees products against manufacturing defects in material and workmanship that result in blistering, peeling, flaking, cracking, splitting, cupping, rotting or structural defects from termites or fungal decay.  The lifetime limited warranty is only valid on single-family, residential applications.  The warranty period for all other entities, such as commercial use, is twenty years.  If any of the Procell Decking products fail to comply with their warranty, we shall be subject to the same risks as discussed above.

Our business operations could be significantly disrupted if members of our management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management. Our senior operating management members average approximately 18 years of relevant industry experience and have extensive engineering, manufacturing and finance backgrounds. We believe that the depth of our management team is instrumental to our continued success. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

Because affiliates of AEA Investors control a significant percentage of our common stock, they may control all major corporate decisions and their interests may conflict with the interests of the holders of the exchange notes.

Affiliates of AEA Investors control a majority of our common stock and, therefore, AEA Investors has the power to control our affairs and policies. AEA Investors also controls the election of a majority of our directors, the appointment of our management and the entering into of business combinations or dispositions and other extraordinary transactions. The directors so elected have the authority, subject to the terms of the indenture governing the exchange notes and our senior secured credit facility, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions that would be detrimental to owners of the exchange notes.

The interests of AEA Investors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of AEA Investors, as equity holders, might conflict with your interests as a note holder. Affiliates of AEA Investors may also have an interest in pursuing acquisition, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

As a company that manufactures and markets branded products, we rely heavily on trademark and service mark protection to protect our brands. In particular, the value of the AZEK brand is significant to the success of our business. We generally rely on a combination of unpatented proprietary know-how and trade secrets, and to a lesser extent, patents, in order to preserve our position in the market. Because of the importance of our proprietary know-how and trade secrets, we employ various methods to protect our intellectual property, such as entering into confidentiality agreements with third parties, and controlling access to and distribution of our proprietary information.

There is no assurance that these protections are adequate to prevent competitors from copying, imitating or reverse engineering our products, or from developing and marketing products that are substantially equivalent to or superior to our own. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality obligations and misappropriating proprietary information. Due to the nature of our products and technology, it is difficult for us to monitor unauthorized uses of our products and technology. The steps we have taken may not prevent unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If third parties take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation, or we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to use our intellectual property to offer competitive products at lower prices and we may not be able to effectively compete against these companies. In addition, if any third party copies or imitates our products, including our AZEK products, in a manner that projects a lesser quality or carries a negative connotation, this could have a material adverse effect on our goodwill in the marketplace since it would damage the reputation of synthetic products generally, whether or not it violates our intellectual property rights.

In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. We believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties. We have received, and from time to time, may receive in the future, claims from third parties by which such third parties assert infringement claims against us in connection with the manufacture and sale of our products and we can give no assurance that claims or litigation asserting infringement by us of third parties’ intellectual property rights will not be initiated in the future. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements, to the extent such arrangements are available. See “Business—Legal Proceedings.”  In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if such enforcement measures are not successful, we may not be able to protect the value of our intellectual property. Regardless of its outcome, any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

The cost of complying with laws relating to the protection of the environment may be significant.

We are subject to extensive federal, state, municipal, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose joint and several strict liability on responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which hazardous wastes or materials were disposed or released.

While we believe that the future cost of compliance with environmental laws and regulations and liabilities associated with claims or known environmental conditions will not have a material adverse effect on our business, we cannot assure you that future events, such as new or more stringent environmental laws and regulations, any related damage claims, the discovery of previously unknown environmental conditions requiring response action, or more vigorous enforcement or a new interpretation of existing environmental laws and regulations would not require us to incur additional costs that would be material.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. For example, during the quarter ended September 30, 2006, we began the implementation of a new accounting software system.  This accounting system provides increased controls related to the financial closing process, by improving access security to accounting records and reports. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, our financial statements may not accurately reflect our financial condition.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes in like principal amount. The form and terms of the exchange notes are identical to the form and terms of the outstanding notes, except as otherwise described herein under “The Exchange Offer—Terms of the Exchange Offer.” We used the net proceeds from the outstanding notes to fund a portion of the purchase price of the Procell Acquisition. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our cash and consolidated capitalization as of March 31, 2007.  This table should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus and “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information.”

As of March 31, 2007
(in thousands)

Cash	$11,356
Long-term debt, including current portion:
Capital lease obligation	7,823
Credit facility(1)	—
Senior Floating Rate Notes due 2012(2)	128,126
10 1/2% Senior Notes due 2013	150,000
Total long-term debt, including current portion	285,949
Total shareholders’ equity(3)	197,076
Total capitalization	$483,025

(1)           Our senior secured credit facility provides for borrowings of up to $40.0 million, of which $38.7 million was available for borrowing as of March 31, 2007. See “Description of Certain Indebtedness.”

(2)           Represents $128.0 million aggregate principal amount of our senior floating rate notes (including $126 thousand of premium) outstanding as of March 31, 2007.

(3)           Shareholders’ equity reflects the following:

Equity contribution	$199,960
Accumulated deficit	(2,884)
Total	$197,076

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain historical financial and other data as of December 31, 2006, 2005, 2004, 2003 and 2002, and for the year ended December 31, 2006, for the periods January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005 and for the years ended December 31, 2004, 2003 and 2002. The audited consolidated financial statements as of December 31, 2006 and 2005, for the year ended December 31, 2006, for the periods January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005 and for the year ended December 31, 2004 are included elsewhere in this prospectus.

The summary historical consolidated financial data presented below as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 have been derived from our unaudited consolidated financial statements. The unaudited condensed consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 are included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements included elsewhere herein. See “About this Prospectus.” In the opinion of management, the interim data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results for these periods. The operating results for any interim period are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Successor					Combined Predecessor and Successor(1)	Successor	Predecessor
	Three Months Ended March 31,		Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,	Period May 11, 2005 to December 31,	Period January 1, 2005 to May 10,	Year Ended December 31,
(in thousands)	2007		2006		2006	2005	2005	2005	2004		2003		2002
Statement of Operations:
Net sales	$94,447		$78,066		$261,790	$222,603	$140,672	$81,931	$171,060		$136,284		$114,330
Cost of sales	(66,894)		(57,106)		(193,417)	(171,930)	(113,076)	(58,854)	(121,121)		(97,240)		(78,561)
Gross margin	27,553		20,960		68,373	50,673	27,596	23,077	49,939		39,044		35,769
Selling, general and administrative expenses(2)	(10,638)		(8,770)		(40,249)	(40,775)	(18,870)	(21,905)	(20,451)		(17,111)		(13,451)
Operating income	16,915		12,190		28,124	9,898	8,726	1,172	29,488		21,933		22,318
Interest expense, net	(8,546)		(6,210)		(28,685)	(23,035)	(21,175)	(1,860)	(14,082)		(10,119)		(9,181)
Miscellaneous, net	(39)		(36)		(306)	(226)	158	(384)	(266)		(5)		(454)
Income before income taxes (loss)	8,330		5,944		(255)	(13,363)	(12,291)	(1,072)	15,140		11,809		12,683
Income tax (expense) benefit	(3,120)		(2,307)		(230)	1,622	4,682	(3,060)	(5,870)		(4,531)		(4,609)
Net income (loss)(2)	$5,210		$3,637		$(485)	$(11,741)	$(7,609)	$(4,132)	$9,270		$7,278		$8,074
Other Data:
Volume sold (000’s lbs)	73,454		57,870		186,695	180,260	110,600	69,660	147,869		114,341		94,746
Capital expenditures	$2,512		$5,525		$16,995	$21,784	$17,295	$4,489	$7,299		$7,402		$8,420
Ratio of earnings to fixed charges(3)	1.96	x	1.95	x	— (4)	— (4)	N/A	N/A	2.06	x	2.15	x	2.37	x

	Successor			Predecessor
	March 31,	December 31,	December 31,	December 31,
(in thousands)	2007	2006	2005	2004	2003	2002
Balance Sheet Data (at end of period):
Cash	$11,356	$2,173	$14,785	$2,697	$4,549	$1,880
Working capital(4)	$50,168	$33,620	$32,822	$50,360	$33,131	$33,550
Total assets	$576,880	$507,796	$464,918	$200,537	$185,171	$178,054
Total debt	$285,949	$258,297	$216,602	$143,917	$92,637	$106,139
Total shareholder equity	$197,076	$156,972	$157,457	$30,557	$72,786	$64,841

(1)           Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

(2)           We incurred a one-time compensation charge of approximately $12.8 million relating to the vesting of certain restricted units upon closing of the Transaction. This amount was included in selling, general and administrative expenses for the period from January 1, 2005 to May 10, 2005, and was funded by the seller, Compression Polymers Holding LLC, our Predecessor, from the purchase price of the Transaction.

(3)           For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes plus fixed charges. Fixed charges include (1) interest expense, whether expensed or capitalized, (2) amortization of debt issuance costs and (3) the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges has not been presented for the Successor period May 11, 2005 to December 31, 2005 or the Predecessor period January 1, 2005 to May 10, 2005 because such presentation would not be meaningful as these periods are not complete annual periods. Alternatively, we have presented the ratio of earnings to fixed charges for the “Combined Predecessor and Successor” year ended December 31, 2005. See Note 1 above.

(4)           Due to our loss for the years ended December 31, 2006 and 2005, the coverage ratio was less than 1:1. We would have needed to generate additional earnings of $0.3 million and $13.4 million to achieve a coverage ratio of 1:1.

(5)           Working capital is defined as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006, and the accompanying notes thereto, have been prepared to illustrate the effects of the Santana Acquisition on our historical financial position and results of operations. See “Prospectus Summary—The Santana Acquisition.”

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 gives effect to the Santana Acquisition as if it had occurred in January 1, 2006. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent our financial condition had the Santana Acquisition occurred as of the date indicated above. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project our future operating results as of any future date or for any future period.

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to our audited historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments and certain assumptions underlying these adjustments, are described in the accompanying notes, and should be read in conjunction with this unaudited pro forma condensed combined statement of operations.

The historical financial information for Santana subsequent to March 31, 2006 through the closing of the Santana Acquisition on April 28, 2006 have not been audited or reviewed by any accounting firm.  See “Risk Factors—Risks Related to Our Business—The pro forma condensed combined financial information we present in this prospectus is unaudited, contains unaudited historical results of Santana and incorporates significant assumptions and estimates.”  In addition, in accordance with SEC rules, the pro forma condensed combined financial information contained in this prospectus does not give effect to the Procell Acquisition completed on January 31, 2007, as the Procell Acquisition was below the significance threshold contained in applicable SEC rules.

The unaudited pro forma condensed combined statement of operations, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto included elsewhere in this prospectus, as well as the information set forth in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(dollars in thousands)

	CPG International Inc.	Santana Holdings Corp. (1)	Pro Forma Adjustments(2)		Pro Forma
Net sales	$261,790	$10,057	$—		$271,847
Cost of sales	(193,417)	(9,080)	(14	)(3)	(202,511)
Gross margin	68,373	977	(14)		69,336
Selling, general and administrative expenses	(40,249)	(3,832)	301	(4)	(43,780)
Operating income (loss)	28,124	(2,855)	287		25,556
Other expenses:
Interest expense, net	(28,685)	(681)	(923	)(5)	(30,289)
Other income (expense), net	306	—	—		306
Total other (expenses), net	(28,379)	(681)	(923)		29,983
Loss before income taxes	(255)	(3,536)	(636)		(4,427)
Income tax benefit (expense)	(230)	(104)	252	(6)	(82)
Net loss	$(485)	$(3,640)	$(384)		$(4,509)

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(dollars in thousands)

(1)           The historical condensed combined statement of operations includes the results of operations for Santana Holdings Corporation for the three months ended March 31, 2006 and twenty eight days ended April 28, 2006, presented as follows:

	January 1, 2006 to March 31, 2006	April 1, 2006 to April 28, 2006 (a)	Total
Net sales	$7,337	$2,720	$10,057
Cost of sales	(5,157)	(3,923)	(9,080)
Gross margin	2,180	(1,203)	977
Selling, general and administrative expenses	(1,552)	(2,280)	(3,832)
Operating income	628	(3,483)	(2,855)
Interest expense, net	(354)	(327)	(681)
Other income (expense), net	—	—	—
Total other (expenses), net	(354)	(327)	(681)
(Loss) income before income taxes	274	(3,810)	(3,536)
Income tax benefit (expense)	(104)	—	(104)
Net (loss) income	$170	$(3,810)	$(3,640)

(a)           Includes significant charges recorded during April 1, 2006 through April 28, 2006, including, but not limited to, the following (i) $0.4 million in prepayment penalties on bank debt, (ii) $0.4 million in management fees to prior owners, (iii) $0.3 million in accounting and legal fees, (iv) $2.6 million in supply contract penalties and (v) $0.4 million in severance.

(2)           The Santana Acquisition was accounted for as a purchase business combination in accordance with SFAS No. 141, which required an allocation of the purchase price paid to the tangible and intangible net assets acquired based on their relative fair values as of the date of the acquisition.  The total purchase price of approximately $36.0 million, which includes $1.6 million in transaction costs, was allocated to the acquired assets and liabilities based on their fair values as of the date of the acquisition.  In connection with this allocation of the purchase price, we have completed our determination of our intangible assets, including the useful lives of those acquired in the Santana Acquisition.  These new valuations are the basis for our future impairment evaluations under SFAS No.142.

(3)           To reflect adjustment to cost of sales:

Year Ended December 31,
2006
Pro forma depreciation expense	$10,879
Historical depreciation expense	(10,865)
Pro forma depreciation expense adjustments	$14

(4)           To reflect adjustment to selling, general and administrative expense:

Year Ended December 31,
2006
Pro forma depreciation and amortization expense	$3,048
Historical depreciation and amortization expense	(3,349)
Pro forma depreciation and amortization expense adjustments	$(301)

(5)           To adjust interest expense, net reflecting the refinancing of existing debt:

Year Ended December 31,
2006
Pro forma interest expense:
Senior Floating Rate Notes	$11,514
Existing Senior Subordinated Notes	15,750
Revolving credit facility (a)	748
Commitment fee of revolver	200
Amortization of debt issuance costs	1,686
Capital lease obligation	603
Pro forma interest expense	30,501
Historical interest income	(212)
Pro forma interest expense, net	30,289
Historical interest expense, net (b)	(29,366)
Pro forma interest expense adjustments	$923

(a)           Reflects pro forma interest expense resulting from the $9.5 million of borrowings under the revolving credit facility at an interest rate of LIBOR plus 2.5% (using LIBOR rate of 5.37% at December 28, 2006).

(b)           Includes (i) historical interest expense with respect to existing debt, (ii) the amortization of debt issuance costs with respect to the existing debt in connection with the Transaction and the Santana Acquisition, (iii) interest associated with the capital lease obligation, net of (iv) historical interest income.

Each 0.125% change in the assumed interest rates would result in a $0.1 million change in annual interest expense on total floating rate indebtedness.

(6)           Reflects the tax effect of our pro forma adjustments at a statutory tax rate of 39.6% for the periods presented.  We expect our cash taxes in future years, however, to vary from this amount.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to the audited consolidated financial statements and accompanying notes of CPG International Inc. (Successor), and Compression Polymers Holdings LLC, (Predecessor), included elsewhere in this prospectus. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Future results could differ materially from those discussed below. See discussion under the caption “Cautionary Note Regarding Forward-Looking Statements.” Except where the context otherwise requires, all references to “we,” “us,” and “our” (and similar terms) herein mean the Successor for periods beginning after May 10, 2005 and the Predecessor for periods ending on or prior to May 10, 2005.

Overview

We are a manufacturer of market-leading brands of highly engineered building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. Since our inception in 1983, we have been a technology leader, and today we rank among the largest manufacturers of highly engineered synthetic building and industrial replacement products in the United States. Our company has developed through years of research, development and field experience, proprietary technology and dry petrochemical resin blends. We have developed a number of branded products such as AZEK, Comtec, Capitol, EverTuff, TuffTec, Hiny Hiders and Celtec, as well as other branded and non-branded products, that we believe are leaders in their respective end markets. We operate the following two business units:

•                  AZEK Building Products, which produces exterior residential building products such as AZEK trimboards, millwork and mouldings, and decking systems (with the addition of Procell Decking), as well as Celtec and other similarly manufactured and distributed wood and metal replacement products for residential and industrial end markets; and

•                  Scranton Products, which produces highly engineered fabricated commercial building products, including our Comtec and Santana bathroom partitions and locker systems, as well as similarly manufactured and distributed non-fabricated special application industrial products, including Seaboard® and Flametec®.

Our Business

Over 99% of our sales in the first quarter of 2007 and over 96% and 97% of our sales in 2006 and 2005, respectively, were in the United States. The core of our operation has been to produce high-quality products across all of the building and industrial end markets we serve. In the last decade, our expertise in manufacturing has allowed us to successfully develop value-added, branded building products such as AZEK, Comtec, EverTuff, TuffTec and Celtec products, which offer accelerated volume growth and higher margins. Our volume growth has been the result of penetrating the building and industrial end markets that create value-added substitution opportunities from more traditional wood, fiber and steel products. We believe many of our products are still in the early stages of the material conversion opportunity. As a result, we believe our growth should be less sensitive to the growth rate of our various end markets. We have generally increased our margins through volume growth that has allowed us to self-fund investment in new technology and equipment that has enabled us to lower our manufacturing conversion costs. In addition, we have attained higher margins for our branded products through highly developed sales channels and continued product innovation. We continually look to utilize existing products and know-how for new applications, including the development of additional branded building products.

Over the seven years since their introduction, our AZEK branded building products have gained significant market acceptance and brand loyalty as a leader within the non-wood home exterior market. In the first quarter of 2007 and in fiscal 2006 and 2005, AZEK products have accounted for a majority of our net sales.  Through our two-step, dual distribution system, we have established an extensive network of distributors and dealers throughout the United States and Canada. Our strategy continues to be to maintain two distributors in each geographic region that we enter. As of March 31, 2007, our distributors were selling our products to over 1,900 local stocking dealers who frequently request our products by brand name. In the first quarter of each year, we conduct an “early buy” sales promotion that encourages distributors to stock AZEK products through the use of incentive discounts, typically in the range of 1% to 9%.  In January 2007, we continued to diversify our exterior home product offering in AZEK Building Products through the acquisition of Procell.  We believe that the Procell Acquisition is key to our strategy of expanding AZEK Building Products to be the market leader for premium low maintenance exterior home products.  We also believe that the Procell Acquisition will help us expand our product base, increase our presence throughout our distribution and dealer network and expand our portfolio of premium branded building products.

Across all of our target markets, we are focused on capitalizing on the functional advantages of our synthetic products relative to competing wood, fiber and metal products. In this regard, we have developed the leading brand in the synthetic bathroom and locker room products market, Comtec. Our goal is to continue to increase our market share of Scranton Product’s fabricated product offerings at the expense of competing metal, phenolic, laminated wood, wood and plastic manufacturers. We have continued the expansion of our fabricated product offerings through the addition of Santana’s fabricated product lines, including the Hiny Hiders brand. Santana’s Hiny Hiders™ brand is complementary to our Comtec, Capitol, EverTuff and TuffTec brands, and are sold to similar primary end-markets, which include schools, stadiums, prisons, retail locations and other high-traffic environments. Through Scranton Product’s widely established distribution network, we are able to service our customers through representatives in all 50 states. Our goal is to continue to expand our product base, increase our distributor network and expand our portfolio of premium branded products, while increasing our mix of high-value added, fabricated products within our Scranton Products business.

Dry petrochemical resins, primarily PVC, HDPE and PP, represented a majority of our raw material costs and cost of sales in the first quarter of 2007 and in fiscal 2006. Throughout our 23-year history, resin prices have been subject to cyclical price fluctuations. Our average cost of resin decreased by approximately 25.9% from the three months ended March 31, 2006 to March 31, 2007, however, our average cost of resin increased by approximately 5.6% from the year ended December 31, 2005 to December 31, 2006.  In the past we had offset the impact of higher resin costs through increased sales volumes, improved productivity, and selling price increases in all of our product lines. We have not taken any significant pricing actions since we took several pricing actions late in the third quarter and early in the fourth quarter of 2005 that were used to mitigate higher resin prices. In addition, we have developed significant scale in purchasing resin, which we believe places us in a better cost position relative to many of our competitors. With respect to our basic non-fabricated products, we have been moderately successful in passing through resin cost increases to our customers in the past.  In turn, decreases in resin costs could lead to lower selling prices for our industrial building products sold in the commodity market.

Our AZEK Building Products are sold in various building and industrial end markets. AZEK products are sold in various stages of the home building construction market, including remodeling and renovation and new construction, thereby diversifying sales across the construction cycle. Celtec products are sold to several industrial sectors, thereby diversifying sales across sectors sensitive to differing economic factors. Scranton Products fabricated and non-fabricated products are sold to various non-residential construction and industrial markets further adding to our end market diversity. At the end of 2006 we experienced economic factors that had affected our growth in the residential building market. In the third quarter of 2006, demand for our products with our distributors and dealers declined as they were maintaining lower levels of inventory, due to the recent declines in demand in the residential building market. Sales were stronger in early 2007 due to the expansion of our sales network, as well as from the Procell Acquisition. We also expect continued growth from Procell as we continue the efforts to expand its production capacity. At the same time, we continue to benefit from increased volumes in our commercial building product lines and expect volume growth to continue due to increases in school construction and renovation, and growth in our locker products.

Recent Developments

On April 20, 2006, we entered into a stock purchase agreement with Santana Holdings, LLC to purchase all of the outstanding capital stock of Santana Holdings Corporation, the direct parent of Santana Products Inc. for a purchase price of $36.0 million (“the Santana Acquisition”). The acquisition of Santana closed on April 28, 2006. Santana was one of the largest, privately held manufacturers of solid plastic commercial bathroom partitions, lockers, benches and vanities in the United States. By acquiring Santana, we believe we can strengthen our position as an industry leading manufacturer and distributor of bathroom partitions, lockers and benches. Santana’s products are complementary to our Comtec, Capitol, EverTuff and TuffTec brands, and are sold to similar primary end-markets, which include schools, stadiums, prisons, retail locations and other high-traffic environments. We believe that the acquisition of Santana has helped us expand our product base, increase our distributor network and expanded our portfolio of premium branded products. Santana’s business is now included within our Scranton Products business unit.

On December 13, 2006, we entered into a unit purchase agreement to acquire all of the outstanding equity of Pro-Cell, LLC, which owns and operates Procell Decking Systems for a purchase price of $54.0 million (“Procell Acquisition”). Approximately $3.0 million of the sales proceeds were invested by Procell’s prior owners into CPG International Holdings, our parent company.  The acquisition of Procell closed on January 31, 2007. Procell was a privately held manufacturer located in Foley, Alabama, that had developed the next generation product in the synthetic decking market. Procell leverages solid-core, cellular PVC technology combined with agra-fiber to produce a durable, long-life product with superior attributes that serve as a replacement for wood and composite products in decking applications. Procell’s use of cellular solid-core technology is complementary to our AZEK Trimboards manufacturing process, creating a solid, load-bearing yet lightweight decking product. Our result of operations subsequent to January 31, 2007 reflect our acquisition of Procell’s business, which is reported as part of our AZEK Building Products business unit.

The Procell Acquisition was accounted for as a purchase business combination in accordance with SFAS No.141, Business Combinations.  The purchase price has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based on relative fair values as of the date of the transaction. The purchase price is subject to final determination, including potential payment of up to $7.1 million as well as additional equity to the former owners of Procell based upon achievement of certain financial and operating targets for the year ending December 31, 2007, and valuation of the equity received by the former owners of Procell in CPG International Holdings, LP.  A valuation study is currently being performed by an independent third party, which will affect the purchase price allocation as it relates to fixed assets, intangibles and goodwill acquired in amounts we cannot estimate at this time. The Company is also in the process of evaluating the required reserve balances for inventory valuation, allowance for doubtful accounts, as well as other liabilities such as accrued workers compensation and accrued warranty costs, all of which may impact the purchase price allocation.  See note 3 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Basis of Presentation

The financial statements included elsewhere in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. Our consolidated financial statements include the accounts of CPG International Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements for the year ended December 31, 2004 and the period January 1, 2005 through May 10, 2005 discussed herein include the accounts of our Predecessor, Compression Polymers Holdings LLC and its wholly owned subsidiaries after elimination of intercompany accounts and transactions. For the purpose of these financial statements, reference to the Predecessor are references to the periods ended on or prior to May 10, 2005 and references to the Successor are references to the periods from May 11, 2005 and beyond.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the financial statements. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, inventories, vendor rebates, product warranties and goodwill and intangible assets. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue is recognized in accordance with SEC Staff Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Our revenues are recognized at the time product is shipped to the customer and title transfers.

We accrue for sales returns, discounts and other allowances based on a current evaluation of our experience based on the stated terms of the transactions. Should actual experience differ from our estimates, revisions to the estimated accruals would be required.

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is based on management’s assessment of the business environment, customers’ financial condition, historical collection experience, accounts receivable aging and customer disputes. When circumstances arise or a significant event occurs that comes to the attention of management, the allowance is reviewed for adequacy and adjusted to reflect the change in the estimated amount to be received from the customer. Changes in the allowance for doubtful accounts between March 31, 2007 and December 31, 2006 and between December 31, 2006 and December 31, 2005 reflect management’s assessment of the factors noted above, including past due accounts, disputed balances with customers, and the financial condition of customers. The allowance for doubtful accounts is adjusted when uncollectible accounts receivable balances are actually written off.

Inventories

Inventories (mainly, petrochemical resin), are valued at the lower of cost or market, determined on a first-in, first-out basis (“FIFO”) and reduced for slow-moving and obsolete inventory.

Inventory obsolescence write-downs are recorded for damaged, obsolete, excess and slow-moving inventory. At the end of each quarter, management within each business segment, performs a detailed review of its inventory on an item by item basis and identifies which products are believed to be obsolete or slow-moving. Management assesses the need for, and the amount of, an obsolescence write-down based on customer demand of the item, the quantity of the item on hand and the length of time the item has been in inventory.

Vendor Rebates

Certain vendor rebates and incentives are earned by us only when a specified level of annual purchases are achieved. We account for vendor rebates in accordance with EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 states that a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement (only if a customer completes a specified cumulative level of purchases), should be recognized on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund, provided the amounts are probable and reasonably estimable. We record the incentives as a reduction to the cost of inventory. Upon sale of inventory, the incentive is recognized as a reduction to cost of sales. We record such incentives during interim periods based on actual results achieved on a year-to-date basis and our expectation that purchase levels will be obtained to earn the rebate. The amounts are recorded as a reduction to cost of sales based on inventory turns during the interim period.

Product Warranties

We provide a 15-year limited warranty on Comtec products, a 15-year limited warranty on Procell products and a 25-year limited warranty on AZEK products. The Comtec product warranty guarantees against breakage, corrosion and delamination. AZEK products are guaranteed against manufacturing defects that cause the products to rot, corrode, delaminate, or excessively swell from moisture. Warranty reserves require a high level of judgment as our AZEK products have only been on the market for eight years and Procell products have only been on the market for four years, therefore we must estimate warranty costs over a considerable length of time without significant historical data on warranty costs for these products. Management assesses warranty reserves based on sales by product as well as historical warranty costs which have been immaterial thus far. Management believes that the warranty reserves at March 31, 2007 are adequate. However, the impact resulting from the aforementioned factors could cause actual results to vary.

Goodwill and Intangible Assets

We account for costs of acquired assets in excess of fair value (“Goodwill”) in accordance with SFAS No. 142. In accordance with SFAS No. 142, management reviews Goodwill and other intangibles not subject to amortization for impairment annually, or when events or circumstances indicate that its value may have declined. The evaluation, based on various analyses including cash flow and profitability projections, addresses the impact on our existing business. The evaluation necessarily involves significant management judgment. We have determined that no impairment of goodwill or other intangibles existed at December 31, 2006.

Results of Operations

Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006

The following table summarizes certain financial information relating to the our operating results that have been derived from our condensed consolidated financial statements:

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Net sales	$94,447	$78,066
Cost of sales	(66,894)	(57,106)
Gross margin	27,553	20,960
Selling, general and administrative expenses	(10,638)	(8,770)
Operating income	16,915	12,190
Interest expense, net	(8,546)	(6,210)
Miscellaneous, net	(39)	(36)
Income before income taxes	8,330	5,944
Income tax expense	(3,120)	(2,307)
Net income	$5,210	$3,637

The following table summarizes certain information relating to the operating results as a percentage of net sales and has been derived from the financial information presented above. We believe this presentation is useful to investors in comparing historical results. Certain amounts in the table may not sum due to the rounding of individual components.

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2007	2006
Net sales	100.0%	100.0%
Cost of sales	(70.8)	(73.2)
Gross margin	29.2	26.8
Selling, general and administrative expenses	(11.3)	(11.2)
Operating income	17.9	15.6
Interest expense, net	(9.1)	(8.0)
Miscellaneous—net	—	—
Income before income taxes	8.8	7.6
Income tax expense	(3.3)	(3.0)
Net income	5.5%	4.7%

Net Sales. Net sales increased by $16.4 million, or 21.0%, to $94.4 million for the three months ended March 31, 2007, from $78.1 million for the three months ended March 31, 2006 primarily due to increased volumes.  Overall, AZEK Building Products net sales increased 16.1% from March 31, 2007 compared to March 31, 2006, and Scranton Products net sales increased 36.5% from March 31, 2007 compared to March 31, 2006. We sold 73.5 million pounds of product during the three months ended March 31, 2007, which was a 27.2% increase from the 57.8 million pounds sold during the three months ended March 31, 2006. Volume growth was primarily attributable to the Santana Acquisition, the Procell Acquisition and year over year growth within AZEK Building Products, offset by moderate volume decline in Scranton Products industrial building products.

Cost of Sales. Cost of sales increased by $9.8 million, or 17.1%, to $66.9 million for the three months ended March 31, 2007 from $57.1 million for the same period in 2006. The increase was primarily attributable to increased volumes from the Santana Acquisition, the Procell Acquisition and AZEK Building Products growth. Average resin costs in the quarter ended March 31, 2007 were approximately 25.9% lower than the average resin costs in the same quarter of 2006. In the first quarter of 2007, average resin prices declined relative to their peak levels after the hurricane season of 2005 and first quarter 2006.  However, in the first quarter of 2007, average resin prices were still above pre-hurricane levels of 2005.

Gross Margin. Gross margin increased by $6.6 million, or 31.5%, to $27.6 million for the year ended March 31, 2007 from $21.0 million for the same period of 2006. Gross margin as a percent of net sales increased to 29.2% for the three months ended March 31, 2007 from 26.8% for the same period in 2006. This increase was mainly attributable to increases in sales volume and the benefit from the decrease in average resin costs.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.9 million, or 21.3%, to $10.6 million, or 11.3% of net sales for the three months ended March 31, 2007 from $8.8 million, or 11.2% of net sales for the same period in 2006. The increase in selling, general and administrative was primarily attributable to a $0.2 million increase in depreciation expense at our corporate level primarily related to our information system upgrade completed in the third and fourth quarters of 2006, approximately $0.2 million of increased professional fees such as Sarbanes-Oxley compliance, information technology, accounting and legal costs, to support our development of a public company infrastructure, as well as $0.4 million in management fees to a majority investor in the Company’s shareholder. The remaining increase in selling general and administrative expenses primarily related to the addition of Santana and the Procell Acquisition.

Interest Expense, net. Interest expense, net, increased by $2.3 million, or 37.6%, to $8.5 million for the three months ended March 31, 2007 from $6.2 million for the same period in 2006. Interest expense was higher due to higher interest rates in 2007, as well as from the addition of $30.0 million in debt attributable to the Santana Acquisition and an additional $33.0 million related to the Procell Acquisition, which closed on January 31, 2007.

Income Taxes.  Income tax increased by $0.8 million, or 35.2%, to $3.1 million for the three months ended March 31, 2007 from $2.3 million for the same period in 2006.  At the same time our company’s effective income tax rate decreased to 37.5% for the three months ended March 31, 2007 from 38.8% for the same period in 2006. Our rate is determined primarily based on the pretax income of individual subsidiaries, and the states from which they are subject to income tax.

Net Income. Net income increased by $1.6 million, or 43.2% to net income of $5.2 million for the three months ended March 31, 2007 from $3.6 million for the comparable period in 2006 as a result of reasons described above, particularly as a result of the increased sales volume, lower average resin costs offset by higher interest expense and increased selling, general and administrative expenses, mainly from public company requirements and the Santana Acquisition.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

The following table summarizes certain financial information relating to the Successor and Predecessor operating results that have been derived from their consolidated financial statements:

		Combined
		Predecessor
	Successor	and Successor	Successor	Predecessor
			Period	Period
	Year Ended	Year Ended	May 11, 2005 to	January 1, 2005
	December 31,	December 31,	December 31,	to May 10,
(Dollars in thousands)	2006	2005(a)	2005	2005
Net sales	$261,790	$222,603	$140,672	$81,931
Cost of sales	(193,417)	(171,930)	(113,076)	(58,854)
Gross margin	68,373	50,673	27,596	23,077
Selling, general and administrative expenses	(40,249)	(40,775)	(18,870)	(21,905)
Operating income	28,124	9,898	8,726	1,172
Interest expense, net	(28,685)	(23,035)	(21,175)	(1,860)
Miscellaneous, net	306	(226)	158	(384)
Loss before income taxes	(255)	(13,363)	(12,291)	(1,072)
Income tax benefit (expense)	(230)	1,622	4,682	(3,060)
Net loss	$(485)	$(11,741)	$(7,609)	$(4,132)

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

The following table summarizes certain information relating to the Successor and Predecessor operating results as a percentage of net sales and has been derived from the financial information presented above. We believe this presentation is useful to investors in comparing historical results. Certain amounts in the table may not sum due to the rounding of individual components.

		Combined
		Predecessor
	Successor	and Successor	Successor	Predecessor
			Period	Period
	Year Ended	Year Ended	May 11, 2005 to	January 1, 2005
	December 31,	December 31,	December 31,	to May 10,
	2006	2005(a)	2005	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	(73.9)	(77.2)	(80.4)	(71.8)
Gross margin	26.1	22.8	19.6	28.2
Selling, general and administrative expenses	(15.4)	(18.3)	(13.4)	(26.7)
Operating income	10.7	4.4	6.2	1.4
Interest expense, net	(11.0)	(10.3)	(15.1)	(2.3)
Miscellaneous—net	0.1	(0.1)	0.1	(0.5)
(Loss) income before income taxes	(0.1)	(6.0)	(8.7)	(1.3)
Income tax benefit (expense)	(0.1)	0.7	3.3	(3.7)
Net (loss) income	(0.2)%	(5.3)%	(5.4)%	(5.0)%

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

Net Sales. Net sales increased by $39.2 million, or 17.6%, to $261.8 million for the year ended December 31, 2006, from $222.6 million for the year ended December 31, 2005 due to increased volumes and higher average selling prices. Overall, AZEK Building Products net sales increased 8.4% from December 31, 2006 compared to December 31, 2005, and Scranton Products net sales increased 36.6% from December 31, 2006 compared to December 31, 2005. We sold 186.7 million pounds of product during the year ended December 31, 2006, which was a 3.5% increase from the 180.3 million pounds sold during the year ended December 31, 2005. Volume growth was primarily attributable to the Santana Acquisition and year over year growth within AZEK Building Products, offset by volume decline in Scranton Products industrial building products. In addition to volume growth, revenues increased as a result of the full year benefit from price increases across all of our product lines, implemented in the second half of 2005.

Cost of Sales. Cost of sales increased by $21.5 million, or 12.5%, to $193.4 million for the year ended December 31, 2006 from $171.9 million for the same period in 2005. The increase was primarily attributable to increased volumes from the Santana Acquisition, as well as an increase in average resin prices per pound of 5.6% in the year ended December 31, 2006 compared to the same period in 2005. Despite the period over period increase in average resin prices, resin costs have significantly declined from their peak levels in the fall of 2005. In 2005, our cost of sales included the effect of the fair value adjustment of acquired inventories recorded in connection with the Transaction. The $5.2 million non-cash fair value adjustment increased acquired inventory values to estimated selling price at May 11, 2005. This increase was then recognized as an increase to cost of sales during the period May 11, 2005 to December 31, 2005 as the related inventory was sold.

Gross Margin. Gross margin increased by $17.7 million, or 34.9%, to $68.4 million for the year ended December 31, 2006 from $50.7 million for the same period of 2005. This increase was mainly attributable to increases in selling prices which allowed us to offset the increase in average resin costs. Gross margin as a percent of net sales increased to 26.1% for the year ended December 31, 2006 from 22.8% for the same period in 2005. This increase was mainly due to the increase in selling prices and volume growth. The increase in gross margin in 2006 from 2005 was also attributable to the impact of the fair value adjustment we incurred in 2005 as a result of the Transaction as discussed above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $0.5 million, or 1.3%, to $40.2 million, or 15.4% of net sales for the year ended December 31, 2006 from $40.8 million, or 18.3% of net sales for the same period in 2005. The decrease in selling, general and administrative expenses from 2005 was primarily attributable to a one-time compensation charge of approximately $12.8 million relating to the vesting of certain restricted stock units upon the closing of the Transaction in 2005. This decrease was primarily offset by the addition of Santana, increased sales staff and marketing efforts for both our residential and commercial building product lines, an approximately $0.9 million increase in amortization of intangible assets recorded in conjunction with the Transaction and the Santana Acquisition, approximately $0.5 million in transition costs related to the Santana Acquisition, approximately $1.0 million attributable to management fees to our majority shareholder and approximately $1.2 million of increased professional fees such as Sarbanes-Oxley compliance, accounting and legal costs, to support our development of a public infrastructure and the SEC registration process.

Interest Expense, net. Interest expense, net, increased by $5.7 million, or 24.5%, to $28.7 million for the year ended December 31, 2006 from $23.0 million for the same period in 2005. Interest expense was higher due to higher interest rates in 2006, as well as from the addition of $30.0 million in debt attributable to the Santana Acquisition.

Income Taxes. Income tax expense, net, increased by $1.9 million to income tax expense of $230 thousand for the year ended December 31, 2006 compared to an income tax benefit of $1.6 million for the year ended December 31, 2005. The increase in income tax expense is primarily attributable to a significantly lower pretax loss before taxes in 2006 compared to 2005.

Net Income. Net income increased by $11.3 million, to a net loss of $0.5 million for the year ended December 31, 2006 from a net loss of $11.7 million for the comparable period in 2005 as a result of reasons described above, particularly as a result of the vesting of $12.8 million in restricted stock units in 2005 offset by higher interest expense and increased selling, general and administrative expenses, mainly from the Santana Acquisition and public company requirements.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

The following table summarizes certain financial information relating to the Successor and Predecessor operating results that have been derived from their condensed consolidated financial statements:

	Combined
	Predecessor
	and Successor	Successor	Predecessor
		Period	Period
	Year Ended	May 11, 2005 to	January 1, 2005	Year Ended
	December 31,	December 31,	to May 10,	December 31,
(Dollars in thousands)	2005(a)	2005	2005	2004
Net sales	$222,603	$140,672	$81,931	$171,060
Cost of sales	(171,930)	(113,076)	(58,854)	(121,121)
Gross margin	50,673	27,596	23,077	49,939
Selling, general and administrative expenses	(40,775)	(18,870)	(21,905)	(20,451)
Operating income	9,898	8,726	1,172	29,488
Interest expense, net	(23,035)	(21,175)	(1,860)	(14,082)
Miscellaneous, net	(226)	158	(384)	(266)
(Loss) income before income taxes	(13,363)	(12,291)	(1,072)	15,140
Income tax benefit (expense)	1,622	4,682	(3,060)	(5,870)
Net (loss) income	$(11,741)	$(7,609)	$(4,132)	$9,270

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

The following table summarizes certain information relating to the Successor and Predecessor operating results as a percentage of total revenues and has been derived from the financial information presented above. We believe this presentation is useful to investors in comparing historical results. Certain amounts in the table may not sum due to the rounding of individual components.

	Combined
	Predecessor
	and Successor	Successor	Predecessor
		Period	Period
	Year Ended	May 11, 2005 to	January 1, 2005	Year Ended
	December 31,	December 31,	to May 10,	December 31,
	2005(a)	2005	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	(77.2)	(80.4)	(71.8)	(70.8)
Gross margin	22.8	19.6	28.2	29.2
Selling, general and administrative expenses	(18.3)	(13.4)	(26.7)	(12.0)
Operating income	4.4	6.2	1.5	17.2
Interest expense, net	(10.3)	(15.1)	(2.3)	(8.2)
Miscellaneous—net	(0.1)	(0.1)	(0.5)	(0.2)
(Loss) income before income taxes	(6.0)	(8.7)	(1.3)	8.9
Income tax benefit (expense)	0.7	3.3	(3.7)	(3.4)
Net (loss) income	(5.3)%	(5.4)%	(5.05)%	5.4%

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

Net Sales. Net sales increased by $51.5 million or 30.1%, to $222.6 million for the year ended December 31, 2005, from $171.1 million for the year ended December 31, 2004. Overall, AZEK Building Products net sales increased 45.2% from December 31, 2005 compared to December 31, 2004, and Scranton Products net sales increased 7.3% from December 31, 2005 compared to December 31, 2004. The increase in total net sales was primarily attributable to increased sales of AZEK residential building products, as we continued to generate increased sales growth primarily from existing customers and markets, and secondarily from new customers through the continued build-out of our distribution network and to a lesser extent, the price changes discussed below. We sold 180.3 million pounds of product during 2005, which was a 22.0% increase over the 147.8 million pounds sold during 2004. We increased prices in the third and fourth quarter of 2005 with the benefit of these price increases primarily realized in subsequent periods. A surcharge of 9% was put in place for our AZEK products in October and a price increase of 5% was enacted in July 2005.

Cost of Sales. Cost of sales increased by $50.8 million, or 41.9%, to $171.9 million for year ended December 31, 2005 from $121.1 million for the year ended December 31, 2004. The increase was primarily attributable to our increased AZEK Building Products sales volume, as well as increases in our raw material costs. Our average resin costs per pound increased 30% for the year ended December 31, 2005 compared to the year ended December 31, 2004.

Gross Margin. Gross margin increased by $0.7 million, or 1.5%, to $50.7 million for the year ended December 31, 2005 from $49.9 million for the year ended December 31, 2004. Gross margin as a percent of net sales declined to 22.8% for the year ended December 31, 2005 from 29.2% for the year ended December 31, 2004. This decrease was primarily attributable to the increase in resin prices during 2005. Improved selling prices and volume growth allowed us to mitigate the margin pressure from rising resin prices.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $20.3 million, or 99.4%, to $40.8 million, or 18.3% of sales for the year ended December 31, 2005 from $20.4 million, or 12.0% of net sales for the year ended December 31, 2004. The increase in selling, general and administrative expenses was primarily attributable to a one-time Predecessor compensation charge of approximately $12.8 million relating to the vesting of certain restricted stock units upon the closing of the Transaction in 2005. The remaining increase was attributable to new Successor executive management, increased sales staff for AZEK Building Products, and higher advertising and promotion expenses associated with the expansion of the AZEK brand, as well as increased amortization, which resulted from the amortization of additional intangibles associated with the Transaction.

The $12.8 million relating to the vesting of restricted stock units was recorded by the Predecessor Company in the period January 1, 2005 to May 10, 2005, and funded from the purchase price of the Transaction.

Amortization of intangibles was approximately $1.5 million in the Successor 2005 period compared to approximately $15,000 in the Predecessor period January 1, 2005 to May 10, 2005. This increase was attributable to the additional $23.9 million of amortizable intangibles recorded by the Successor at May 11, 2005.

Interest Expense, net. Interest expense, net, increased by $8.9 million, or 63.6%, to $23.0 million for the year ended December 31, 2005 from $14.1 million for the same period in 2004. Interest expenses were higher due to the increase in total debt outstanding as a result of the Acquisition and higher interest rates associated with the financing related thereto.

Interest expense was significantly higher for the Successor period May 11, 2005 to December 31, 2005 compared to the Predecessor in the period January 1, 2005 to May 10, 2005 due to the higher levels of debt carried by the Successor bearing higher interest rates. The Successor also wrote off, and classified as part of interest expense, approximately $5.3 million in deferred financing costs related to the new Successor debt structure, which priced on June 29, 2005.

Income Taxes. Income tax expense decreased by $7.5 million to an income tax benefit of $1.6 million for the year ended December 31, 2005 from an expense of $5.9 million for the year ended December 31, 2004. The fluctuation in income taxes primarily relates to the change in federal tax reporting between the Predecessor and Successor periods. The Predecessor filed separate federal returns for operating companies, Compression Polymers Corp. and Vycom Corp., whereas the Successor files its federal return on a consolidated basis. As a result of the Transaction, the Successor also recorded a significant deferred tax benefit of $4,867,000 for the period May 11, 2005 to December 31, 2005.

Net Income. Net income decreased by $21.0 million to a net loss of $11.7 million for the year ended December 31, 2005 from net income of $9.3 million for the comparable period in 2004 largely as a result of the vesting of $12.8 million in restricted stock units of the Predecessor as well as a higher Successor debt level bearing higher interest rates in 2005. Higher resin costs in 2005 accounted for the remainder of the decline. Net income as a percent of net sales was a negative 5.3% for the year ended December 31, 2005 compared to 5.4% for the comparable period in 2004.

Segment Results of Operations

The following discussion provides a review of results for our two business segments: AZEK Building Products, which includes products such as AZEK and Celtec, as well as other branded highly engineered, metal and wood replacement products; and Scranton Products, which includes highly engineered fabricated products such as Comtec and Santana bathroom products and locker systems. The components of each segment are based on similarities in product line, production processes and methods of distribution and are considered reportable segments under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Corporate overhead costs, which include corporate payroll costs, corporate related professional fees, as well as the interest expense from debt attributable to the Santana Acquisition, are not allocated to segments, and as such are discussed separately.

AZEK Building Products – Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006

The following table summarizes certain financial information relating to the AZEK Building Products segment results that have been derived from the Company’s condensed consolidated financial statements:

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Net sales	$69,030	$59,450
Cost of sales	(48,041)	(42,401)
Gross margin	20,989	17,049
Selling, general and administrative expenses	(5,279)	(5,093)
Operating income	$15,710	$11,956

Net Sales. Net sales increased by $9.6 million or 16.1%, to $69.0 million for the three months ended March 31, 2007 from $59.5 million for the same period in 2006. Overall, we sold 60.6 million pounds of product during the three months ended March 31, 2007, which was a 27.3% increase from the 47.6 million pounds sold during the comparable period in 2006. This increase was primarily attributable to the Procell Acquisition and increases in sales volume of AZEK residential and industrial building products.  The increase in sales from our residential building products line was primarily attributable to an increase in our dealer network which lead to an increase in distributors taking advantage of the early buy program, which provides distributors with an approximately 1 to 9% discount.  The increase in sales volume was partially offset by a decrease in average selling price for AZEK building products, due to a surcharge that was in place during the first quarter of 2006 and later removed in the third quarter of 2006.

Cost of Sales. Cost of sales increased by $5.6 million, or 13.3%, to $48.0 million for the three months ended March 31, 2007 from $42.4 million for the same period of 2006. The increase was primarily attributable to higher sales volume including the Procell Acquisition. Average resin costs in the quarter ended March 31, 2007 were approximately 25.9% lower than the average resin costs in the same quarter of 2006. In the first quarter of 2007, average resin prices declined relative to their peak levels after the hurricane season of 2005 and first quarter 2006.  However, in the first quarter of 2007, average resin prices were still above pre-hurricane levels of 2005.

Gross Margin. Gross margin increased by $3.9 million, or 23.1% to $21.0 million for the three months ended March 31, 2007 from $17.0 million for the same period in 2006. This increase was primarily attributable to increased sales volume and favorable average resin costs. Gross margin as a percent of net sales was 30.4% for the three months ended March 31, 2007 compared to 28.7% for the same period in 2006.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $0.2 million, or 3.7% to $5.3 million, or 7.6% of sales for the three months ended March 31, 2007 from $5.1 million, or 8.6% of net sales for the same period in 2006. The increase in selling, general and administrative expenses was primarily due to the Procell Acquisition, which was partially offset by lower marketing and advertising expenses associated with the AZEK brand in the first quarter of 2007 compared to the same period in 2006.

Operating Income. Operating income increased by $3.8 million, or 31.4% to $15.7 million for the three months ended March 31, 2007 from $12.0 million for the comparable period in 2006 primarily due to the Procell Acquisition and lower average resin costs.

AZEK Building Products – Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

The following table summarizes certain financial information relating to the AZEK Building Products segment results that have been derived from the Company’s consolidated financial statements:

		Combined
		Predecessor
	Successor	and Successor	Successor	Predecessor
			Period	Period
	Year Ended	Year Ended	May 11, 2005 to	January 1, 2005
	December 31,	December 31,	December 31,	to May 10,
(Dollars in thousands)	2006	2005(a)	2005	2005
Net sales	$162,198	$149,695	$91,310	$58,385
Cost of sales	(118,921)	(109,570)	(68,429)	(41,141)
Gross margin	43,277	40,125	22,881	17,244
Selling, general and administrative expenses	(21,001)	(18,109)	(11,795)	(6,314)
Operating income	$22,276	$22,016	$11,086	$10,930

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

Net Sales. Net sales increased by $12.5 million or 8.4%, to $162.2 million for the year ended December 31, 2006 from $149.7 million for the same period in 2005. Overall, we sold 135.2 million pounds of product during the year ended December 31, 2006, which was a 2.9% increase from the 131.4 million pounds sold during the comparable period in 2005. This increase was primarily attributable to increases in sales volume of AZEK in the first half of 2006. Net sales were affected by lower volumes in the second half of 2006 due to a substantial slow down in the residential building market as housing starts fell from approximately 2.1 million in the first quarter of 2006 to 1.6 million in the last quarter of 2006. The decline in new home construction caused an associated reduction in inventory throughout the distribution channel. Net sales were also affected by increases in selling price due to AZEK residential and industrial pricing actions enacted in the second half of 2005.

Cost of Sales. Cost of sales increased by $9.4 million, or 8.5%, to $118.9 million for the year ended December 31, 2006 from $109.6 million for the same period of 2005. The increase was primarily attributable to higher sales volume as well as an increase in average resin prices of 5.6% in the year ended December 31, 2006 compared to the same period in 2005.

Gross Margin. Gross margin increased by $3.2 million, or 7.9% to $43.3 million for the year ended December 31, 2006 from $40.1 million for the same period in 2005. This increase was primarily attributable to sales volume and increased selling prices which offset resin costs. Gross margin as a percent of net sales was 26.7% for the year ended December 31, 2006 compared to 26.8% for the same period in 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $2.9 million, or 16.0% to $21.0 million, or 12.9% of sales for the year ended December 31, 2006 from $18.1 million, or 12.1% of net sales for the same period in 2005. The increase in selling, general and administrative expenses was primarily due to an increase in the direct selling effort and from higher marketing and advertising expenses associated with the expansion of the AZEK brand, as well as approximately $0.4 million from the amortization of intangible assets recorded in conjunction with the Transaction.

AZEK Building Products – Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

The following table summarizes certain financial information relating to the AZEK Building Products segment results that have been derived from its consolidated financial statements:

	Combined
	Predecessor
	and Successor	Successor	Predecessor
		Period	Period
	Year Ended	May 11, 2005 to	January 1, 2005	Year Ended
	December 31,	December 31,	to May 10,	December 31,
(Dollars in thousands)	2005(a)	2005	2005	2004
Net sales	$149,695	$91,310	$58,385	$103,090
Cost of sales	(109,570)	(68,429)	(41,141)	(68,567)
Gross margin	40,125	22,881	17,244	34,523
Selling, general and administrative expenses	(18,109)	(11,795)	(6,314)	(13,217)
Operating income	$22,016	$11,086	$10,930	$21,306

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

Net Sales. Net sales increased by $46.6 million or 45.2%, to $149.7 million for the year ended December 31, 2005, from $103.1 million for the year ended December 31, 2004, reflecting strong AZEK volume growth, as well as higher sales of AZEK industrial products. Overall, we sold 131.4 million pounds of product during 2005, which was a 33.6% increase over the 98.3 million pounds sold during 2004. This increase was primarily attributable to an increase in sales of AZEK residential products, as we continued to generate increased sales primarily from existing customers and markets, and secondarily from new customers through the continued build-out of our distribution network. AZEK industrial building product sales in the first half of 2005 were slightly below the comparable period last year since we shifted the mix of our products towards AZEK to meet its rapid growth. We have also seen an improvement in selling prices through moderate price increases in our branded AZEK residential products and AZEK industrial offerings. A surcharge of 9.0% was put in place for our AZEK residential products in October and a price increase of 5.0% was enacted in July 2005.

Cost of Sales. Cost of sales increased by $41.0 million, or 59.8%, to $109.6 million for the year ended December 31, 2005 from $68.6 million for the year ended December 31, 2004. The increase was primarily attributable to our increased sales volume, as well as our company’s 30.0% increase in average resin prices per pound during 2005.

Gross Margin. Gross margin increased by $5.6 million, or 16.2%, to $40.1 million for the year ended December 31, 2005 from $34.5 million for the year ended December 31, 2004, reflecting strong AZEK volume growth. Gross margin as a percent of net sales declined to 26.8% for the year ended December 31, 2005 from 33.5% for the year ended December 31, 2004. This decrease was primarily attributable to the increase in material prices during 2005. Improved selling prices and volume growth, allowed us to partially mitigate the margin pressure from rising raw material prices.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $4.9 million, or 37.0%, to $18.1 million, or 12.1% of sales for the year ended December 31, 2005 from $13.2 million, or 12.8% of net sales for the same period in 2004. The increase in selling, general and administrative expenses was primarily attributable to increased sales staff for AZEK, and higher advertising and promotion expenses associated with the expansion of the AZEK brand.

Scranton Products – Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006

The following table summarizes certain financial information relating to the Scranton Products segment results that have been derived from its condensed consolidated financial statements:

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Net sales	$25,417	$18,616
Cost of sales	(18,853)	(14,705)
Gross margin	6,564	3,911
Selling, general and administrative expenses	(2,721)	(2,160)
Operating income	$3,843	$1,751

Net Sales. Net sales increased by $6.8 million or 36.5%, to $25.4 million for the three months ended March 31, 2007, from $18.6 million for the same period of 2006. This increase was attributable to increased volumes due to the Santana Acquisition, growth in our locker business and higher average selling prices in our commercial building product lines. We experienced a 5.2% increase in average selling prices quarter over quarter, due to the full benefit of price increases (implemented in the later half of 2005) reflected in all orders in 2007, as well as from improvement in product mix sold during the quarter ended March 31, 2007 compared to the same period in 2006.  Price increases in the commercial building products line take up to approximately 270 days before they are fully reflected in all sales orders.  Increased volumes within the commercial building products were partially offset by lower volumes within the industrial products line. Overall, we sold 12.9 million pounds of product in the three months ended March 31, 2007, which is an increase of 25.8% from the 10.2 million pounds sold during the comparable period in 2006.

Cost of Sales. Cost of sales increased by $4.1 million, or 28.2%, to $18.9 million for the three months ended March 31, 2007 from $14.7 million for the same period of 2006. The increase was primarily attributable to higher sales volumes in the three months ended March 31, 2007 from the Santana Acquisition. Average resin costs in the quarter ended March 31, 2007 were approximately 25.9% lower than the average resin costs in the same quarter of 2006. In the first quarter of 2007, average resin prices declined relative to their peak levels after the hurricane season of 2005 and first quarter 2006. However, in the first quarter of 2007, average resin prices were still above pre-hurricane levels of 2005.

Gross Margin. Gross margin increased by $2.7 million, or 67.8% to $6.6 million for the three months ended March 31, 2007 from $3.9 million for the same period in 2006. This increase was primarily attributable to increased sales volumes from the Santana Acquisition and the benefit of lower average resin costs. Gross margin as a percent of net sales increased to 25.9% for the three months ended March 31, 2007 from 21.0% for the same period in 2006.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $0.6 million, or 26.0%, to $2.7 million, or 10.7% of sales for the three months ended March 31, 2007 from $2.2 million, or 11.6% of net sales for the same period in 2006. The increase in selling, general and administrative expenses was primarily attributable to the Santana Acquisition.

Operating Income. Operating income increased by $2.1 million, or 119.5% to $3.8 million for the three months ended March 31, 2007 from $1.8 million for the comparable period in 2006 due to increased sales volumes and average selling price, and lower average resin costs.

Scranton Products – Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

The following table summarizes certain financial information relating to the Scranton Products segment results that have been derived from its consolidated financial statements:

		Combined
		Predecessor
	Successor	and Successor	Successor	Predecessor
			Period	Period
			May 11, 2005	January 1,
	Year Ended	Year Ended	to	2005
	December 31,	December 31,	December 31,	to May 10,
(Dollars in thousands)	2006	2005(a)	2005	2005
Net sales	$99,592	$72,908	$49,362	$23,546
Cost of sales	(74,496)	(62,360)	(44,647)	(17,713)
Gross margin	25,096	10,548	4,715	5,833
Selling, general and administrative expenses	(11,206)	(6,409)	(4,654)	(1,755)
Operating income	$13,890	$4,139	$61	$4,078

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

Net Sales. Net sales increased by $26.7 million or 36.6%, to $99.6 million for the year ended December 31, 2006, from $72.9 million for the same period of 2005. This increase was attributable to the Santana Acquisition and higher average selling price. We experienced a 29.5% increase in average selling prices year over year through price increases in the industrial and commercial building product lines during the later half of 2005, as well as from changes in product mix sold during the year ended December 31, 2006 compared to the same period in 2005. We increased prices in our bathroom products and locker systems, as well as industrial business. Net sales were also affected by increases attributable to additional sales volumes associated with the Santana Acquisition. Increased volumes within commercial building products were partially offset by lower volumes within industrial building segment. Overall, we sold 51.5 million pounds of product in the year ended December 31, 2006, which is an increase of 5.3% from the 48.9 million pounds sold during the comparable period in 2005.

Cost of Sales. Cost of sales increased by $12.1 million, or 19.5%, to $74.5 million for the year ended December 31, 2006 from $62.4 million for the same period of 2005. The increase was primarily attributable to higher sales volumes in the year ended December 31, 2006 from the Santana Acquisition and higher average resin prices per pound. Despite the 5.6% year over year increase in average resin prices, resin costs have declined from their peak levels in the fall of 2005.

Gross Margin. Gross margin increased by $14.5 million, or 137.9% to $25.1 million for the year ended December 31, 2006 from $10.5 million for the same period in 2005. This increase was primarily attributable to increased sales volumes from the Santana Acquisition and the benefit of higher average selling prices. Gross margin as a percent of net sales increased to 25.2% for the year ended December 31, 2006 from 14.5% for the same period in 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $4.8 million, or 74.8%, to $11.2 million, or 11.3% of sales for the year ended December 31, 2006 from $6.4 million, or 8.8% of net sales for the same period in 2005. The increase in selling, general and administrative expenses was primarily attributable to the addition of Santana product lines, as well as approximately $0.5 million from the amortization of intangible assets recorded in conjunction with the Transaction and Santana Acquisition, along with approximately $0.5 million in transition costs related to the Santana Acquisition.

Operating Income. Operating income increased by $9.8 million to $13.9 million for the year ended December 31, 2006 from $4.1 million for the comparable period in 2005 due to increased sales volumes and average selling price, partially offset by higher average resin costs and increased selling general and administrative expenses due to increased amortization and the Santana Acquisition.

Scranton Products – Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

The following table summarizes certain financial information relating to the Scranton Products segment results that have been derived from its consolidated financial statements:

	Combined Predecessor and Successor	Successor	Predecessor
(Dollars in thousands)	Year Ended December 31, 2005(a)	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Net sales	$72,908	$49,362	$23,546	$67,970
Cost of sales	(62,360)	(44,647)	(17,713)	(52,554)
Gross margin	10,548	4,715	5,833	15,416
Selling, general and administrative expenses	(6,409)	(4,654)	(1,755)	(4,878)
Operating income	$4,139	$61	$4,078	$10,538

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

Net Sales. Net sales increased by $4.9 million or 7.3%, to $72.9 million for the year ended December 31, 2005, from $68.0 million for the year ended December 31, 2004. This increase was primarily attributable to an increase in sales primarily from existing customers in our industrial business as well as a slight increase in sales within Comtec, the fabrication component of our Scranton Products segment. We have also seen an improvement in selling prices through price increases in Scranton Products during the year ended December 31, 2005. From August through October, we increased the selling prices of fabricated products over 24.0% for partitions and 5.0% for locker sales. These pricing actions will be realized as the orders are released over a 180 day cycle. Overall, we sold 48.8 million pounds of product during 2005, which was a slight decrease of 1.2% from the 49.4 million pounds sold during 2004.

Cost of Sales. Cost of sales increased by $9.8 million, or 18.7%, to $62.4 million for the year ended December 31, 2004 from $52.6 million for the year ended December 31, 2004.  This increase was primarily attributable to our company’s 30% increase in average resin prices per pound during 2005. The increase was also attributable to increased hardware costs for partitions and lockers due to higher steel prices.

Gross Margin. Gross margin decreased by $4.9 million, or 31.6%, to$10.5 million for the year ended December 31, 2005 from $15.4 million for the year ended December 31, 2004. Gross margin as a percent of net sales decreased from 22.7% for the year ended December 31, 2004 to 14.5% for the year ended December 31, 2005. This decrease was primarily attributable to margin pressure from rising raw material prices, which was only partially offset by improved selling prices during the last six months of 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.5 million, or 31.4%, to $6.4 million, or 8.8% of sales for the year ended December 31, 2005 from $4.9 million, or 7.2% of net sales for the year ended December 31, 2004. The increase in selling, general and administrative expenses was primarily attributable to increased depreciation and amortization, which resulted from the amortization of additional intangibles and increased depreciation from the new fixed asset values associated with the Transaction.

The Successor period includes increased depreciation and amortization costs related to the increased fixed asset values and higher intangibles assets that we recorded in conjunction with the Transaction.

Operating Income. Operating income decreased by $6.4 million to $4.1 million for the year ended December 31, 2005 from operating income of $10.5 million for the year ended December 31, 2004, primarily as a result of the impact of significantly higher raw material costs.

Corporate Overhead Costs – Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006.

The following table summarizes certain information relating to our corporate overhead costs, which include corporate payroll costs, as well as corporate-related professional fees.

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Net sales	$—	$—
Cost of sales	—	—
Gross margin	—	—
General and administrative expenses	(2,638)	(1,517)
Operating loss	$(2,638)	$(1,517)

General and Administrative Expenses. Corporate general and administrative expenses increased by $1.1 million, or 73.9%, to $2.6 million for the three months ended March 31, 2007 from $1.5 million for the three months ended March 31, 2006. The increase in general and administrative expenses was primarily attributable to a $0.2 million increase in depreciation expense primarily related to our information system upgrade completed in the third and fourth quarters of 2006,  $0.4 million attributable to management fees to a majority investor in the Company’s shareholder, and approximately $0.2 million of increased professional fees such as Sarbanes-Oxley compliance, information technology, accounting and legal costs, to support our development of a public company infrastructure, as well as increases from management additions made at corporate to support our growth and to meet the requirements of a public company registrant.

Corporate Overhead Costs –Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

The following table summarizes certain information relating to our corporate overhead costs, which include corporate payroll costs, as well as corporate-related professional fees.

	Successor	Combined Predecessor and Successor	Successor	Predecessor
(Dollars in thousands)	Year Ended December 31, 2006	Year Ended December 31, 2005(a)	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005
Net sales	$—	$—	$—	$—
Cost of sales	—	—	—	—
Gross margin	—	—	—	—
Selling, general and administrative expenses	(8,042)	(16,257)	(2,421)	(13,836)
Operating loss	$(8,042)	$(16,257)	$(2,421)	$(13,836)

(a)           Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

General and Administrative Expenses. Corporate general and administrative expenses decreased by $8.2 million, or 50.5%, to $8.0 million for the year ended December 31, 2006 from $16.3 million for the year ended December 31, 2005. The higher level of general and administrative expenses in 2005 was primarily attributable to a one-time compensation charge in the Predecessor period of approximately $12.8 million relating to the vesting of certain restricted stock units upon the closing of the Transaction in 2005. This charge was partially offset by increases of approximately $1.2 million in professional fees such as accounting, Sarbanes-Oxley compliance preparation and legal costs, to support our preparation of a public infrastructure, $1.0 million attributable to our management fee, as well as increases from management additions made at corporate to support our growth and to meet the requirements of a public registrant.

Corporate Overhead Costs – The Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

The following table summarizes certain information relating to our corporate overhead costs, which include corporate payroll costs, as well as corporate-related professional fees.

	Combined Predecessor and Successor	Successor	Predecessor
(Dollars in thousands)	Year Ended December 31, 2005(a)	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Net sales	$—	$—	$—	$—
Cost of sales	—	—	—	—
Gross margin	—	—	—	—
Selling, general and administrative expenses	(16,257)	(2,421)	(13,836)	(2,356)
Operating income	$(16,257)	$(2,421)	$(13,836)	$(2,356)

(a)                                  Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction with the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

General and Administrative Expenses. Corporate general and administrative expenses increased by $13.9 million, or 590.0%, to $16.3 million for the year ended December 31, 2005 from $2.4 million for the year ended December 31, 2004. The increase in general and administrative expenses was primarily attributable to a one-time compensation charge in the 2005 Predecessor period of approximately $12.8 million relating to the vesting of certain restricted stock units upon the closing of the Transaction in 2005. This amount was funded by the Predecessor from the purchase price of the Transaction.

Liquidity and Capital Resources

Our primary cash needs are working capital, capital expenditures and debt service. We have historically financed these cash requirements through internally-generated cash flow and debt financings. We also have a senior secured credit facility which provides additional liquidity to support our growth. In addition, we may also raise additional equity to finance acquisitions in the future.

Cash provided by operating activities was $11.2 million for the three months ended March 31, 2007, compared with $3.8 million used in operating activities for the three months ended March 31, 2006. The increase in cash provided by operating activities in the first quarter of 2007 was primarily due to higher earnings and non-cash expenses such as depreciation and amortization and deferred income taxes, as well as lower raw material and finished goods inventory levels due to improved inventory management. These factors were partially offset by the increase in interest paid of $3.1 million in the first quarter of 2007 compared to 2006.

Cash provided by operating activities was $1.9 million for the year ended December 31, 2006, compared with $35.1 million provided by operating activities for the year ended December 31, 2005. The decrease in cash provided by operating activities in the year 2006 was primarily due to the payment of $25.3 million in interest on our long-term debt, increased raw material costs, reduction in levels of payables at the end of 2006 compared to 2005 (mainly for resin purchases made at the end of 2005) and higher working capital levels to support growth. These factors were only partially offset by improved finished good inventory management.

Cash used in investing activities was $59.9 million for the three months ended March 31, 2007, compared to $5.5 million for the three months ended March 31, 2006. Cash used in investing activities in 2007 was primarily attributable to $57.4 million related to the Procell Acquisition completed on January 31, 2007. The remaining cash used in investing activities in 2007 related to capital expenditures for information technology upgrades, continued additions for manufacturing equipment at our Keyser facility as well additional equipment for the capacity expansion at Procell. Cash used in investing activities in the first quarter of 2006 primarily related to the Keyser facility expansion. We estimate that capital expenditures for 2007 will be $14.0 to $19.0 million. As we grow our businesses, we may have to incur significant additional capital expenditures.

Cash used in investing activities was $52.0 million for the year ended December 31, 2006, compared to $234.5 million for the year ended December 31, 2005. Cash used in investing activities in 2006 was primarily attributable to $35.0 million related to the Santana Acquisition completed on April 28, 2006. The majority of the remaining cash used in investing activities in 2006 related to capital expenditures for the continued development of our new facility to manufacture AZEK residential products, as well as for a company-wide accounting software upgrade that was implemented during the third and fourth quarters of 2006. In the period of May 11, 2005 to December 31, 2005, cash used in investing activities of $212.8 million related to the acquisition of the equity interests in the Predecessor in connection with the Transaction, while $17.3 million was attributable to capital expenditures for the AZEK Building Products facility. Predecessor cash used in investing activities in 2005 and 2004 related to capital expenditures of $4.5 million and $7.3 million, respectively. We estimate that capital expenditures for 2007 will be $14.0 to $19.0 million. As we grow our businesses, we may have to incur significant additional capital expenditures.

Cash provided by financing activities for the three months ended March 31, 2007 was $57.9 million compared to cash used in financing activities of $0.2 million for the three months ended March 31, 2006. The majority of cash provided by financing activities related to proceeds from the $33.0 million of additional financing of floating rate notes, as well as $34.9 million in proceeds from additional paid in capital received, each of which was used to fund the Procell Acquisition.  We also repaid the remaining balance on our revolving credit facility of $9.5 million. Cash used for financing activities for the three months ended March 31, 2006 was attributable to payments on long-term debt as well as additional financing fees.

Cash provided by financing activities for the year ended December 31, 2006 was $37.4 million compared to cash provided by financing activities of $211.5 million for the year ended December 31, 2005. The majority of cash provided by financing activities related to the proceeds from the $30.0 million additional financing of floating rate notes, as well as $9.0 million in proceeds from our senior secured credit facility, $5.3 of which we incurred as part of the Santana Acquisition, with the remaining proceeds used for operating activities. We also incurred an additional $1.9 million in financing costs related to the public registration and exchange offer of the August 2006 Notes. Cash provided by financing activities for the year ended December 31, 2005 primarily represented proceeds from the refinancing and issuance of $65.0 million of senior floating rate notes, $150.0 million in senior fixed rate notes, $5.0 million in borrowings from our senior secured credit facility and $128.4 million in capital contributions, partially offset by payments on the Predecessor’s long-term debt obligations of $142.3 million.

Floating Rate Notes and Fixed Rate Notes. Our Senior Floating Rate Notes due 2012 (the “Floating Rate Notes”) and 10 ½ %Senior Notes due 2013(the “Fixed Rate Notes” and collectively with the Floating Rate Notes, the “Notes”) have been guaranteed by Holdings and all of our subsidiaries. The indenture governing the Notes, which is material to our company, contains a number of covenants that, among other things, restrict our ability, and the ability of any subsidiary guarantors, subject to certain exceptions, to sell assets, incur additional debt, repay other debt, pay dividends and distributions on our capital stock or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates.  For more information concerning these covenants, including with respect to our ability to incur additional debt, see “—Covenant Ratios in Indenture and Senior Secured Credit Facility” below, as well as “Description of Exchange Notes.” As of March 31, 2007, we were in compliance with all covenants contained in the indenture governing the Notes.

On April 28, 2006, in connection with the Santana Acquisition, we issued an additional $30.0 million aggregate principal amount of Floating Rate Notes. These additional notes are governed by the same indenture dated as of July 5, 2005, governing the previously issued Floating Rate Notes.

In connection with the Procell Acquisition, we issued an additional $33.0 million aggregate principal amount of Floating Rate Notes on January 31, 2007, $16.5 million of which are subject to this exchange offer. These additional notes are governed by the same indenture dated as of July 5, 2005, governing the previously issued Floating Rate Notes.

Senior Secured Credit Facility. We have a credit facility that provides borrowing availability of up to $40.0 million. However, the amount of borrowing capacity available is limited to an amount equal to the sum of (a) 85% of our accounts receivable and (b) 60% of our inventory. The borrowings under the senior secured credit facility are available until its maturity in 2011 to fund our ongoing working capital requirements, capital expenditures and other general corporate needs. Indebtedness under the senior secured credit facility is secured by substantially all of our present and future assets. In addition, the senior secured credit facility is guaranteed by Holdings and all of our domestic subsidiaries, including Scranton Products Inc. and AZEK Building Products Inc.

The senior secured credit facility imposes certain restrictions on us and the subsidiary guarantors, including restrictions on our ability to incur additional indebtedness or issue guarantees, grant liens, make fundamental changes in our business, corporate structure or capital structure, including, among other things, entering into mergers, acquisitions and other business combinations, make loans and investments, enter into transactions with affiliates, modify or waive material agreements in a manner that is adverse in any material respect to the lenders, or prepay or repurchase subordinated indebtedness. In addition, the senior secured credit facility includes a material financial covenant that requires us to maintain at all times a maximum total senior secured leverage ratio less than or equal to 1.5 to 1.0. For more details of the terms of the senior secured credit facility, see “—Covenant Ratios in Indenture and Senior Secured Credit Facility” below, as well as “Description of Certain Indebtedness.” As of March 31, 2007, we were in compliance with all covenants contained in our senior secured credit facility.

Change in Control Provisions in Indebtedness. The occurrence of certain kinds of change of control events would constitute an event of default under the agreement governing our senior secured credit facility, and would also trigger a requirement under the indenture governing the Notes to offer to repurchase all then outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all Notes have been previously called for redemption. A default under our senior secured credit facility would result in a default under the indenture governing the Notes if the lenders accelerate the debt under our senior secured credit facility. In addition, our failure to purchase tendered Notes would constitute an event of default under the indenture governing the notes, which in turn, would constitute a default under our senior secured credit facility. Moreover, our senior secured credit facility restricts our ability to repurchase the Notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase Notes unless we first repay all indebtedness outstanding under our senior secured credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all.

Covenant Ratios in Indenture and Senior Secured Credit Facility. As discussed above under “—Senior Secured Credit Facility,” the credit agreement governing our senior secured credit facility includes a material financial covenant that requires us to maintain at all times a maximum total senior secured leverage ratio less than or equal to 1.5 to 1.0 (referred to in the credit agreement as the “Senior Secured Leverage Ratio”). The Senior Secured Leverage Ratio, for the twelve-month period ending on the last day of any fiscal quarter, is defined in the credit agreement as the ratio of (a) senior secured indebtedness on the last day of such period to (b) “Consolidated EBITDA,” or earnings before interest, taxes, depreciation and amortization for the such twelve-month period, which we refer to herein as “Adjusted EBITDA,” in each case calculated on a pro forma basis as provided below. Non-compliance with this financial covenant could result in an event of default under our credit agreement and, under certain circumstances, a requirement to immediately repay all amounts outstanding under the credit agreement and could trigger a cross-default under our indenture governing the Notes or other indebtedness we may incur in the future. Moreover, we will not be able to borrow additional amounts under our senior secured credit facility if we are in default under our credit agreement, including non-compliance with this financial covenant.

In addition, the indenture governing the Notes includes a material covenant limiting the amount of indebtedness that we and our subsidiaries may incur. Under the indenture, we and the subsidiary guarantors are permitted to incur indebtedness only if the ratio of Adjusted EBITDA (referred to in the indenture as “Consolidated EBITDA”) for the four most recent full fiscal quarters to certain fixed charges for such period, calculated on a pro forma basis is greater than 2.0 to 1.0 (referred to in the indenture as the “Consolidated Fixed Charge Coverage Ratio”) or, if the ratio is less, only if the indebtedness falls into specified debt baskets, including, for example, a credit agreement debt basket, an existing debt basket, a capital lease and purchase money debt basket, an intercompany debt basket, a permitted guarantee debt basket, a hedging debt basket, a letter of credit basket, an acquired debt basket and a general debt basket. The acquired debt basket permits us or any of our restricted subsidiaries to incur debt to finance an acquisition so long as the Consolidated Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition. We utilized this debt basket to finance the Santana Acquisition and the Procell Acquisition. Non-compliance with this covenant could result in an event of default under the indenture and, under certain circumstances, a requirement to immediately repay all amounts outstanding under the Notes and could trigger a cross-default under our credit agreement or other indebtedness we may incur in the future.

Adjusted EBITDA is calculated similarly under both the credit agreement and the indenture governing the Notes by adding consolidated net income, income taxes, interest expense, depreciation and amortization and other non-cash expenses, income or loss attributable to discontinued operations and amounts payable pursuant to the management agreement with AEA Investors. In addition, consolidated net income is adjusted to exclude, among other items: after-tax gains or losses from asset sales; unrealized gains or losses arising from hedging agreements or derivative instruments; any after-tax extraordinary or nonrecurring gains or losses and any unusual or nonrecurring charges (including severance, relocation costs and one-time compensation charges or restructuring charges or reserves related to the closure of facilities), including any expenses, gains or losses incurred in connection with any issuance of debt or equity; any non-cash compensation charges arising from the grant or issuance of equity instruments; fees, costs and expenses in connection with any acquisition (including the Transaction), including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to indebtedness being retired or repaid in connection with such acquisition, as well as bonus payments paid to employees in connection with such acquisition; any amortization of premiums, fees, or expenses incurred in connection with the Transaction or any other acquisition, or any non-cash write-ups and non-cash charges relating to inventory, fixed assets, intangibles or goodwill, as permitted by Accounting Principles Board Opinions Nos. 16 and 17, respectively; any non-cash impact attributable to the application of purchase method of accounting in accordance with GAAP; the cumulative effect of a change in accounting principles; and any impairment charge or asset write-off pursuant to SFAS No. 142 and No. 144 and the amortization of intangibles arising pursuant to SFAS No. 141.

In calculating the ratios, our Adjusted EBITDA, senior secured indebtedness and fixed charges, as the case may be, are each adjusted by giving pro forma effect to acquisitions and dispositions that occurred in the prior four quarters, including certain cost savings and synergies, if any, expected to be obtained in the succeeding six months. Accordingly, the ratios presented below give pro forma effect to the Santana Acquisition, which closed on April 28, 2006 and the Procell Acquisition which closed on January 31, 2007.

The following table sets forth the Senior Secured Leverage Ratio pursuant to our credit agreement, as well as the amount of senior secured indebtedness and Adjusted EBITDA, on a pro forma basis as defined by our credit agreement:

(Dollars in thousands)	Covenant Amount	Twelve Months Ended March 31, 2007
Senior Secured Leverage Ratio	Maximum of 1.5x	0.02	x
Senior secured indebtedness		$1,255
Adjusted EBITDA		$57,088

The following table sets forth the Consolidated Fixed Charge Coverage Ratio, as well as the amount of fixed charges and Adjusted EBITDA, on a pro forma basis as defined in the indenture.

(Dollars in thousands)	Twelve Months Ended March 31, 2007
Consolidated Fixed Charge Coverage Ratio	1.81	x
Adjusted EBITDA(1)	$57,088
Fixed charges(1)	$31,582

(1)           The Consolidated Fixed Charge Coverage Ratio is calculated under the indenture by dividing Adjusted EBITDA (which includes fixed charges) by fixed charges. In accordance with the indenture, fixed charges, calculated on a pro forma basis after giving effect to the Santana Acquisition and the Procell Acquisition, include consolidated interest expense, net, of $31.6 million and includes the amortization of $1.8 million of deferred financing costs. The variable portion of interest expense was calculated using a LIBOR rate of 5.367%.

The following table provides the calculation of Adjusted EBITDA, pursuant to the covenants described above in our credit agreement and indenture, for the twelve month period ended March 31, 2007, on a pro forma basis as defined by our credit agreement and Indenture:

		Add:	Less:	Pro Forma
		Three	Three	Adjusted
		Months	Months	Twelve Months
	Year Ended	Ended	Ended	Ended
	December 31,	March 31,	March 31,	March 31,
(Dollars in thousands)	2006	2007	2006	2007
Net (loss) income (a)	$(485)	$5,210	$3,637	$1,088
Interest expense, net (a)	28,685	8,546	6,210	31,021
Income tax expense (benefit)	230	3,120	2,307	1,043
Depreciation and amortization	13,813	4,126	3,073	14,866
EBITDA	42,243	21,002	15,227	48,018
Relocation and hiring costs (b)	81	—	—	81
Retiring executive costs (c)	385	—	45	340
Management fee (d)	1,021	375	—	1,396
Severance costs(e)	—	21	—	21
Santana Acquisition costs (f)	519	13	—	532
Procell non—recurring charges (g)	26	11	—	37
Adjusted EBITDA	$44,275	$21,422	$15,272	$50,425
Pro forma adjustments (h)	8,582	710	2,629	6,663
Adjusted EBITDA with pro forma adjustments	$52,857	$22,132	$17,901	$57,088

(a)     Net loss and interest expense each includes the amortization of approximately $1.9 million of deferred financing costs classified as interest expense for the year ended December 31, 2006.

(b)     Represents a charge related to the relocation and hiring costs incurred upon the replacement and expansion of our executive management team in the first half of 2006.

(c)     Three executives and co-founders of the business retired and their positions were not and will not be replaced. Therefore, this adjustment reflects the elimination of their salary and benefits as if they had been retired during the period presented.

(d)     Represents the elimination of the AEA Investors management fee that was charged during the period presented.

(e)     Represents severance costs attributable to an employment agreement for an individual whose position has not been replaced.

(f)      Represents charges related to integration and moving expenses from the Santana Acquisition, which we acquired on April 28, 2006.

(g)      Represents charges related to integration costs from the Procell Acquisition, which we acquired on January 31, 2007.

(h)           Represents the pro forma effect from Santana and Procell Decking as if the Santana Acquisition and Procell Acquisition each took place on April 1, 2006, as defined by our credit agreement.

While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under our debt agreements, management believes the adjustments described above are in accordance with the covenants in our credit agreement and indenture, as discussed above. Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net income or other measures as determined in accordance with GAAP and should be utilized in understanding our ability to comply with our debt instruments. Adjusted EBITDA should be used to analyze our ability to comply with our covenants. In addition, other companies in our industry or across different industries may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Long-term Liquidity. At March 31, 2007, we had the availability of $38,745,000 under our revolving credit facility. We anticipate that the funds generated by our operations, as well as funds available under our senior secured credit facility, will be sufficient to meet working capital requirements and to finance capital expenditures over the next several years. There can be no assurance, however, that our business will generate sufficient cash flow from operations, that anticipated net sales growth and operating improvements will be realized or that future borrowings will be available under our senior secured credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and acquisitions, will depend upon our future performance and our ability to stay in compliance with our financial covenants, which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. We may also need to obtain additional funds to finance acquisitions, which may be in the form of additional debt or equity.  Some other risks that could materially adversely affect our ability to meet our debt service obligations include, but are not limited to, risks related to increases in the cost and lack of availability of resin and our ability to pass through costs or price increases to cover such costs on a timely basis, our ability to protect our intellectual property, rising interest rates, a decline in gross domestic product levels, weakening of the residential, commercial and institutional construction markets, the loss of key personnel, our ability to continue to invest in equipment, and a decline in relations with our key distributors and dealers.

Impact of the Santana Acquisition

In connection with the Santana Acquisition, we incurred significant additional indebtedness that we financed with the issuance of the additional $30.0 million of Floating Rate Notes described above. We borrowed an additional $5.3 million on our senior secured credit facility, which provides for borrowings of up to $40.0 million. As a result of our new indebtedness, our interest expense is higher than in periods prior to the Santana Acquisition.

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2006. This table does not include information on our recurring purchases of materials for use in production, as our raw materials purchase contracts do not require fixed or minimum quantities. This table also excludes payments relating to income tax due to the fact that, at this time, we cannot determine either the timing or the amounts of payments for all periods beyond December 31, 2006 for certain of these liabilities.

		Due in
		Less than 1	Due in	Due in	Due after
(Dollars in thousands)	Total	Year	1-3 years	3-5 years	5 years
Notes	$245,000	$—	$—	$245,000	$—
Credit facility(a)(b)	9,500	9,500	—	—	—
Interest on Notes	165,686	27,261	81,783	56,642	—
Interest on Credit facility	926	926	—	—	—
Note payable	8	8	—	—	—
Capital lease obligations	12,357	1,150	2,256	1,654	7,297
Operating lease obligations	3,761	874	1,428	854	605
Total(c)	$437,238	$39,719	$85,467	$304,150	$7,902

(a)   As of December 31, 2006, there was a letter of credit of $1.3 million held against our senior secured credit facility, which provides for borrowings of up to $40.0 million.

(b)   As of March 9, 2007, our credit facility had a balance of $5.0 million, along with the letter of credit held against it of $1.3 million.

(c)   On January 31, 2007, we issued an additional $33.0 million in Floating Rate Notes in connection with the Procell Acquisition, which is not reflected in this table.

The following table summarizes our contractual cash obligations as of March 31, 2007. This table does not include information on our raw materials purchase contracts, as they do not require fixed or minimum quantities. We include any raw material purchases that have been ordered but not yet received.

		Due in
		Less than 1	Due in	Due in	Due after
(Dollars in thousands)	Total	Year	1-3 years	3-5 years	5 years
Notes	$278,000	$—	$—	$278,000	$—
Interest on Notes		31,260	93,779	62,640	—
Capital lease obligations	17,154	1,726	4,560	3,442	7,426
Operating lease obligations	8,542	1,060	2,472	1,876	3,134
Raw material purchases	1,657	1,657	—	—	—
FIN 48 tax liability	702	—	702	—	—
Total (a)	$493,734	$35,703	$101,513	$345,958	$10,560

(a)          As of March 31, 2007, there was a letter of credit of $1.3 million held against our senior secured credit facility, which provides for borrowings of up to $40.0 million.

Off-Balance Sheet Arrangements

None.

Seasonality

Our sales have historically been moderately seasonal and have been strongest in the first and third quarters of the calendar year.  We typically experience increased sales of AZEK products in the first quarter of the year as a result of our “early buy” sales program, which encourages dealers to stock AZEK products through the use of incentive discounts.  We have generally experienced decreased sales in the fourth quarter due to adverse weather conditions in certain markets during the winter season.  In addition, we have experienced increased sales of our bathroom partition products during the summer months during which schools are typically closed.  We expect these cycles to moderate as AZEK sales growth continues to consistently grow throughout the calendar year.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statement No. 133 and 140 (“SFAS No. 155”). SFAS 155 allows financial instruments that contain an embedded derivative that otherwise would require bifurcation to be accounted for as a whole on a fair value basis. This statement is effective for all financial instruments acquired after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect that the adoption of SFAS 157 will have a material impact on our consolidated financial statements.

In June 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation became effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for our Company). Any adjustments required upon the adoption of this interpretation must be recorded directly to retained earnings in the year of adoption and reported as a change in accounting principle. We adopted the provisions of FIN 48, as of January 1, 2007, and as a result of that adoption, we recorded $800,000 of unrecognized tax benefits on the balance sheet, of which $702,000 were carried as a non-current liability and $98,000 as offsets to current deferred tax assets, which did not result in a cumulative effect adjustment to retained earnings as the adjustment was recorded to goodwill based on the nature of the tax position involved.  If the unrecognized tax benefits were recognized in the future, there would be no impact to our effective tax rate

When applicable, our practice is to recognize interest and/or penalties related to income tax matters in income tax expense.  As of March 31, 2007 and January 1, 2007, there was no accrual for interest or penalties recorded on the condensed consolidated balance sheet. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction.  We and our subsidiaries’ federal income tax returns for tax years 2003 and beyond are open tax years subject to examination by the Internal Revenue Service (IRS).  The IRS has recently notified us that they intend to commence an examination of the tax return for the period ending May 10, 2005.  It is reasonably possible that the examination phase of the audit may be concluded in the next 12 months, and that the related unrecognized tax benefits for tax positions taken regarding previously filed tax returns may change from those recorded in our financial statements at January 1, 2007.   We and our subsidiaries also file income tax returns in various state jurisdictions as appropriate, with varying statutes of limitation.  There are no state income tax examinations in process at this time.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this standard on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are subject to interest rate market risk in connection with our long-term debt. Our principal interest rate exposure relates to the floating rate notes and any outstanding amounts under our senior secured credit facility. In addition, the market value of the fixed rate notes will fluctuate with interest rates.

Our outstanding floating rate notes bear interest at variable rates based on LIBOR. Each quarter point increase or decrease in the interest rate would change our interest expense by approximately $0.3 million per year. Our senior secured credit facility provides for borrowings of up to $40.0 million, which also bear interest at variable rates. Assuming the senior secured credit facility is fully drawn, each quarter point increase or decrease in the applicable interest rate would change our interest expense by approximately $0.1 million per year. In the future, we may enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility.

Inflation

Our cost of sales is subject to inflationary pressures and price fluctuations of the raw materials we use, particularly, the cost of petrochemical resin. Historically, we have generally been able over time to recover the effects of inflation and price fluctuations through sales price increases and production efficiencies associated with technological enhancements and volume growth.

Raw Material; Commodity Price Risk

We rely upon the supply of certain raw materials and commodities in our production processes; however, we do not typically enter into fixed price contracts with our suppliers. The primary raw materials we use in the manufacturing of our products are various dry petrochemical resins, primarily PVC, HDPE and PP, which represented more than half of our cost of goods sold for the three months ended March 31, 2007 and for the years ended December 31, 2006 and 2005. The exposures associated with these costs are primarily managed through terms of the sales and by maintaining relationships with multiple vendors. Prices are negotiated on a continuous basis, and we do not typically buy forward beyond six months and we have not entered into hedges with respect to our raw material costs.

Dry petrochemical resin prices may continue to fluctuate as a result of changes in natural gas and crude oil prices, other precursor raw materials for the products and underlying demand for these products. The instability in the world market for petroleum and the North American natural gas markets could materially adversely affect the prices and general availability of raw materials. Over the past several years we have at times experienced rapidly increasing resin prices primarily due to the increased cost of oil and natural gas. Due to the uncertainty of oil and natural gas prices, we cannot reasonably estimate our ability to successfully recover any cost increases. Even if we are able to pass these cost increases on to our customers, we may not be able to do so on a timely basis, our gross margins could decline and we may not be able to implement other price increases for our products. To the extent that increases in the cost of resins cannot be passed on to our customers, or the duration of time lags associated with a pass through becomes significant, such increases may have a material adverse effect on our profitability and financial condition. Moreover, we do not reprice any existing orders. Also, increases in resin prices could negatively impact our competitive position as compared to wood and metal products that are not affected by changes in resin prices.

Our raw material supplies are subject to not only price fluctuations but also other market disturbances including supply shortages and natural disasters. In the event of an industry-wide general shortage of resins, or a shortage or discontinuation of certain types of resins purchased from one or more of our suppliers, we may not be able to arrange for alternative sources of resin. In the past, we have been able to maintain necessary raw material supplies, but any such shortages may materially negatively impact our production process as well as our competitive position versus companies that are able to better or more cheaply source resin.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about (a) the terms of the Transaction, the Santana Acquisition and the Procell Acquisition; (b) the markets in which we operate, including growth of our various markets and growth in the use of synthetic products; and (c) our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” are forward-looking statements. As described under “About this Prospectus,” the forward-looking statements contained herein regarding market share, market sizes and changes in markets are subject to various estimations, uncertainties and risks.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•                  risks associated with our substantial indebtedness and debt service;

•                  risks of increasing competition in our existing and future markets, including competition from new products introduced by competitors;

•                  risk that projections of increased market size do not materialize as expected;

•                  increases in prices and lack of availability of resin and other raw materials and our ability to pass any increased costs on to our customers in a timely manner;

•                  risks related to our dependence on the performance of our AZEK products;

•                  general economic or business conditions, either nationally, regionally or in the individual markets in which we conduct business may deteriorate and have an adverse impact on our business strategy, including without limitation, factors relating to interest rates, gross domestic product levels and activity in the residential, commercial and institutional construction market;

•                  changes in governmental laws and regulations, including environmental law, and regulations;

•                  continued increased acceptance of synthetic products as an alternative to wood and metal products;

•                  our ability to retain management;

•                  our ability to meet future capital requirements;

•                  our ability to protect our intellectual property rights;

•                  downgrades in our credit ratings; and

•                  other risks and uncertainties, including those listed under the caption “Risk Factors.”

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included into this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

BUSINESS

Company Overview

We are a manufacturer of market-leading brands of highly engineered building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of applications.  Since our inception in 1983, we have been able to identify and capitalize on conversion opportunities to replace traditional building materials with our low maintenance, long-life, high-value, synthetic building products.  We have developed a number of branded products such as AZEK, Comtec, Capitol, EverTuff, TuffTec, Hiny Hiders and Celtec, as well as other branded and non-branded products, that we believe are leaders in their respective end markets.  Today we rank among the largest manufacturers of highly engineered synthetic building and industrial replacement products in the United States.  Additionally our company has developed through years of research, development and field experience, proprietary technology and dry petrochemical resin blends, creating competitive advantages through product differentiation.

We operate the following two business units:

•                  AZEK Building Products, which produces exterior residential building products such as AZEK trimboards, millwork and mouldings, and decking systems (with the addition of Procell Decking on February 1, 2007), as well as Celtec and other similarly manufactured and distributed wood and metal replacement products for residential and industrial end markets; and

•                  Scranton Products, which produces highly engineered fabricated commercial building products, including our Comtec and Santana bathroom partitions and locker systems, as well as similarly manufactured and distributed non-fabricated special application industrial products, including Seaboard and Flametec.

AZEK Building Products

Our AZEK Building Products business unit, representing approximately 73% of our net sales for the three months ended March 31, 2007 and approximately 62%, 67% and 60% of our net sales for the years ended December 31, 2006, 2005 and 2004, respectively, manufactures our AZEK exterior trim, millwork, moulding products utilized in the residential building products sector, as well as Celtec and other branded products which are substitutes for wood and metal in a variety of industrial applications, including industrial tank linings, marine products, fire retardant products and commercial signage. Through our AZEK product line, we offer a variety of products for exterior housing applications such as trim, fascia, soffit, cornerboards, millwork, mouldings and window casements and many other residential home exterior products. AZEK is virtually identical to wood aesthetically, but provides functional advantages as it does not warp or rot, is impervious to water and insect infestation and, although it does not require painting, it holds paint longer in applications where the product is painted. All of our AZEK products are manufactured from comparable raw material ingredients, including polyvinyl chloride, or PVC, and are manufactured internally through similar processes, providing significant cost benefits through vertical integration. We sell our AZEK products through an expanding nationwide network of specialty building product distributors with over 65 locations who then sell to over 1,900 dealers including lumber yards, contractors and installers. In addition, we sell Celtec and other similarly manufactured products through a similar national distribution network. Due to our product quality, market leadership and national sales and distribution network, AZEK has developed significant brand awareness within the residential home exteriors market, making it the product of choice for consumers of synthetic home exterior products.

On January 31, 2007, we completed the acquisition of Procell Decking for a purchase price of approximately $54.0 million, referred to herein as the Procell Acquisition.  Procell Decking leverages solid-core, cellular PVC technology combined with agra-fiber to produce a durable, long-life product with superior attributes that serves as a replacement for wood and composite products in decking applications.  Procell’s use of cellular solid-core PVC technology is complementary to our AZEK Trimboards manufacturing process, creating a solid, load-bearing yet lightweight decking product.  We combined the Procell Decking operations with our AZEK Building Products business unit in order to effectively leverage AZEK’s brand, sales team, and two-step distribution footprint.

Scranton Products

Our Scranton Products business unit, representing approximately 27% of our net sales for the three months ended March 31, 2007 and approximately 38%, 33% and 40% of our net sales for the years ended December 31, 2006, 2005 and 2004, respectively, fabricates our Comtec and Santana synthetic bathroom partition and locker systems, and manufactures non-fabricated products, such as Seaboard and Flametec, that are utilized in various applications including semiconductors and marine construction, food preparation, playground equipment and other diverse applications. We have been able to successfully differentiate our product offering from our competitors through the introduction of proprietary products that are flame retardant, ultraviolet stable and highly resistant to abrasion or chemical corrosion. In addition, we believe we are the largest vertically integrated supplier of synthetic bathroom partition and locker systems, which we sell to schools, universities, parks, recreational facilities, stadium arenas, industrial plants, as well as various retail and commercial facilities. Our bathroom partition and locker alternatives, sold under our leading brands of Comtec, Capitol, EverTuff, Hiny Hiders and TuffTec, are impervious to rust, dents, and scratches; are longer lived; graffiti resistant; easily cleaned; and require minimal maintenance once installed, unlike competing metal products. All of our products within this business unit are derived from comparable raw material ingredients, including either high density polyethylene, or HDPE, or polypropylene, or PP, and are manufactured internally through similar processes. This provides us with cost benefits compared to competitors who do not have our vertically integrated manufacturing capacity and therefore may have a less competitive cost position. We sell our bathroom partition and locker systems through both a direct and indirect sales force which covers over 1,500 local dealers across the United States, Canada and Latin America.

Our Competitive Strengths

We believe that our key competitive strengths are:

Leading Market Positions with Established Quality Brands.

•                  AZEK Building Products. AZEK was awarded #1 for quality in Custom Home Magazine’s 2005 brand use study in the decorative mouldings, trim and columns category. Contractor perception of our AZEK products has been very favorable which has contributed to its increasing market penetration. According to a 2003 survey in Remodeling Magazine, 98% of remodelers who have used AZEK in the past would use it again. In addition, we have successfully branded many of our non-fabricated products, such as Celtec and Polycarve®.

•                  Scranton Products. We believe we are the leading manufacturer of highly engineered synthetic bathroom and locker room products with our Comtec, Capitol, Hiny Hiders and EverTuff brands. With the support of our manufacturing and distribution capabilities, we believe we have established TuffTec as the market leading brand in the synthetic locker market. Each of these brands is well established and architects frequently request our fabricated products by name. In addition, we have successfully branded many of our non-fabricated products, such as Seaboard and Flametec.

Extensive and Growing Distribution Network. Our products are distributed through an extensive network consisting of manufacturers’ representatives, distributors and dealers. We utilize a two-step distribution system through which our AZEK products are first sold to exclusive distributors, who in turn sell them to dealers, such as lumber yards or retail outlets. Our internal AZEK sales force consists of seasoned marketing professionals, most of whom have been chosen for their experience in promoting other synthetic building products through two-step distribution channels. We choose distributors based on their ability to market and promote AZEK through their internal sales force and other industry contacts. Currently, our AZEK distributor network services dealers across the United States and Canada through over 65 locations. We have increased our AZEK dealer base from 150 dealers in 2001 to over 1,900 local stocking dealers as of March 31, 2007. No single dealer location accounts for more than 2% of AZEK sales. AZEK is the exclusive cellular PVC trim product carried by virtually all our dealers and has preferred vendor status at Stock Building Supply and 84 Lumber, two of the largest building materials suppliers focused on professional contractors in the United States.

Low-Cost Manufacturer. Through over 23 years of developing highly engineered fabricated products based on our manufacturing and fabrication expertise, we have positioned our company as a low-cost vertically integrated manufacturer. Our competitive advantages include the proprietary resin blends and equipment customization techniques we have developed over many years. We believe our manufacturing expertise also allows us to obtain a much higher throughput, and consequently lower unit production costs, from our manufacturing process than most of our competitors. In addition, we have significant scale in purchasing resin that places us in a better cost position relative to many of our competitors. The combination of our market-leading size, vertically integrated business model and the cost savings associated with our high throughput operations provides us with significant cost and competitive advantages.

Experienced and Incentivized Management Team. We are led by an experienced and committed senior management team with an average of approximately 18 years of relevant industry experience. Our management team has successfully guided us through historically high resin prices in 2005 and 2006, as well as a difficult housing market in 2006. In connection with the Transaction, members of our management team rolled over approximately $16.0 million of existing equity interests of our company, representing approximately 10% of our total equity.

Business Strategy

The key elements of our business strategy are:

Drive Our Product Mix Toward High Value-Added End Use Building Products. We are focused on creating the leading brands of innovative building products targeted at the residential and commercial building product markets. We believe that targeting our product offering on the final end user adds substantial value to our business because it allows us to take advantage of our brands, well developed sales networks and our position as a fully integrated, low cost manufacturer of the products we sell.

•                  AZEK Building Products. Within AZEK Building Products, we are creating the premium brand of exterior, low maintenance, residential building products for a wide range of home exterior applications. We began this with the introduction of AZEK Trimboards six years ago and have continued to expand the product offering through new product development. AZEK has expanded from trimboards, to millwork, to mouldings and, with the completion of the Procell Acquisition, decking systems. We are committed to continue to grow the AZEK Building Products offering of home exterior products over time and we believe the scale achieved in raw materials, manufacturing and the sales channel by these production introduction will increase sales and profitability over time.

•                  Scranton Products. Within Scranton Products, we are focused on expanding our bathroom and locker systems business marketed through our Comtec and Capitol brands. In April 2006, we added the Santana brand to Scranton Products to expand our presence in the bathroom and locker room products market. Our low maintenance, long life product offering focused on the commercial building market represents another opportunity to grow our end use building product offering in a differentiated market. We benefit from being able to take advantage of our brands, well developed sales networks and our position as a fully integrated, low cost manufacturer of the products we sell. We plan to continue to leverage these strengths by growing our product offering and expanding into new markets with the goal of increasing sales and profitability over time.

Investment in and expansion of our residential home exteriors business through AZEK Building Products and our bathroom and locker room business within Scranton Products is the key element in our ability to continue to grow our business profitably over time.

Continue to Develop Brands and Innovative Products. We continuously seek opportunities to leverage our core capabilities in the highly-engineered replacement products business to expand into adjacent end markets. Our value-added branded products, such as AZEK and TuffTec, were internally developed and now account for more than 74% of our net sales for the three months ended March 31, 2007 and more than 77% of our net sales for the year ended December 31, 2006. We have also acquired families of branded products such as Procell Decking, Hiny Hiders and Capitol to supplement internal growth. We believe that branded, end use products offer more stability in terms of pricing in the market and generate higher gross margins. In order to build upon our brand identity to further differentiate ourselves from our competitors and grow our leading market share in our markets, we seek to introduce new products, acquire well positioned brands and enhance our existing products through research and development activities. Examples of new branded products include our line of moulding products to complement our existing AZEK trim products, as well as our introduction of a new color palette and unique product extensions such as granite, marble, speckled and slip-resistant surfaces with respect to our bathroom partition systems. In addition, we endeavor to utilize existing products and know-how for new applications. For example, the development of our synthetic locker systems was an extension of our partition systems and demonstrates our innovative product development strategy.

Capitalize on Material Conversion Opportunity. Across all of our target markets, we are focused on capitalizing on the economic and functional advantages of our products relative to competing wood and metal products. While our AZEK and Comtec products’ initial price points can be more expensive than traditional wood, fiber or metal products on an installed cost basis, they offer customers a very attractive lifetime value relative to competing wood and metal products, driven by minimal maintenance requirements, simpler installation and longer product life. Benefits of our highly-engineered synthetic products include lower life cycle cost; ease of fabrication; low moisture absorption; superior corrosion resistance, even compared to stainless steel; high strength-to-weight ratios; low maintenance; and improved cosmetic characteristics. We have been leading this conversion in our target markets, such as synthetic trim, bathroom products, lockers and a diverse array of other markets, including marine, signage, semiconductor, industrial and recreational markets. We intend to seek additional growth in our net sales and profitability from material conversion given our products’ excellent relative aesthetics, performance characteristics and lower lifetime costs as compared to traditional wood and metal products.

Continue to Build Market Share of Our Branded Products. We have successfully created meaningful brand recognition and customer loyalty with respect to our brands such as AZEK, Comtec, Capitol, EverTuff, TuffTec, Hiny Hiders, Procell Decking and Celtec, and are focused on further expanding our sales of these and other branded products. We believe our branded products are market leaders in their respective market segments. We have invested heavily in a national advertising and marketing campaign focused on the end consumer to accelerate the conversion from wood to synthetic home exterior products and to promote the AZEK brand. We believe sales of AZEK should continue to grow, as the exterior trim markets are still in the early stage of material conversion process. In our synthetic bathroom and locker systems business, we seek to increase sales to national accounts and continue to increase our market share at the expense of metal competitors and other synthetic fabricators that are not vertically integrated and have a higher manufacturing cost position. Sales growth of our synthetic lockers was strong in 2006 and 2005, and we believe these lockers possess continued growth opportunities associated with increased market penetration and material conversion. We are focused on maintaining our market leading positions while simultaneously seeking additional growth from material conversion through further education of architects, builders, distributors, dealers and other consumers regarding the respective advantages of our products over competing wood, fiber and metal products.

Leverage Our Manufacturing Excellence. With over 23 years of experience in developing highly engineered synthetic products, we have gained significant internal manufacturing expertise and technical knowledge, and are focused on remaining a leader in plastic extrusion and fabrication. Our products are manufactured using internally developed resin mixes that are the product of years of research, development and experience in field application. We spent over 10 years developing AZEK and, as a result, we believe that AZEK’s highly engineered manufacturing technology would be difficult to replicate. We perform significant customization on each machine following manufacturer installation. We maintain a dedicated on-site laboratory with fully functioning mixing, heating, and extrusion capabilities, and we use this facility to continue our product innovation and experiment with new processes. To ensure our ongoing product quality and manufacturing leadership, we are committed to our continuous process improvement and employee empowerment model based upon LEAN manufacturing principles. We are also focused on improving our leading manufacturing technology to increase capacity and productivity, which would in turn lead to increased volume and profitability.

Our Products

AZEK Building Products

Residential Building Products. As the market leader in synthetic exterior trim and millwork products, we offer a variety of wood replacement products under the AZEK brand for numerous residential exterior applications which include:

•                  AZEK Trimboard—AZEK Trimboard has a smooth surface or a reversible textured surface designed to replicate wood grain. It is intended for trim, fascia, soffits, and window and door surrounds, and its key features include its premium lengths, the fact that it can be easily heated and shaped.

•                  AZEK Sheet—AZEK Sheet is available in sizes from 4’x 8’ to 4’x 20’ in a variety of thicknesses and is intended for pop-out bay windows, raised panels and dormers and is easily used for applications over 12’ wide.

•                  AZEK Millwork—AZEK Millwork is exterior moulding in a variety of classic styles and lengths which is used on a new line of exterior moulding in brick mold, crown mold, and drip cap styles. AZEK Cornerboard is a pre-formed trim for residential exterior corner applications used on exterior corner trim and column wraps. AZEK Beadboard is a reversible edge center bead and v-groove designed for exterior ceilings or soffits and is intended for porch ceilings, soffits and wainscoting.

•                  AZEK Adhesive—AZEK Adhesive is a water-soluble, low-toxicity, virtually odorless and ultraviolet stable cellular PVC cement for use on AZEK-to-AZEK bonds including long fascia runs and window surrounds.

AZEK’s manufacturing process creates a superior home exterior product that possesses the following advantages over alternative materials:

Low Maintenance/Long-Life. The superior strength of its synthetic composition gives AZEK a longer lifetime and a greater ability to withstand wear and tear than competing wood products. AZEK is designed for outdoor applications, as it is impervious to termites and other insects and is not susceptible to water or moisture damage. AZEK will also not rot, cup, split, twist or warp, and is covered by a 25-year warranty.

Uniformity. We believe that the quality of our AZEK products is superior to that of natural wood and other synthetic products. AZEK products are manufactured to the highest degree of consistency with uniform thickness, premium lengths, and square edges on all four sides. AZEK has a uniform density comparable to pine without the knots, grain, cracks, and voids typically found in wood products, maximizing the amount of AZEK that can be used.

Workability. AZEK offers similar workability characteristics to wood and has clear advantages over competing synthetic materials. AZEK products can be easily nailed, screwed, drilled and stapled without splitting or creating unsightly “mushrooms.”  AZEK also offers a proprietary water-based cement that, when gluing two pieces of AZEK together, forms a molecular bond that is stronger than the mechanical bond formed between wood and glue. In addition to its simple installation, AZEK can also be easily manipulated for more complex applications. AZEK products can be shaped, routed, and mitered using standard woodworking tools and thermoforming techniques.

Aesthetics. AZEK looks and feels like traditional wood, adding significant value and beauty, but lasts longer than traditional wood trim and is virtually maintenance free. AZEK products can be painted to match any exterior, cut to create a myriad of trim shapes and easily molded to fit any window or door.

As of February 1, 2007, AZEK began to offer Procell Decking Systems, a PVC decking product. Procell offers superior performance attributes for long-life, low maintenance decking. Procell is in the early stages of a material conversion process from wood and other synthetic materials. We combined the Procell Decking operations with our AZEK Building Products business unit in order to effectively leverage AZEK’s brand, sales team, and two-step distribution footprint.

Industrial Building Products. We manufacture Celtec and other branded products (such as Polycarve, Ultra White and Vintec) which can be substitutes for wood and metal in a variety of industrial applications, including industrial tank linings, marine products, fire retardant products and commercial signage. Our branded Celtec products are gaining acceptance in marine and commercial markets (Celtec 550) and industrial markets (Celtec 700). Celtec products offer advantages over competing products, with high structural strength, superior workability and light weight. Celtec 550 is designed to replace wood in non-stress bearing, non-building applications. Celtec 700 is designed for industrial and commercial signage. These products are tough, high strength and lightweight, and can be ordered in a wide range of sizes, thicknesses and colors. We also manufacture industrial corrosion resistant products which are suited for applications where maximum chemical resistance, prevention of ultraviolet degradation or tolerance to high temperature environments is necessary.

Scranton Products

Commercial Building Products. We fabricate bathroom partitions, shower compartments and lockers from highly engineered synthetic sheet manufactured internally, and sell these products under our Comtec, Capitol, EverTuff, Hiny Hiders and TuffTec brands. Unlike competing metal products, our synthetic alternatives are impervious to rust, dents, and scratches; are longer-lived; graffiti resistant; easily cleaned; and require minimal maintenance once installed. As compared to metal alternatives, our partitions and locker products sell at premium prices but deliver significantly reduced lifecycle costs through increased durability and lower maintenance expenses.

Our bathroom products include custom built toilet partitions, doors, privacy screens, hardware accessories, shower cubicles, and vanities manufactured in an array of designs and color choices. They are available in wall-mounted, floor-mounted, floor-to-ceiling, and ceiling-hung models and they are also manufactured with a variety of hinges and hardware accessories. Their key features and benefits are that they are manufactured from one inch thick highly-engineered synthetic materials and resist moisture, stains, odors, mildew, scratches, corrosion and delamination. The primary end markets for our bathroom partition products include schools, parks, stadiums, factories, hospitals, transportation terminals, retail locations, and fitness centers.

Our synthetic locker systems are equipped with several different locking mechanisms and are available in a variety of sizes, colors and designs. They are impervious to rust, dents, scratches and graffiti and require minimal maintenance. Also, the lockers are ideal for high traffic and sanitary environments and they are easily steam cleaned to eliminate bacteria. The primary end markets for these products include schools, amusement parks, factories and fitness centers.

Industrial Building Products. We manufacture highly engineered non-fabricated products for use in a wide variety of applications including semiconductors and marine construction, food preparation, machine housing, playground equipment and other diverse applications.

Our industrial product offering is comprised of the following products:

•                  Protec CP—Protec CP is formulated to provide high levels of impact resistance as well as corrosion resistance against a broad group of reagents. It is used for metal plating barrels, scrubbers, acid tank linings, tank covers, fume hoods and ducts, laboratory sinks, orthopedic appliances, etching machines, etching rinse tubes, machined parts, battery cases, scrub stations and food preparation.

•                  Sanatec—Sanatec is formulated for the manufacture of quality food grade equipment parts.

•                  HiTec—HiTec is a high impact product suited for the manufacture of chemical resistance products and products that come in direct contact with foodstuffs. It is used for business machine parts, guides and wear plates, cams, washers, shims, packing rings in chemical applications, low speed bearings, laboratory vessels, rotors and blades, roll stand bearings, nuclear storage containers, skids and deflector plates, tank, chute and bin linings.

We also provide applications to marine construction through Seaboard, which is UV stable, scratch resistant, and has excellent impact and stiffness. We also support semiconductors through our Flametec product, which is in the family of flame retardant sheet formulations that meet the guidelines for clean room materials. Finally, we offer Playboard® Modular Playground Systems, which consists of 2-color Polycarve and Grip X® slip resistant materials utilized in flanges, flat roofs, steps, platforms, climbing walls, spring toys, park furnishings and signs.

Operations and Manufacturing Process

Our various products are manufactured through a highly technical, precision manufacturing process in which a number of variable elements must be managed in parallel in order for the product to be produced to specifications and perform to expectations. During the manufacturing process, our proprietary products are blended, heated, and then processed through an extrusion device. For our end use building products, further steps are taken to fabricate and assemble our products through internally designed, proprietary processes. Developing the correct mixture of raw materials and blends, as well as the proper speed and calibrations, is highly technical, and we have developed significant internal expertise in this process through our 23 years of experience. Each of our machines is customized according to internal proprietary specifications by our technicians in order to establish the correct mixing, speed and extrusion processes.

Sales and Marketing

We have carefully balanced the build-out of our AZEK sales and marketing, distribution and manufacturing infrastructure in a manner that enables us to meet demand and control quality. Our AZEK sales organization consisted of 50 sales representatives as of December 31, 2006, organized by geographic region. The sales force focuses on actively promoting product awareness and educating the distributor and dealer base on the attractive relative product characteristics of synthetic exterior trim and millwork. Our AZEK sales and marketing team gave presentations emphasizing the unique properties and design possibilities with AZEK to over 16,000 architects since 2004, and was recognized by the American Institute of Architects as an approved continuing education provider.

We have a comprehensive marketing campaign in support of AZEK, targeted towards its growing dealer base as well as the architect, custom builder, remodeler, installer and consumer demand base. Our goal is to raise the visibility of exterior trim on the home and educate the decision makers in the channel on the benefits of our synthetic product versus competing products in order to stimulate end market demand.

We seek to leverage our Comtec/Santana sales force, market leading position, promotional materials and proprietary products to develop close relationships with architects. We employ a general manager and two regional sales managers, who cover approximately 25 regional manufacturers’ sales representative organizations that provide nationwide coverage to over 1,500 local dealers. Our Comtec Santana sales agents call on architects in order to influence project specifications in traditional institutional markets, such as schools, universities, and stadium arenas, as well as targeted new markets, such as retail stores, industrial facilities and food processing plants. We have initiated a targeted marketing effort with the goal of having our Comtec and Santana products specified by name by national accounts and large school districts.

While we distribute our industrial building products primarily through distributors, we have eight manufacturers’ sales representatives with joint product responsibility across our product lines.

Distribution

Our products are distributed throughout an extensive network consisting of manufacturing representatives, distributors and dealers. We market our products to a diverse group of end markets, including residential, commercial and industrial construction, semiconductor, marine, industrial and other markets. Our top ten distributors, through more than 35 independent branches, collectively accounted for approximately half of our net sales for the three months ended March 31, 2007 and for the year ended December 31, 2006, and our largest distributors, Parksite Plunkett Webster, or PPW, through eight branches, and U.S. Lumber, through eight branches, each accounted for more than 10% of net sales for the three months ended March 31, 2007 and for the year ended December 31, 2006, and collectively accounted for approximately 42% of net sales for the three months ended March 31, 2007 and approximately 33% of net sales for the year ended December 31, 2006.

Through a two-step distribution system, we sell our AZEK products exclusively through an expanding nationwide network of specialty building product distributors with multiple locations (each independently representing the AZEK product) who in turn sell to lumber yards, contractors and installers. Our 16 AZEK distributors are equipped to service every region of the United States and Canada in over 65 locations. We believe that AZEK has also developed the largest and most extensively trained stocking dealer network of any non-wood trim manufacturer in the industry. We have steadily grown our AZEK dealer base from 150 dealers in 2001 to over 1,900 as of March 31, 2007. We combined the Procell Decking operations with our AZEK Building Products business unit in order to effectively leverage AZEK’s two-step distribution system.

Our bathroom partition and locker systems are sold through a national distribution network that covers over 1,500 local dealers. We market the benefits of our bathroom partition and locker systems directly to architects and facilities managers, who frequently specify building products by name and material in their designs, leaving dealers and installers less flexibility in choosing manufacturers, and enabling us to service the resulting demand through local dealer networks.

We primarily sell our non-fabricated products to over 400 regional distributors, who in turn sell direct to original equipment manufacturers, or OEMs. We are typically the sole source supplier for our OEM relationships due to the breadth of our non-fabricated product offering.

Raw Materials and Suppliers

Our most significant raw materials are PP, HDPE and PVC dry petrochemical resin. These resins accounted for more than half of our cost of goods sold for the first quarter of 2007 and fiscal years 2006 and 2005. We purchase our raw materials directly from major petrochemical suppliers. Resin purchases are based primarily on price, and we are typically awarded a significant customer rebate by each supplier due to purchasing scale. Prices are negotiated on a continuous basis, and we do not typically buy forward beyond six months. Historically, we have not bought resin from a sole source and we believe our raw materials are available from alternative sources on similar terms. Over the past four years, PVC resin prices had more than doubled, primarily due to the increased cost of oil and natural gas, and as a result of the storm activity in August and September of 2005, increases in natural gas and crude oil prices and demand in the broader economy, resin prices increased to an all time high level. These significantly higher resin costs have impacted our profitability throughout 2006 and 2005, resulting in lower gross margins in fiscal year 2006 and 2005 compared to fiscal year 2004. See “Risk Factors—Risks Related to Our Business—Our financial performance is dependent on raw material prices, as well as the continued availability of raw materials” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Competition

We compete with multiple companies with respect to each of our products, including divisions or subsidiaries of larger companies and foreign competitors. We compete on the basis of a number of considerations, including price (on a price-to-value basis), service, quality, performance, product characteristics, brand recognition and loyalty, marketing, product development, sales and distribution, and ability to supply products to customers in a timely manner. Our products also compete with the wood, metal and other traditional products that our synthetic products are designed to replace. For example, AZEK competes primarily with wood, aluminum, engineered wood and other synthetic building materials, such as celuka-processed products. In the synthetic trim market, there are few other competitors of scale. The bathroom products market is highly fragmented and consists of manufacturers typically producing products in several different materials and price ranges. The decking market in which Procell Decking operates is similarly competitive with numerous competitors who are significantly larger, manufacturing both wood and synthetic decking. Metal currently represents more than a majority of the overall bathroom products market. With respect to our other non-fabricated products, the market is highly fragmented, with manufacturers generally focused on a few core materials that are sold directly into end market applications. Our competitors for other non-fabricated products include other national and regional manufacturers. See “Risk Factors—Risks Related to Our Business—We face competition in each of our businesses and our customers may not continue to purchase our products.”

Intellectual Property

We rely on a combination of trademarks, trade secrets, unpatented know-how, patents, licenses, and other intellectual property rights and protective measures to protect our proprietary rights. We own approximately 22 U.S. trademark registrations, two trademark applications and eight U.S. patents. We employ various methods, including confidentiality and non-disclosure agreements with third parties and employees who have access to our trade secrets, to protect our trade secrets and know-how.

Although we use a variety of intellectual property in the development and manufacturing of our various products, we believe that none of that intellectual property is individually critical to our current operations. Taken as a whole, however, we believe our intellectual property rights are significant. For a discussion of the risks related to our intellectual property rights, please see “Risk Factors—Risks Related to Our Business—Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.”

Seasonality

Our sales have historically been moderately seasonal and have been strongest in the first and third quarters of the calendar year.  We typically experience increased sales of AZEK products in the first quarter of the year as a result of our “early buy” sales program, which encourages dealers to stock AZEK products through the use of incentive discounts.  We have generally experienced decreased sales in the fourth quarter due to adverse weather conditions in certain markets during the winter season.  In addition, we have experienced increased sales of our bathroom partition products during the summer months during which schools are typically closed.  We expect these cycles to moderate as AZEK sales growth continues to consistently grow throughout the calendar year.

Facilities

On our main property in the Scranton, Pennsylvania area, we operate five facilities that are organized by material type for manufacturing purposes. We operate two additional facilities in Scranton, Pennsylvania: (i) Winfield Avenue, which is utilized for cutting, fabricating and shipping bathroom partition and locker systems and (ii) Keyser Avenue, for PVC manufacturing and fabricating to support the growth of our AZEK products. Our administrative offices are located in Moosic, Pennsylvania within two miles of our manufacturing facilities. The chart below summarizes our facilities.

Facility	Square Feet	Ownership	Use

HQ Building #5	343,000	Owned	Office and Extrusion Facility
Scranton / Keyser Avenue	308,000	Leased	Dry Blend, Extrusion and Fabrication
Scranton / Winfield Avenue	224,214	Owned	Office and Fabrication
HQ Building #1	153,330	Owned	Pressing and Storage Facility
HQ Building #2	67,500	Owned	Extrusion Facility
HQ Building #3	67,500	Owned	Extrusion Facility
HQ Building #4	16,050	Owned	Dry Blend and Lab Facility
Administrative Offices	22,000	Leased	Administrative Services
Foley, Alabama(1)	109,500	Leased	Office and Extrusion Facility

(1) Acquired in conjunction with the Procell Acquisition.

Employees

As of January 8, 2007, all of our workforce was non-union and totaled 468 employees, comprised of 306 production employees and 162 office employees. On February 1, 2007, we completed the acquisition of Procell Decking. With the acquisition of Procell Decking, we added an additional 60 employees to our workforce. We are not a party to any collective bargaining agreements. We believe our relationship with our employees is good.

Legal Proceedings

From time to time, we are subject to litigation in the ordinary course of business.  On March 19, 2007, the Mills Company filed a complaint against us and our subsidiary, Scranton Products Inc. in the U.S. District Court for the Eastern District of Wisconsin alleging patent infringement.  We have not yet been served in this matter.  We have previously held discussions with Mills regarding its allegations of patent infringement and we are continuing to evaluate these allegations.  We cannot yet assess any potential exposure related to this matter, however we plan to defend against this matter vigorously.

Environmental

We are not aware of any environmental liabilities that would be expected to have a material adverse effect on our business or financial condition, results of operations or cash flows. We believe we are compliant with all environmental laws and regulations in all material respects and possess all necessary permits to operate our manufacturing and other facilities. We believe our cost of compliance with environmental laws and regulations was minimal in 2006.

MANAGEMENT

The following table provides information about our directors and executive officers.

Name	Age	Position with our Company
John R. Loyack	43	President and Chief Executive Officer and Director, President, Scranton Products Inc.
Ralph Bruno	43	President, AZEK Building Products Inc.
Scott Harrison	34	Executive Vice President and Chief Financial Officer
James Andersen	44	Director
Vincent A. Calarco	64	Director
Shivanandan A. Dalvie	34	Director
Glenn M. Fischer	56	Director
Brian R. Hoesterey	39	Director
James Keisling	58	Chairman of the Board
Christopher P. Mahan	40	Director
Scott B. Perper	51	Director
Vincent A. Sarni	78	Director
Julian M. Steinberg	52	Director

John R. Loyack, our President, also became our Chief Executive Officer and Director effective January 1, 2007. In addition, Mr. Loyack became the President of Scranton Products Inc. effective January 2007. Mr. Loyack joined us in September 2005 as our Chief Operating Officer and Chief Financial Officer and became our President in February 2006. Prior to joining us, Mr. Loyack served as senior vice president and chief financial officer of PNM Resources Inc. since 2002. From 1999 to 2002, Mr. Loyack served as Vice President, Corporate Controller and Chief Accounting Officer of PNM Resources. Prior to joining PNM Resources, Mr. Loyack served in various capacities at Union Pacific Corporation. Earlier in his career, Mr. Loyack held positions with Lutron Electronics and PricewaterhouseCoopers LLP. Mr. Loyack received a B.S. in accounting from King’s College and an M.B.A. from Lehigh University.

Ralph Bruno, our President, AZEK Building Products Inc., joined us in 2001. Prior to joining us, Mr. Bruno served as a national sales manager with Trex Corp., a leading manufacturer of plastic decking products, from 1991 to 2001. Mr. Bruno has been in the synthetic materials industry his entire career. He received a B.A. from Cortland (NY) State University in 1985.

Scott Harrison, our Executive Vice President and Chief Financial Officer, joined us in November 2005 as our Vice President of Finance. Mr. Harrison was appointed our Senior Vice President and Chief Financial Officer in February 2006. Prior to joining us, Mr. Harrison was director of business development at Silgan Plastics Corporation since 2003. Prior to joining Silgan Plastics, Mr. Harrison held various positions with First Union Capital Partners and Bowles Hollowell Conner & Co. Mr. Harrison received a B.A. in economics from Duke University and an M.B.A. from The Tuck School of Business at Dartmouth.

James Andersen became a director upon consummation of the Transaction. Mr. Andersen is the Managing Partner and co-founder of Clearview Capital, a buyout firm which he formed in 1999. Prior to joining Clearview Capital, Mr. Andersen was with Capital Partners from 1996 to 1999. Previously, Mr. Andersen was a project manager at Mars and Company, an international strategy consulting firm, and prior to that, he was an international staff field engineer with Schlumberger. Mr. Andersen received a B.S.E. in Civil Engineering, cum laude, from Princeton University and earned an M.B.A. from the Wharton School in 1989. He is currently a director of Twinco -Romax LLC, Senior Care Centers of America, Inc., Hillsdale Furniture LLC, M.H. Zeigler and Sons, LLC, Rowmark, LLC and Hettinger Welding, LLC.

Vincent A. Calarco became a director in June 2006. Mr. Calarco was Chairman, President and Chief Executive Officer of Crompton Corporation (now known as Chemtura Corporation), a producer of specialty chemicals and polymer products, from 1999 to 2004. Previously, he was President and Chief Executive Officer of Crompton & Knowles Corporation, a predecessor of Crompton Corporation, from 1985 to 1999, and Chairman from 1986 to 1999. Mr. Calarco received a B.S. in chemical engineering from Polytechnic University and an M.B.A. with distinction from The Harvard Business School. He is currently a director of Consolidated Edison, Inc. and Newmont Mining Corporation. In addition, Mr. Calarco is the Chairman of the Chemical Heritage Foundation and a Trustee of Saint Raphael Healthcare System.

Shivanandan A. Dalvie became a director upon consummation of the Transaction. Mr. Dalvie is a Partner with AEA Investors, which he joined in 1997. Prior to joining AEA, he was in the mergers and acquisitions group of Credit Suisse First Boston. Mr. Dalvie received a B.S. in computer science and economics from Yale University and an M.B.A. from Stanford University. He is currently a director of Telephia, Inc.

Glenn Fischer became a director in October 2005. Mr. Fischer is an Operating Partner with AEA Investors, which he joined in 2005. From 2000 to 2005, he was President and Chief Operating Officer of Airgas, Inc., the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Mr. Fischer joined Airgas after spending 19 years with The BOC Group in a wide range of positions leading to his appointment in 1997 as president of BOC Gases, North America. In addition to his responsibility for all North American operations, Mr. Fischer served on The BOC Group Executive Management Board. Prior to joining BOC in 1981, Mr. Fischer served at W.R. Grace in a variety of finance, planning and management roles. He is currently a director of Pregis Holding II Corporation, Henry Corporation and Burt’s Bees, Inc.

Brian R. Hoesterey became a director upon consummation of the Transaction. Mr. Hoesterey is a Partner with AEA Investors, which he joined in 1999. Prior to joining AEA Investors, he was with BT Capital Partners, the private equity investment vehicle of Bankers Trust. Mr. Hoesterey has also previously worked for McKinsey & Co. and the investment banking division of Morgan Stanley. Mr. Hoesterey graduated summa cum laude from Texas Christian University with a B.B.A. in accounting and received an M.B.A. with honors from The Harvard Business School. He is currently a director of Henry Company and Pregis Holding II Corporation.

James Keisling, our non-executive Chairman of the Board as of January 1, 2007, previously served as our Chief Executive Officer. Mr. Keisling has 30 years of experience in developing and manufacturing highly-engineered synthetic replacement products for wood and metal. He joined the family business in 1971, one year after graduating from Lycoming College with a degree in accounting. Prior to that he worked with Haskins & Sells in New York, from 1970 to 1971.

Christopher P. Mahan became a director upon consummation of the Transaction. Mr. Mahan is a Partner with AEA Investors, which he joined in 1991. Prior to joining AEA, Mr. Mahan was a consultant at Bain & Company, working on a range of projects with global manufacturing companies. Mr. Mahan received a B.A. with honors from Amherst College. He is currently a director of Convenience Food Systems B.V. and Birch Telecom, Inc.

Scott B. Perper became a director in January 2006. Mr. Perper is a Managing Partner with Wachovia Capital Partners, LLC, which he joined in 1989. Prior to joining Wachovia Capital Partners, Mr. Perper served as a Vice President in the Media & Entertainment Group of Kidder, Peabody & Company Incorporated in New York. Mr. Perper earned his undergraduate degree from Bowdoin College and an M.B.A. from The Harvard Business School. He is currently a director of Horizon Telecom Inc., HOB Entertainment, Inc., NuVox Communications, Inc. and several other private companies. In addition, Mr. Perper is the Chairman of the North Carolina Outward Bound School and a Trustee of Bowdoin College and the Charlotte Country Day School.

Vincent A. Sarni became a director in August 2005. Mr. Sarni was Chairman of the board of directors and Chief Executive Officer of PPG Industries, a global supplier of coatings, glass, fiber glass, and chemicals, from 1984 to 1993. Mr. Sarni joined PPG as a Marketing Vice President of the former Industrial Chemical Department in 1968, after 12 years with Olin Corporation. He is a former director of Mueller Holding Co., Noveon Inc., Amtrol Inc., Brockway Inc., Hershey Foods Corp., Honeywell Inc., Mellon Bank Inc., PNC Financial Corp., and PPG Industries. Mr. Sarni is also the former Chairman of the Board for the Pittsburgh Pirates and Allegheny General Hospital.

Julian M. Steinberg became a director in August 2005. Mr. Steinberg currently serves as Senior Vice President and General Manager of Performance Coatings at Noveon, Inc. Prior to this position, he was Senior Vice President and General Manager of Estane® TPU. He was also Global Marketing and Business Development and General Manager of Estane® Americas. Mr. Steinberg joined Noveon in October 2001 from CompX International, a manufacturer of components for office furniture. Previous to that position, Mr. Steinberg spent twenty-two years with the BFGoodrich Company in various Business Management, Marketing and Financial roles. His last assignment at BFGoodrich was Commercial Vice President Specialty Plastics. Subsequent to that, he served as Vice President and General Manager of the TempRite® CPVC division. Mr. Steinberg has served on the Board of Directors for the Society of Plastics Industries and the Plastic Pipe and Fittings Association. He has a Bachelor’s and M.B.A. from Washington University.

In addition, Robert E. Donlon previously served as an executive officer of our company in December 2006 and January 2007, when he was President of Scranton Products Inc. Mr. Donlon is no longer an executive officer, but currently serves in a non-executive role within Scranton Products Inc. Mr. Donlon joined us in October 2003 as Customer Service Manager of our commercial building products business. Prior to joining us, Mr. Donlon was employed by Symbol Technologies, Inc. from 1989 until March 2003 where he held various positions including, most recently, Director of Sales Operations.

The SEC has charged Symbol and eleven former Symbol executives (including the former President and Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Mr. Donlon), with violating the federal securities laws in connection with their alleged involvement in improper revenue recognition. Specifically, the executives were charged with violating Sections 10(b) and 13(b)(5) of the Securities and Exchange Act of 1934 and Rules 10b-5 and 13b2-1 thereunder. In addition, the Office of the United States Attorney for the Eastern District of New York initiated proceedings against these executives relating to their employment at Symbol. In June 2004, Mr. Donlon pled guilty to one count of conspiracy to commit securities fraud. The civil case against Mr. Donlon remains pending, and Mr. Donlon is awaiting resolution with respect to his guilty plea.

Following discussions with our advisors, our board of directors decided that it would be in the best interests of our company to reassign Mr. Donlon to a new position. Accordingly, Mr. Donlon resigned as President, Scranton Products Inc., and Mr. Loyack, our President and Chief Executive Officer, immediately assumed this position. Mr. Donlon has been appointed to a non-executive role within Scranton Products. In such capacity, Mr. Donlon’s responsibilities will include the oversight of manufacturing, process quality and new products within Scranton Products Inc. However, he will not be responsible for, nor does he have direct reports in charge of, the accounting, tax and financial reporting functions of Scranton Products Inc. Although we cannot predict the impact of these legal proceedings or the reassignment of Mr. Donlon on our company, we do not believe that it is likely that an adverse sentence for Mr. Donlon, or this reassignment of his duties, will have a material adverse effect on our business.

Committees of the Board of Directors

Our board of directors has established an audit committee and a compensation committee.  The members of the audit committee are Brian Hoesterey, Chairman, Glenn Fischer, Scott Perper and Vincent Sarni.  Mr. Sarni qualifies as our “audit committee financial expert” within the meaning of regulations adopted by the SEC.  The audit committee recommends the annual appointment and reviews independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions, and investigations into matters related to audit functions.

The members of the compensation committee are Christopher Mahan, Chairman, Brian Hoesterey and James Andersen.  The compensation committee reviews and approves the compensation and benefits for our senior employees and directors, authorizes and ratifies equity and other incentive arrangements, and authorizes employment and related agreements.  From time to time, our board of directors may contemplate establishing other committees.

Code of Ethics

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Business Conduct & Ethics. The Code of Business Conduct & Ethics is available on our website at www.cpgint.com/html/conduct.html. In the event that we amend or waive certain provisions of the Code of Business Conduct & Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose the same on our website at www.cpgint.com/html/conduct.html.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2006 should be read together with the compensation tables and related disclosure set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Introduction

Since May 2005, we have been privately owned and controlled by three private equity firms. Together these firms own 90 percent, while management owns 10 percent of our parent company CPG International Holdings, LP (“Holdings”). The typical private equity firm makes an investment in a company and then oversees and nurtures the investment. The overriding objective of our owners and management is to increase the economic value and size of the company during the period of ownership to assist the company in achieving its owners’ goals. As a result, our compensation philosophy is designed to directly support achieving those goals and objectives. Our named executive officers during 2006 were James Keisling, our non-executive

Chairman, John R. Loyack, our President and Chief Executive Officer, Scott Harrison our Executive Vice President and Chief Financial Officer and Ralph Bruno our President of AZEK Building Products, Inc. Mr. Loyack was promoted to Chief Executive Officer on January 1, 2007. Prior to that Mr. Loyack served as President and Chief Operating Officer. Mr. Keisling became non-executive Chairman upon his retirement as Chief Executive Officer on January 1, 2007. Mr. Harrison became Executive Vice President and Chief Financial Officer on December 1, 2006; prior to that time Mr. Harrison was Senior Vice President and Chief Financial Officer.

Corporate Governance

Compensation Committee Authority. Executive officer compensation is administered by the compensation committee of our board of directors, which is comprised of three members. Mr. Christopher Mahan, a director, has been the chairperson for the compensation committee from its inception in 2005. In addition, Mr. Brian Hoesterey and Mr. James Andersen, directors, also sit on the compensation committee. Our board of directors appoints the members of the compensation committee and the board has delegated the direct responsibility for compensation matters to the compensation committee, including:

•      approving all benefit plans;

•      approving, in advance, the compensation and employment arrangements for our executive officers;

•      reviewing and approving the compensation of annual cash incentive awards; and

•      reviewing and approving all grants of equity units in Holdings.

Due to the nature of our ownership, the members of the compensation committee hold significant ownership positions in the business. Therefore, they are not independent directors under the SEC rules. The compensation committee met five times in 2006.

Role of Compensation Experts. The compensation committee is authorized at the expense of the company to obtain surveys, reports on the design and implementation of compensation programs for directors, executives and employees, and any other data or documentation necessary for the compensation committee to carry out its responsibilities. However, due to the nature of our ownership and the fact that our executive officers are covered by arms-length, negotiated employment agreements, the compensation committee has not used such experts in the determination of executive compensation in 2006. An employment agreement typically reflects our judgment regarding an executive’s impact on the business and our subjective assessment of the relative importance of this executive to the overall success of the business. Although these employment agreements require us to pay severance if an executive officer is terminated under certain circumstances and limits, to some extent, the flexibility to adjust the compensation paid to the officer, we believe we derive substantial value from these arrangements from having non-compete agreements with these executive officers.

Role of Executive Officers in the Compensation Process. Mr. Loyack, our President and Chief Executive Officer, was actively involved in providing recommendations to the compensation committee in its evaluation and design of the 2006 compensation programs for our executive officers, including the recommendation of individual compensation levels for executive officers other than himself. Mr. Loyack relied on his personal experience serving in the capacity of an executive officer for a public company as well as publicly available compensation information. Mr. Loyack attended all of the compensation committee meetings. However, Mr. Loyack was not present during compensation committee deliberations and voting pertaining to the determination of his own compensation. No other executive officer played an active role in the evaluation, design or administration of 2006 executive officer compensation programs.

Executive Officer Compensation Strategy and Philosophy

Our executive officer compensation strategy has been designed to attract executives with true entrepreneurial spirit and strong ability to manage a rapidly growing business. The compensation strategy is focused on aligning our executives with the long-term business strategy of creating a profitable, high growth building products company with market leading brands. As such, a significant amount of our executive compensation is in the form of equity incentive in Holdings and annual cash incentive awards. It has been our view that compensation for executives and key managers should consist of the following components:

•                  base salaries;

•                  annual cash incentive awards;

•                  long term equity incentives; and

•                  certain other benefits.

All of these forms of compensation are connected by our philosophy to create a reward system that focuses our executive team and key managers on profitably growing our company through expanding markets, introducing new products, identifying and successfully implementing strategic acquisitions, improving the productivity of business processes and operations, technological innovation and de-levering the business over time with an end goal of increasing our company’s overall economic value.

These key initiatives are used in determining each executive’s and key managers’ annual performance level. Awards under these compensation components are determined by how well each executive or key manager performs in the key initiative areas within their individual span of control. In addition, a significant component of the annual cash incentive award and any equity award is based upon meeting specific economic targets, including sales growth, market expansion and profitability.

The compensation components we use to reward executives and key managers also provide an effective way to reward short-term performance while ensuring that long-term business strategy is being implemented successfully and value creation is occurring. This is accomplished by incorporating both annual cash and multi-year equity incentive award program.

The following provides an overview of each compensation component:

Base Salaries. We believe that salaries are an essential element of a competitive compensation program to attract and retain qualified executives. Our executive officers are covered by employment agreements, as such, we pay compensation initially in accordance with the term of the agreement and thereafter based upon our assessment of their relative responsibilities, performance and contribution to creating value for our owners.

Annual Cash Incentive Awards. We believe the payment of annual cash incentives based upon specific performance criteria is consistent with our goal of creating alignment between our executives and the goals of our owners. The 2006 cash incentive award was focused on both corporate and business unit EBITDA goals set by the compensation committee. In addition, the 2006 incentive award program included the following performance targets:

•                  meeting certain business unit sales growth targets;

•                  expansion of our business into new geographies;

•                  successful integration of our recent Santana acquisition;

•                  successful implementation of our new SAP technology platform;

•                  successful introductions of new products;

•                  implementation of our LEAN manufacturing process; and

•                  other accomplishments critical to our business strategy.

Equity Ownership. We believe the most critical component of compensation for an entrepreneurial business such as ours is appropriate long-term equity incentives. We believe that long-term equity ownership directly aligns the interests of management with our other equity owners. All of our executive officers own an equity interest in Holdings.

Beginning in 2005, Holdings established an equity compensation program for executive officers and other key managers under which officers and key managers are awarded the right to purchase limited partnership units in Holdings. These equity interests in Holdings are intended to allow each participant to share in the value created at the time the current owners sell or otherwise exit the business based upon the number of limited partnership units held in Holdings by the executive officer or key manager when the sale or exit transaction is completed. In 2006, Mr. Loyack purchased 1,000 units and Mr. Harrison purchased 200 units, Mr. Donlon purchased 200 units and Mr. Bruno purchased 250 units.  In early 2007, Mr. Loyack purchased an additional 1,000 units, Mr. Harrison purchased an additional 200 units and Mr. Bruno purchased 100 units.  The employees choose to buy the units offered at their then fair market value, payable immediately.

The following table sets forth information regarding compensation earned during 2006 by our President and Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers serving on December 31, 2006 as well as one additional executive officer who would have been included as one of the three most highly compensated executive officers during 2006 except for the fact that he was not serving in such position on December 31, 2006 (the “Named Executives”):

Name and Principal Position	Year	Salary	Bonus(1)	Class B Partnership Units($)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James Keisling Non-Executive Chairman(5)	2006	$300,000	$105,000	—	$—	$4,386	$409,386
John R. Loyack President and Chief Executive Officer(6)	2006	300,000	96,250	—	—	14,620	410,870
Scott Harrison Executive Vice President and Chief Financial Officer	2006	159,176	37,500	—	—	—	196,676
Ralph Bruno President, AZEK Building Products	2006	228,638	40,000	—	—	3,349	271,987
Robert Donlon President, Scranton Products(7)	2006	104,886	7,500	—	9,375	—	121,761
Mike Kapuscinski Vice President, Technology and Facilities	2006	175,008	75,000	—	—	512	250,520
Total		$1,267,708	$361,250	—	$9,375	$22,867	$1,661,200

(1)   Represents only the individualized performance component of the 2006 bonus.

(2)   Represents the amount of compensation recognized in 2006, as would be reflected in the financial statements of Holdings, in accordance with FAS 123R, with respect to purchases of Class B limited partnership units for their fair market value of $10.00 per unit.

(3)   Represents only the EBITDA component of the 2006 bonus. For Mr. Donlon, this portion of his bonus was based on the EBITDA of Scranton Products. See Grants of Plan Based Awards Table.

(4)   Amounts reflect: (i) matching contributions to our 401(k) defined contribution retirement plan for 2005 which were made in 2006 in the amounts of $4,386, $3,349 and $512 on behalf of each of Messrs Keisling, Bruno and Kapuscinski, respectively and (ii) $14,620 in insurance reimbursements to Mr. Loyack.

(5)   Mr. Keisling served as our Chief Executive Officer until December 31, 2006.

(6)   Mr. Loyack served as our President and Chief Operating Officer until December 31, 2006.

(7)   Mr. Donlon was appointed to the position of President of Scranton Products on December 1, 2006 and resigned from his position in January 2007. Mr. Donlon currently serves as Director of Manufacturing and Development, Scranton Products Inc.

2006 GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
Name and Principal Position	Grant Date (1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Class B Partnership Units (Number of Units) (#)(3)	Grant Date Fair Value of Class B Partnership Units (4)
James Keisling Non-Executive Chairman (5)		39,000	195,000	214,500
John R. Loyack President and Chief Executive Officer (6)	2/9/06	35,750	178,750	214,500	1,000	10,000
	1/1/07				1,000	10,000
Scott Harrison		7,500	37,500	45,000
Executive Vice President and Chief Financial Officer	2/9/06				200	2,000
	12/1/06				200	2,000
Ralph Bruno		22,000	110,000	132,000
President, AZEK Building Products, Inc.	2/15/06				250	2,500
	1/1/07				100	1,000
Robert Donlon		10,500	22,500	30,000
President, Scranton Products Inc. (7)	12/1/06				200	2000
Mike Kapuscinski		15,000	75,000	90,000
Vice President, Technology and Facilities

(1)          These are the grant dates for equity based awards. Non-equity incentive plan awards for 2006 were determined in the beginning of 2007.

(2)          Represents only the EBITDA component of the 2006 bonus. For Mr. Bruno and Mr. Donlon, a portion of their 2006 bonus was determinable based solely on the EBITDA of AZEK Building Products and Scranton Products, respectively.

(3)          Class B limited partnership units purchased during 2006 and on January 1, 2007 for $10.00 per unit.

(4)          Represents the aggregate grant date fair value for the Class B limited partnership units purchased by our Named Executives, as would be reflected in the financial statements of Holdings, in accordance with FAS 123R, for their then fair market value of $10.00 per unit.

(5)          Mr. Keisling served as our Chief Executive Officer until December 31, 2006.

(6)          Mr. Loyack served as our President and Chief Operating Officer until December 31, 2006.

(7)          Mr. Donlon was appointed to the position of President of Scranton Products on December 1, 2006 and resigned from this position in January 2007. Mr. Donlon currently serves as Director of Manufacturing and Development, Scranton Products Inc.

Employment Arrangements

Compensation payable to the Named Executives is determined primarily by the terms of their individually negotiated employment agreements.

Mr. James Keisling

We have entered into an employment agreement with Mr. James Keisling. Mr. Keisling served as our Chief Executive Officer until December 31, 2006 and became our non-executive Chairman effective January 1, 2007. From January 1, 2006 until December 31, 2006, Mr. Keisling’s base salary was $300,000. As of January 1, 2007, Mr. Keisling’s current base salary is $50,000. Mr. Keisling is eligible to receive an annual cash bonus based upon our company’s performance and individualized performance goals. In addition, if Mr. Keisling’s employment is terminated by us without cause or if Mr. Keisling terminates his employment for good reason, (i) Mr. Keisling would be entitled to continuation of his then base salary for one year from the date of termination, and (ii) all accrued but unpaid amounts payable to Mr. Keisling under his employment agreement and any bonus, incentive or other plan. In addition, pursuant to Mr. Keisling’s subscription agreement, if Mr. Keisling terminates his employment prior to December 31, 2007, one-half of his Class B limited partnership units will be redeemable at the lesser of $10.00 per unit or their fair market value and if Mr. Keisling is terminated for cause, Holdings will be entitled to redeem all of Mr. Keisling’s Class B limited partnership units at the lesser of $20,000 or the fair market value of the Class B limited partnership units on the date of termination. Mr. Keisling has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

Mr. John R. Loyack

We have entered into an employment agreement with Mr. John R. Loyack. Effective January 1, 2007, Mr. Loyack became Chief Executive Officer in addition to President. From January 1, 2006 through December 31, 2006, Mr. Loyack’s base salary was $300,000. As of January 1, 2007, Mr. Loyack’s current base salary is $400,000. Mr. Loyack is eligible to receive an annual cash bonus based upon our company’s performance and individualized performance goals. In addition, if Mr. Loyack’s employment is terminated by us without cause or if Mr. Loyack terminates his employment for good reason, (i) Mr. Loyack would be entitled to continuation of his then base salary until the later of one year from the date of termination and December 31, 2008, (ii) all accrued but unpaid amounts payable to Mr. Loyack under his employment agreement and any bonus, incentive or other plan and (iii) in general, an additional 25% of Mr. Loyack’s Class B limited partnership units in Holdings, which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. Mr. Loyack has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

Mr. Ralph Bruno

We have entered into an employment agreement with Mr. Ralph Bruno, President, AZEK Building Products Inc. Mr. Bruno’s current base salary is $225,000. Mr. Bruno is eligible to receive an annual cash bonus based upon our company’s performance and individualized performance goals. In addition, if Mr. Bruno’s employment is terminated by us without cause or if Mr. Bruno terminates his employment for good reason, (i) Mr. Bruno would be entitled to continuation of his then base salary for one year from the date of termination, (ii) all accrued but unpaid amounts payable to Mr. Bruno under his employment agreement and any bonus, incentive or other plan and (iii) in general, an additional 25% of Mr. Bruno’s Class B limited partnership units in Holdings, which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. Mr. Bruno has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

Mr. Scott Harrison

We have entered into an employment agreement with Mr. Scott Harrison, Executive Vice President and Chief Financial Officer. Mr. Harrison’s current base salary is $185,000. Mr. Harrison is eligible to receive an annual cash bonus based upon our company’s performance and individualized performance goals. In addition, in the event Mr. Harrison’s employment is terminated by us without cause, Mr. Harrison would be entitled to a lump sum payment equal to his then base salary plus any bonus accrued to the date of termination and (ii) in general, an additional 25% of Mr. Harrison’s Class B limited partnership units in Holdings which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. Mr. Harrison has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

Mr. Mike Kapuscinski

We have entered into an employment agreement with Mr. Mike Kapuscinski, Vice President of Technology and Facilities. Mr. Kapuscinski’s current base salary is $175,000 and he is eligible to receive an annual cash bonus based upon our company’s performance and individualized performance goals. If Mr. Kapuscinski’s employment is terminated by us without cause or by him for good reason, (i) Mr. Kapuscinski would be entitled to continuation of his current base salary, $175,000, for one year from the date of termination, (ii) all accrued but unpaid amounts payable to Mr. Kapuscinski under his employment agreement and any bonus, incentive or other plan and (iii) in general, an additional 25% of Mr. Kapuscinski’s Class B limited partnership units in Holdings which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. Mr. Kapuscinski has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

Annual Bonus Criteria

The 2006 bonus payable to each Named Executive was determinable, in part, on our EBITDA or our divisions’ EBITDA and, in part, on individualized performance goals. The proportion based on EBITDA and individualized performance goals was 65%-35%, 65%-35%, 50%-50%, 73%-27%, 75%-25%, 50%-50% for each of Messrs. Keisling, Loyack, Harrison, Bruno, Donlon and Kapuscinski, respectively. Except for Mr. Donlon, the 2006 bonus paid was based solely on the satisfaction of individualized performance goals.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Class B Limited Partnership Units
Name and Principal Position	Number of Units Subject to Repurchase at the Lower of Cost and Fair Market Value (#) (1)	Market Value of Units Subject to Repurchase at the Lower of Cost and Fair Market Value ($)
James Keisling Non-Executive Chairman (2)	1,000	10,000
John R. Loyack President and Chief Executive Officer (3)	2,750	27,500
Scott Harrison Chief Financial Officer	550	5,500
Ralph Bruno President, AZEK Building Products Inc.	1,100	11,000
Robert Donlon President, Scranton Products Inc. (4)	331.25	3,313
Mike Kapuscinski Vice President, Technology and Facilities	750	7,500

(1)                   With the exception of the Class B limited partnership units sold to Mr. James Keisling, all of the Class B limited partnership units sold to management are generally subject to repurchase by Holdings at the lower of cost and fair market value upon termination of employment during the first twelve months following their purchase. Thereafter, generally, 75% of such Class B limited partnership units are subject to repurchase by Holdings at the lower of cost and fair market value upon termination during the second twelve months following their purchase, 50% during the third twelve months and 25% during the fourth twelve months. With the exception of the Class B limited partnership interests sold to Mr. James Keisling, interests which are not repurchasable for such amount are nonetheless repurchasable by Holdings upon termination of employment for their then fair market value.

On February 6, 2006, Holdings and Mr. James Keisling entered into an amendment to Mr. Keisling’s Class B limited partnership unit subscription agreement pursuant to which Holdings repurchased 1,000 of Mr. Keisling’s Class B limited partnership units for $10,000. Mr. Keisling continues to own 2,000 Class B limited partnership units. In addition, the redemption provisions of Mr. Keisling’s subscription agreement were amended to generally provide that if Mr. Keisling remains employed by us through December 31, 2007, Mr. Keisling’s Class B limited partnership units will not be redeemable by Holdings without Mr. Keisling’s consent. However, if Mr. Keisling terminates his employment prior to such date, one-half of his Class B limited partnership units will be redeemable at the lower of cost and their fair market value and if Mr. Keisling is terminated for cause, Holdings will be entitled to redeem all of Mr. Keisling’s Class B limited partnership units at the lower of cost and the fair market value of the Class B limited partnership units on the date of termination.

(2)                   Mr. Keisling served as our Chief Executive Officer until December 31, 2006.

(3)                   Mr. Loyack served as our President and Chief Operating Officer until December 31, 2006.

(4)                   Mr. Donlon was appointed to the position of President of Scranton Products on December 1, 2006 and resigned from this position in January 2007. Mr. Donlon currently serves as Director of Manufacturing and Development, Scranton Products Inc.

CLASS B UNITS VESTED

	Class B Limited Partnership Units
Name and Principal Position	Number of Units Subject to Repurchase At Fair Market Value (#)	Value Realized on Vesting ($)
James Keisling
Non-Executive Chairman (1)	1,000	10,000
John R. Loyack
President and Chief Executive Officer (2)	250	2,500
Scott Harrison
Executive Vice President and Chief Financial Officer	50	500
Ralph Bruno
President, AZEK Building Products Inc.	250	2,500
Robert Donlon
President, Scranton Products Inc. (3)	43.75	438
Mike Kapuscinski
Executive Vice President, Technology and Facilities	250	2,500

(1)          Mr. Keisling served as our Chief Executive Officer until December 31, 2006.

(2)          Mr. Loyack served as our President and Chief Operating Officer until December 31, 2006.

(3)           Mr. Donlon was appointed to the position of President of Scranton Products on December 1, 2006 and resigned from this position in January 2007. Mr. Donlon currently serves as Director of Manufacturing and Development, Scranton Products Inc.

Payments upon Termination and Change in Control

Mr. James Keisling. If Mr. Keisling’s employment is terminated by us without cause or if Mr. Keisling terminates his employment for good reason, (i) Mr. Keisling would be entitled to continuation of his current base salary, $50,000, for one year from the date of termination, and (ii) all accrued but unpaid amounts payable to Mr. Keisling under his employment agreement and any bonus, incentive or other plan. In addition, pursuant to Mr. Keisling’s subscription agreement, if Mr. Keisling terminates his employment prior to December 31, 2007, one-half of his Class B limited partnership units will be redeemable at the lower of cost and their fair market value and if Mr. Keisling is terminated for cause, Holdings will be entitled to redeem all of Mr. Keisling’s Class B limited partnership units at the lower of cost and the fair market value of the Class B limited partnership units on the date of termination. Mr. Keisling has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

Mr. John R. Loyack. If Mr. Loyack is terminated by us without cause or if Mr. Loyack terminates his employment for good reason, (i) Mr. Loyack would be entitled to continuation of his current base salary, $400,000, until the later of one year from the date of termination and December 31, 2008, (ii) all accrued but unpaid amounts payable to Mr. Loyack under his employment agreement and any bonus, incentive or other plan and (iii) in general, an additional 25% of Mr. Loyack’s Class B limited partnership units in Holdings, which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. If Mr. Loyack’s employment is terminated for cause, Holdings will be entitled to redeem all of Mr. Loyack’s Class B limited partnership units at the lower of cost and the fair market value of the Class B limited partnership units on the date of termination.

Mr. Scott Harrison. If Mr. Harrison’s employment is terminated by us without cause, Mr. Harrison would be entitled to a lump sum payment equal to his current base salary, $185,000, plus any accrued but unpaid amounts payable to Mr. Harrison under his employment agreement and any bonus, incentive or other plan and (ii) in general, an additional 25% of Mr. Harrison’s Class B limited partnership units in Holdings, which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. If Mr. Harrison is terminated for cause, Holdings will be entitled to redeem all of Mr. Harrison’s Class B limited partnership units at the lower of cost and the fair market value of the Class B limited partnership units on the date of termination.

Mr. Ralph Bruno. If Mr. Bruno’s employment is terminated by us without cause or if Mr. Bruno terminates his employment for good reason, (i) Mr. Bruno would be entitled to continuation of his current base salary, $225,000, for one year from the date of termination, (ii) all accrued but unpaid amounts payable to Mr. Bruno under his employment agreement and any bonus, incentive or other plan and (iii) in general, an additional 25% of Mr. Bruno’s Class B limited partnership units in Holdings, which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. If Mr. Bruno is terminated for cause, Holdings will be entitled to redeem all of Mr. Bruno’s Class B limited partnership units at the lower of cost and the fair market value of the Class B limited partnership units on the date of termination.

Mr. Mike Kapuscinski. If Mr. Kapuscinski’s employment is terminated by us without cause or by him for good reason, (i) Mr. Kapuscinski would be entitled to continuation of his current base salary, $175,000, for one year from the date of termination, (ii) all accrued but unpaid amounts payable to Mr. Kapuscinksi under his employment agreement and any bonus, incentive or other plan and (iii) in general, an additional 25% of Mr. Kapuscinski’s Class B limited partnership units in Holdings, which would otherwise become repurchasable by Holdings upon termination of employment at the lower of cost and fair market value, would become subject to repurchase by Holdings at fair market value. If Mr. Kapuscinski is terminated for cause, Holdings will be entitled to redeem all of Mr. Kapuscinski’s Class B limited partnership units at the lower of cost and the fair market value of the Class B limited partnership units on the date of termination.

DIRECTOR COMPENSATION

Name	Class B Limited Partnership Units($)(1)	Total ($)
Vincent A. Calarco	2,500	2,500
Julian M. Steinberg	2,500	2,500
Vincent A. Sarni	3,500	3,500

(1)          Vincent A. Calarco, Julian M. Steinberg, and Vincent A. Sarni purchased 250, 250, and 350 Class B limited partnership units, respectively, on January 17, 2006 for $10.00 per unit, their then fair market value. This represents the aggregate fair value of all Class B limited partnership units purchased by our Directors, as would be reflected in the financial statements of Holdings in accordance with FAS 123R. All of these units are currently subject to repurchase over four years in the same manner as Class B units held by our Named Executives.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our issued and outstanding common stock is held by CPG International and all of the issued and outstanding common stock of CPG International is held by CPG International Holdings LP, our indirect parent company (“Holdings”).  Holdings is a limited partnership.  The general partner of Holdings is CPG Holding I LLC, which is an affiliate of AEA Investors. The business and affairs of Holdings is managed exclusively by the general partner. The general partner has full and complete authority, power and discretion to act on behalf of Holdings in all matters respecting the partnership and its operations, business and properties, to manage and control the business, affairs and properties (including the disposition of all or part thereof) of the partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the partnership’s business. The units reflected in the following table are the limited partnership units of Holdings. The limited partners are not agents of Holdings or any other partner, and have no right or authority to act for or bind the partnership, or to incur any expenditure on behalf of or with respect to the partnership.

The following table sets forth information with respect to the beneficial ownership of our parent, Holdings, as of the date of this prospectus, by (a) any person or group who will beneficially own more than five percent of the outstanding Class A limited partnership units and Class B limited partnership units of Holdings (b) each of our directors and executive officers and (c) all of our directors and executive officers as a group.

Name of Beneficial Owner:	Number of Class A Units Beneficially Owned(1)	Percent of Class A Units Outstanding	Number of Class B Units Beneficially Owned(1)(2)	Percent of Class B Units Outstanding
AEA Investors(3)	75,019	68.7%	—	—
Wachovia Capital Partners 2005, LLC(4)	16,126	14.8%	—	—
KF Equities(5)	6,272	5.7%	—	—
Clearview/CP/Vycom Acquisition, LLC(6)	5,006	5.7%	—	—
AEA Mezzanine (7)	1,146	1.0%	__	__
James Keisling(8)	6,272	7.0%	2,000	17.5%
John R. Loyack	250	*	3,000	26.3%
Ralph Bruno	731	*	1,100	9.6%
Robert E. Donlon	91	*	375	3.3%
Mike Kapuscinski	486	*	1,000	8.8%
Scott Harrison	240	*	600	5.3%
James Andersen(9)	—	—	—	—
Vincent A. Calarco(10)	—	—	250	2.2%
Shivanandan A. Dalvie(11)	—	—	—	—
Glenn M. Fischer(11)	—	—	—	—
Brian R. Hoesterey(11)	—	—	—	—
Christopher P. Mahan(11)	—	—	—	—
Scott B. Perper(11) (12)	—	—	—	—
Vincent A. Sarni(10)	—	—	350	3.1%
Julian M. Steinberg(10)	219	*	250	2.2%
All directors and executive officers as a group (15 persons)	8,289	7.6%	8,925	78.3%

*    Represents beneficial ownership of less than 1%.

(1)       As used in this table, each person or entity with the power to vote or direct the disposition of units is deemed to be a beneficial owner.

(2)       The Class B limited partnership units of Holdings entitle the holders thereof to share in profits of Holdings with the holders of Class A limited partnership units only after the holders of the Class A limited partnership units have received a 7% preferred return.

(3)       Consists of Class A units held by investment vehicles managed by AEA Investors LLC or AEA Management (Cayman) Ltd. The address for AEA Investors LLC is 65 East 55th Street, New York, New York 10022. The address for AEA Management (Cayman) Ltd. is c/o Walkers SPV Limited, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands.

(4)       The address for Wachovia Capital Partners 2005, LLC is 301 South College Street, 12th Floor, Charlotte, North Carolina 28288.

(5)       Consists of Class A limited partnership units held by KF Equities, a partnership whose members include Mr. James Keisling and other members of the Keisling family. The address for KF Equities is 5 Bucknell Drive, Clarks Green, Pennsylvania 18411.

(6)       The address for Clearview/CP/Vycom Acquisition, LLC is 1445 East Putnam Avenue, Old Greenwich, Connecticut 06870.

(7)       Consists of Class A limited partnership units held by AEA Mezzanine Fund L.P. and AEA Mezzanine (Unleveraged) Fund L.P., which are affiliated with AEA Investors LLC. The address for AEA Mezzanine Fund L.P. and AEA Mezzanine (Unleveraged) Fund L.P. is 200 First Stamford Place, Stamford, CT 06902.

(8)       Includes 6,272 Class A limited partnership units held by KF Equities, which may be deemed to be beneficially owned by Mr. James Keisling. The address for Mr. James Keisling is c/o CPG International I Inc., 801 Corey Street, Scranton, PA 18507.

(9)       Does not include Class A limited partnership units beneficially owned by Clearview/CP/Vycom Acquisition, LLC. Mr. Andersen serves on our board of directors as a representative of Clearview/CP/Vycom Acquisition, LLC. Mr. Andersen is the Managing Partner and co-founder of Clearview Capital, an indirect parent of Clearview/CP/Vycom Acquisition, LLC. Mr. Andersen disclaims beneficial ownership of the Class A limited partnership units owned by Clearview/CP/Vycom Acquisition, LLC, except to the extent of his pecuniary interest therein.

(10)     Messrs. Calarco, Sarni and Steinberg serve on our board of directors as representatives of AEA Investors LLC.

(11)     Messrs. Dalvie, Fischer, Hoesterey and Mahan serve on our board of directors as representatives of AEA Investors LLC. Messrs. Dalvie, Hoesterey and Mahan are Partners of AEA Investors LLC and Mr. Fischer is an Operating Partner of AEA Investors LLC. Messrs. Dalvie, Fischer, Hoesterey and Mahan disclaim beneficial ownership of the Class A limited partnership units owned by investment vehicles managed by AEA Investors LLC and AEA Management (Cayman) Ltd., except to the extent of their respective pecuniary interests therein.

(12)     Does not include Class A limited partnership units beneficially owned by Wachovia Capital Partners 2005, LLC. Mr. Perper serves on our board of directors as a representative of Wachovia Capital Partners 2005, LLC. Mr. Perper is a Managing Partner with Wachovia Capital Partners, LLC, an indirect parent of Wachovia Capital Partners 2005, LLC. Mr. Perper disclaims beneficial ownership of the Class A limited partnership units owned by Wachovia Capital Partners 2005, LLC, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transaction Policy

We and all other operating subsidiaries follow the same policy regarding the definition of a related party transaction.  A related party transaction is defined by us as any transaction or series of similar transactions in which we or any of our subsidiaries is a participant with any related person who has a direct or indirect material interest.  A related person can include any person who is either a director or officer of our company or any of our subsidiaries, any person who is a director or officer of Holdings, our indirect parent company, or a person known by Holdings as the beneficial owner of more than 5% of any class of Holdings partnership units, any family member of the foregoing, and any entity which any foregoing person is employed or has a 5% or greater beneficial ownership interest.

AEA Investors

Upon consummation of the Transaction, we entered into a management agreement with AEA Investors relating to the provision of advisory and consulting services. AEA Investors agreed not to charge a fee for the first year following the Transaction, but commencing as of May 1, 2006, AEA Investors receives a $1.5 million annual fee, subject to the limitations under our bank facility covenants. In addition, in consideration of services performed in connection with the Santana Acquisition and the related financings, we paid a $0.4 million fee to AEA Investors upon the closing of the Santana Acquisition, and in consideration of services performed in connection with the Procell Acquisition and the related financings, we paid a $950,000 fee to AEA Investors upon closing of the Procell Acquisition. We believe that the management agreement and the services mentioned above are or were on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Certain mezzanine funds affiliated with AEA Investors purchased $16.5 million aggregate principal amount of our floating rate notes in connection with the Procell Acquisition, as well as approximately 1,146 units in Holdings. In connection with the foregoing, these funds received certain registration rights and/or management rights.  We believe that these rights were granted on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Management Equity Participation Following the Transaction

Members of our management team own Class A limited partnership units of Holdings, our direct parent, representing approximately 10% of the total equity of Holdings and also own Class B limited partnership units of Holdings. See “Security Ownership of Certain Beneficial Owners and Management.”

Wachovia Capital Partners 2005, LLC

Wachovia Capital Partners 2005, LLC (“Wachovia Capital”) is a co-investor in our company.  See “Security Ownership of Certain Beneficial Owners and Management.” As described below, Wachovia Capital has one representative on our board of directors as well as one representative on the advisory board of CPG International Holdings. An affiliate of Wachovia Capital served as an initial purchaser in the placement of a portion of our outstanding notes in 2006 for which it received approximately $0.6 million of fees.

Partnership Agreement and Registration Rights Agreement

A partnership agreement with respect to Holdings has been entered into among AEA Investors, Wachovia Capital, Clearview/CP/Vycom Acquisition, LLC (“Clearview”) and certain members of management. The partnership agreement contains, among other things, preemptive rights and certain restrictions on the ability of the parties thereto to freely transfer the partnership units of Holdings or shares of our stock, which may be distributed by Holdings to the partners.  Holdings has an advisory board whose role is to advise and make recommendations to the general partner of Holdings (which is an affiliate of AEA Investors) with respect to the business of Holdings.  The advisory board consists of ten members, which includes seven members (Messrs. Calarco, Dalvie, Fischer, Hoesterey, Mahan, Sarni and Steinberg) who are representatives of AEA Investors, one member (Mr. Perper) who is a representative of Wachovia Capital, one member (Mr. Andersen) who is a representative of Clearview and James Keisling, our Chairman of the Board.  The parties to the partnership agreement have agreed to enter into a registration rights agreement upon the distribution to the partners of shares of our stock.  The registration rights agreement will provide that, upon certain conditions, the parties will have the ability to cause us to register our securities under the Securities Act, and other parties to the registration rights agreement may participate in such registrations.

Board of Directors

The company’s board of directors consists of eleven members, which includes seven members (Messrs. Calarco, Dalvie, Fischer, Hoesterey, Mahan, Sarni and Steinberg) who are representatives of AEA Investors, one member (Mr. Perper) who is a representative of Wachovia Capital, one member (Mr. Andersen) who is a representative of Clearview, James Keisling, our non-executive Chairman of the Board and John Loyack, our President and Chief Executive Officer.

Lease and Option to Purchase

Upon the closing of the Transaction, AZEK Building Products Inc., our wholly owned subsidiary, entered into an amended lease with respect to the 308,000 square foot property located in Scranton, Pennsylvania (Keyser Avenue). The lessor and owner of the property is an entity whose owners include affiliates of Clearview and Wachovia Capital, co-investors of our company in connection with Transaction, as well as affiliates of certain members of our management team, including Mr. James Keisling, our Chairman of the Board. The initial term of the lease is four years, and AZEK Building Products Inc. has options to extend the lease term for five additional four-year periods. Rent for the lease is paid monthly at a rate of $492,800 per year, increasing by 1% each year thereafter.

In addition, pursuant to a separate agreement with the lessor and owner of this property, we have an option to purchase the property for $4.0 million at any time from January 1, 2006 until January 1, 2009.

Director Independence

As a privately held corporation, whose securities are not listed on any national securities exchange, we are not required to have a majority of, or any, independent directors. Further, even if we had securities listed on a national securities exchange, because AEA Investors owns more than 50% of the outstanding equity of Holdings, and Holdings owns all of our common stock, we would be deemed a “controlled company” under the rules of either the New York Stock Exchange or Nasdaq and, therefore, would be exempt from the requirements to have a majority of independent directors or compensation and nominating committees consisting entirely of independent directors.  However, the rules of the SEC require us to disclose which of our directors would be considered independent within the meaning of the rules of a national securities exchange that we may choose.  We currently have three directors who would be considered independent within the definitions of either the New York Stock Exchange or Nasdaq:  Messrs. Calarco, Sarni (audit committee member) and Steinberg.  Mr. Loyack, our President and Chief Executive Officer, is not an independent director because of his position as an executive officer, and Mr. Keisling, our Chairman of the Board, is not an independent director because of his ownership, directly or indirectly, of a significant amount of equity interests in Holdings.  Our remaining directors are not independent because of their affiliations with private equity funds that hold approximately 5% or more of the equity interests in Holdings:  Messrs. Dalvie, Fischer (audit committee member), Hoesterey (audit committee member) and Mahan are partners of AEA Investors; Mr. Andersen is the managing partner and co-founder of Clearview; and Mr. Perper (audit committee member) is a managing partner with Wachovia Capital.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

In connection with the Transaction, we amended and restated our existing credit facility such that it:

•                  provides for revolving credit of $40.0 million; the amount of borrowing capacity available may be limited to an amount equal to the sum of (a) 85% of our accounts receivable and (b) 60% of our inventory;

•                  bears interest on outstanding principal at a fluctuating rate equal to, at our option, either the base rate plus a margin or LIBOR plus a margin per annum. The margin is subject to a leverage ratio;

•                  is secured by substantially all of our present and future assets, including all equity interests of the domestic subsidiaries of CPG International and 65% of equity interests of all future first-tier foreign subsidiaries;

•                  is guaranteed by CPG International and all of our domestic subsidiaries;

•                  allows prepayment in whole or in part subject to applicable LIBOR or fixed rate breakage costs; and

•                  matures in 2011.

Our amended and restated senior secured credit facility contains negative covenants that limit our ability and the ability of our subsidiaries to, among other things:

•                  incur additional indebtedness or issue guarantees;

•                  grant liens;

•                  make fundamental changes in our business, corporate structure or capital structure, including, among other things, entering into mergers, acquisitions and other business combinations;

•                  make loans and investments;

•                  enter into transactions with affiliates;

•                  modify or waive material agreements in a manner that is adverse in any material respect to the lenders; or

•                  prepay or repurchase subordinated indebtedness.

These covenants are subject to qualifications and exceptions. The covenants also include a financial covenant that requires us to maintain at all times a maximum total senior secured leverage ratio less than or equal to 1.5 to 1.0. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant Ratios in Indenture and Senior Secured Credit Facility.”

Our amended and restated senior secured credit facility contains events of default that are customary for financings of this type, including, without limitation, and subject to certain exceptions, those related to:

•                  default in payment of principal and interest;

•                  materially incorrect representations or warranties;

•                  default in observance or performance of affirmative or negative covenants;

•                  cross default in the payment of specified other indebtedness;

•                  specified events of bankruptcy;

•                  specified ERISA events;

•                  specified judgments or decrees;

•                  failure of the applicable senior secured credit facilities documents or any material provisions hereof, the guarantees, security documents or any related documents to be enforceable and in full force and effect; and

•                  certain change of control events.

If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the credit facility and all actions permitted to be taken by a secured creditor.

We have entered into amendments to our amended and restated senior secured credit facility providing for, and effective upon the consummation of, each of the Santana Acquisition and the Procell Acquisition.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes on January 31, 2007, we and the guarantors entered into a registration rights agreement, which requires us to:

•                  use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the applicable outstanding notes for an issue of registered exchange notes with terms identical to the outstanding notes except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below;

•                  offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for the exchange notes;

•                  keep the exchange offer open for not less than 20 business days from the date on which notice of the exchange offer is mailed to the holders of the outstanding notes;

•                  use our commercially reasonable efforts to complete the exchange offer on or before 270 days after the date of issuance of the outstanding notes which will be October 28, 2007; and

•                  if obligated to file a shelf registration statement, use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes.

If the exchange offer is not completed on or before the 270th day after the applicable date of issuance of the outstanding notes or the shelf registration statement, if required, is not effective on or before the 120th day after we become obligated to make the filing, we will be obligated to pay additional interest to each holder of outstanding notes, as applicable, in an amount equal to 0.25% per year for the first 90-day period after either of such events occurs, which rate will be increased by 0.25% per year at the beginning of each subsequent 90-day period, in each case until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes become freely tradable under the Securities Act, at which time the interest rate on the outstanding notes will revert to the original interest rate borne by such notes. The maximum aggregate increase in the interest rate shall in no event exceed 1.00% per year.

A copy of the registration right agreement is attached as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 12:00 midnight, New York City time, on July 18, 2007, or such later date and time to which we, in our sole discretion, extend the exchange offer. For the sake of clarity, references herein to “12:00 midnight, New York City time on July 18, 2007” mean the very end of the business day on July 18, 2007 (and not the very beginning of the business day) in accordance with Rule 14d-1(g)(3) of the Exchange Act.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

•                  the exchange notes will have been registered under the Securities Act;

•                  the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

•                  the exchange notes will not contain the registration rights and additional interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion:

•                  to extend the expiration date;

•                  to delay accepting any outstanding notes due to an extension of the exchange offer;

•                  if any condition set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

•                  to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•                  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, N.A., which will act as the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

•                  comply with The Depository Trust Company (“DTC”)’s Automated Tender Offer Program (“ATOP”) procedures described below; or

•                  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”), or Clearstream Banking S.A. (“Clearstream”) (as appropriate) procedures.

In addition, either:

•                  the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•                  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•                  the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•                  by a registered holder of the outstanding notes; or

•                  for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•                  reject any and all tenders of any outstanding note improperly tendered;

•                  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•                  waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the outstanding notes to be acquired in the exchange offer, the holder or any other person:

•                  may not rely on applicable interpretations of the staff of the SEC; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the outstanding notes. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•                  certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

•                  a properly completed and duly executed letter of transmittal or an agent’s message; and

•                  all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as appropriate. We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•                  be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•                  comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•                  the holder tenders the outstanding notes through an eligible institution;

•                  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number or numbers of such outstanding shares and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•                  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

•                  specify the name of the person that has tendered the outstanding notes to be withdrawn;

•                  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•                  where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, or (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

The Exchange Agent

Wells Fargo Bank, N.A. has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered and Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

By Overnight Courier or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

6th & Marquette Avenue

Minneapolis, MN 55479

By Hand Delivery:

Wells Fargo Bank, N.A.

Corporate Trust Services

608 2nd Avenue South

Northstar East Building—12th Floor

Minneapolis, MN 55402

By Facsimile Transmission:

(612) 667-6282

By Telephone:

(800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer Taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes in the private placement memorandum dated January 31, 2007, relating to the outstanding notes issued on January 31, 2007. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•                  the holder is not a broker-dealer tendering notes acquired directly from us;

•                  the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business;

•                  neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

•                  the holder is not our affiliate.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•                  it is not an affiliate of us or, if an affiliate, that it will comply with registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•                  it is not a broker-dealer tendering notes acquired directly from us;

•                  it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

•                  it is acquiring the exchange notes in the ordinary course of its business.

Each holder who cannot make such representations:

•                  will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•                  will not be permitted or entitled to tender outstanding notes in the exchange offer; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that these outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities and that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

DESCRIPTION OF EXCHANGE NOTES

General

The outstanding notes have been issued, and the exchange notes will be issued, under an indenture (the “Indenture”) dated as of July 5, 2005, among us, the Guarantors and Wells Fargo Bank, N.A., as Trustee, filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture (copies of the form of which may be obtained from us), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. For more information, please review the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The definitions of most of the capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this “Description of Exchange Notes,” references to the “Company” are to CPG International I Inc. and not to any of its Subsidiaries. For purposes of this summary, the term “Notes” refers to the $16.5 million aggregate principal amount of outstanding Senior Floating Rate Notes due 2012 issued on January 31, 2007, together with the exchange notes to be issued in exchange therefor.

Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the Indenture and will vote together as one class, including for purposes of amending the Indenture.

The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

Brief Description of the Notes

The Notes are:

•                  general unsecured obligations of the Company;

•                  effectively subordinated to secured obligations of the Company to the extent of the value of the assets securing such obligations;

•                  equal in right of payment to all existing and future unsecured obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the Notes; and

•                  senior in right of payment to any future obligations of the Company that are, by their terms, expressly subordinated in right of payment to the Notes.

As of March 31, 2007, we had total indebtedness of $285.9 million, excluding up to an additional $38.7 million that would have been available for borrowing under the Credit Agreement, which would be secured if borrowed.

The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Initially, the Trustee will be acting as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. We may change any Paying Agent and Registrar without notice to holders of the Notes. We will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

We issued Notes in (x) an aggregate principal amount of $65.0 million on July 5, 2005, (y) an aggregate principal amount of $30.0 million on April 28, 2006, and (z) an aggregate principal amount of $33.0 million on January 31, 2007, 16.5 million of which are subject to this exchange offer.  An unlimited amount of additional Notes may be issued from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

The Notes will mature on July 1, 2012. Interest on the Notes will accrue at a rate per annum, reset semi-annually, equal to the six-month LIBOR plus 6.75%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee, and will be payable semiannually in cash on each January 1 and July 1 to the persons who are registered Holders at the close of business on the December 15 and June 15 immediately preceding the applicable interest payment date. The LIBOR rate at December 28, 2006 was 5.37%. The Notes issued on January 31, 2007 will be part of the same class as the Company’s previously issued $95.0 million principal amount of Notes (the “Existing Floating Rate Notes”) and will have the same terms as those of the Existing Floating Rate Notes. However, the Notes issued on January 31, 2007 are subject to a separate registration rights agreement. Moreover, until this exchange offer is completed and the Notes issued on January 31, 2007 are exchanged in connection therewith, such Notes will have a separate CUSIP number from that of the Existing Floating Rate Notes and will not be fungible with the Existing Floating Rate Notes. Interest on the Notes will first be payable on July 1, 2007.  Interest on the Notes will accrue from and including January 1, 2007, the most recent interest payment for Existing Floating Rate Notes, although investors in the Notes issued on January 31, 2007 were required to pay accrued interest through the issue date of such Notes at the time of purchase.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Guarantees

The Notes will be guaranteed by Holdings and each existing and future domestic Restricted Subsidiary of the Company that guarantees any of the Company’s Indebtedness under any Credit Facility. The Guarantors will jointly and severally guarantee the Company’s obligations under the Indenture and Notes. Each Guarantee will rank as a general unsecured senior obligation of such Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

The Guarantee of a Guarantor will be released automatically:

(1)                                 in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including, without limitation, by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the applicable provisions of the Indenture;

(2)                                 in connection with any sale of a majority of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale of such Capital Stock of that Guarantor complies with the applicable provisions of the Indenture;

(3)                                 if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)                                 if such Guarantor is properly designated as a Non-Guarantor Restricted Subsidiary and is not required to issue a Guarantee of the Notes pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantees”;

(5)                                 if a Guarantor under all Credit Facilities is released from its Guarantee pursuant to the terms of all Credit Facilities; or

(6)                                 if the Notes are discharged in accordance with the procedures described below under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge.”

In accordance with SEC rules, separate financial statements of the Company and its subsidiary Guarantors are not included in this prospectus, but condensed, consolidating financial information is included in the notes accompanying the financial statements of Holdings included in this prospectus.

Redemption

Optional Redemption.  The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, on and after July 1, 2007, upon not less than 30 and not more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2007	103.000%
2008	102.000%
2009 and thereafter	100.000%

Before July 1, 2007, the Company may also redeem the Notes, as a whole but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note at July 1, 2007 (as set forth in the table above), plus (2) all scheduled interest payments due on such Note from the redemption date through July 1, 2007 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Floating Rate Treasury Rate at such redemption date, plus 50 basis points over (B) the principal amount of such Note.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 1, 2007; provided, however, that if the period from such redemption date to July 1, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to July 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Optional Redemption upon Equity Offerings.  At any time, or from time to time, on or prior to July 1, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the Notes issued under the Indenture at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice of the redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)                                 at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)          the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

“Equity Offering” means any public or private sale of Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company; provided that, in the event of an Equity Offering by any direct or indirect parent entity of the Company, such parent entity contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to this “Redemption” section.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however:

(1)                                 that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and

(2)                                 that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

Notice of redemption shall be mailed by first-class mail at least 30 and not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control has occurred or, at the Company’s option, prior to such Change of Control but after it is publicly announced if a definitive agreement is in place for such Change of Control at the time of such announcement, the Company will be required to send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). If the notice is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control if a definitive agreement is in place for the Change of Control at the time of the notice of such Change of Control. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement contains, and any future other agreements relating to other Indebtedness to which the Company becomes a party may contain, restrictions or prohibitions on the Company’s ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payments of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, the Company could seek the consent of its then lenders to the repurchase of the Notes or could attempt to refinance the Credit Agreement. If the Company does not obtain such consent or repay the applicable Indebtedness, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of other Indebtedness that the Company may enter into from time to time. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Boards of Directors of the Company nor the Trustee, without the consent of the Holders affected thereby, may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively “incur”) any Indebtedness other than Permitted Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is, or concurrently with such incurrence becomes, a Guarantor may incur Indebtedness (including Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the receipt and application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0. The foregoing proviso is referred to as the “Coverage Ratio Exception.”

Limitation on Restricted Payments.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any distribution (other than dividends or distributions payable in the Qualified Capital Stock, or in warrants, rights or options to purchase such Qualified Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock), of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock,

(2)                                 purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

(3)                                 make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to:

(a)                                  any scheduled final maturity,

(b)                                 any scheduled or mandatory repayment or

(c)                                  any scheduled sinking fund payment,

any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes (other than the purchase, defeasance, redemption, prepayment, decrease or other acquisition of Indebtedness subordinate or junior in right of payment to the Notes, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, defeasance, redemption, prepayment, decrease or other acquisition); or

(4)                                 make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) (other than the exceptions set forth therein) being referred to as a “Restricted Payment”) if at the time of such Restricted Payment or immediately after giving effect thereto:

(A)                             a Default shall have occurred and be continuing; or

(B)                               the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(C)                               the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of, without duplication:

 (i)                               50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning with the most recently ended fiscal quarter immediately prior to the Issue Date and ending on or prior to the end of the most recently ended fiscal quarter for which internal financial statements are available as of the date the Restricted Payment occurs (treating such period as a single accounting period), plus

(ii)                               100% of the aggregate net proceeds (including the fair market value of property other than cash) directly or indirectly received by or contributed to, directly or indirectly, the Company or any Restricted Subsidiary from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company, including Qualified Capital Stock issued upon exercise of warrants or options or upon the merger or consolidation of any Person with the Company or any Restricted Subsidiary, plus

(iii)                            the aggregate amount received by the Company or any Restricted Subsidiary from the issuance of any Indebtedness or Disqualified Capital Stock of the Company or any Restricted Subsidiary issued after the Issue Date which has been converted or exchanged for Qualified Capital Stock in either the Company or any direct or indirect parent entity of the Company, plus

(iv)                           without duplication of any amounts included in clause (C)(ii) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any equity contribution received by the Company from a direct or indirect holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs, plus

(v)                                without duplication, an amount equal to the sum of

(x)                                  the net reduction in Restricted Investments resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any Restricted Investment, in each case occurring subsequent to the Issue Date and the return of capital with respect to any Restricted Investment and

(y)                                to the extent that any Subsidiary of the Company that has been designated an Unrestricted Subsidiary after the Issue Date is redesignated as a Restricted Subsidiary in accordance with the covenant described under “ —Limitation on Designations of Unrestricted Subsidiaries” or merges into a Restricted Subsidiary or transfers its assets to a Restricted Subsidiary, the fair market value of the Investment of the Company or any Restricted Subsidiary in such Subsidiary as of the date of such redesignation, merger or transfer, as the case may be, plus

(vi)                           100% of the aggregate net proceeds (including the fair market value of property) and any dividends or distributions received by the Company or any Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company or the proceeds from the sale of stock from an Unrestricted Subsidiary, to the extent that such dividends, distributions or proceeds were not otherwise included in the Consolidated Net Income of the Company for such period, plus

(vii)                        in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment pursuant to this clause (C), plus

(viii)                     any amount which previously qualified as a Restricted Payment pursuant to this clause (C) on account of any guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1)                                 the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the mailing of such irrevocable redemption notice if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration or the date of mailing of such notice;

(2)                                  (x)                                the acquisition of any shares of Capital Stock (“Retired Capital Stock”) of the Company, either

(a)                                  solely in exchange for shares of Qualified Capital Stock of the Company or

(b)                                 through the application of net proceeds of a substantially concurrent, or within 90 days prior thereto, sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(clauses (a) and (b) collectively, “Refunding Capital Stock”) and

(y)                                 the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent, or within 90 days prior thereto, sale (other than to a Restricted Subsidiary) of Refunding Capital Stock;

(3)                                  the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, either

(a)                                  solely in exchange for shares of Qualified Capital Stock of the Company, or

(b)                                 through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of

(x)                                shares of Qualified Capital Stock of the Company or

(y)                                 Refinancing Indebtedness;

(4)                                  if no Default shall have occurred and be continuing, the purchase, repurchase, redemption, retirement or other acquisition for value by the Company of Capital Stock of the Company or options or warrants to purchase Capital Stock of the Company, stock appreciation rights or any similar equity interest in the Company and any distribution, loan or advance to any direct or indirect parent entity of the Company for the purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of any such direct or indirect parent entity of the Company, in each case, from any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or any direct or indirect parent entity of the Company or its authorized representatives or permitted transferees upon the death, disability, retirement or termination of employment of such current or former director, officer, employee or consultant in an aggregate amount not to exceed $5.0 million in any fiscal year (and any portion of such $5.0 million not used in any fiscal year may be carried forward to the next succeeding (but no other) fiscal years); provided, further, that such amount may be increased by an amount not to exceed

(a)                                  the cash proceeds from the sale of Capital Stock of the Company and, to the extent contributed to the Company, Capital Stock of any direct or indirect parent entity of the Company, in each case to directors, officers, employees or consultants of the Company or any of its Subsidiaries or any direct or indirect parent entity of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such purchase, repurchase, redemption, retirement or other acquisition will not increase the amount available for Restricted Payments under clause (C) of the immediately preceding paragraph), plus

(b)                                 the cash proceeds of key-man life insurance policies received by the Company or any direct or indirect parent entity of the Company (to the extent contributed to the Company) or any Restricted Subsidiary after the Issue Date; provided, further, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any fiscal year;

(5)                                  the payment by the Company of Permitted Tax Distributions;

(6)                                  (A)                              the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued by the Company after the Issue Date, or

(B)                                the declaration and payment of dividends to a direct or indirect parent entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) of such parent entity issued after the Issue Date;

provided, however, that, in each case (x) after giving effect to the issuance of such Designated Preferred Stock (and the payment of dividends or distributions) on a pro forma basis, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception, and (y) the amount of dividends paid pursuant to this clause (6) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Designated Preferred Stock;

(7)                                 following the first public offering of the Company’s Common Stock or the Common Stock of any direct or indirect parent entity of the Company, as the case may be, after the Issue Date, the payment of dividends on the Company’s Common Stock (or the payment of dividends to any direct or indirect parent entity of the Company, as the case may be, to fund the payment by such parent entity of dividends on such entity’s Common Stock) of up to 6% per annum of the gross proceeds of such public offering received by, and in the case of a public offering of any direct or indirect parent entity of the Company, contributed to the common equity capital of, the Company; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by the Company (or so contributed to the Company) from such public offering;

(8)                                 the repurchase of Capital Stock of the Company deemed to occur upon (a) the non-cash exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options and (b) the withholding of a portion of such Capital Stock to pay taxes associated therewith, and the purchase of fractional shares of Capital Stock of the Company or any Restricted Subsidiary arising out of stock dividends, splits or combinations or business combinations;

(9)                                 (a) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company issued on or after the Issue Date in accordance with the covenant described under the caption “—Limitation on Incurrence of Additional Indebtedness” or (b) the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of any direct or indirect parent entity of the Company issued on or after the Issue Date, the proceeds of which have been contributed to the Company; provided that the amount of dividends paid pursuant to this clause (9)(B) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Disqualified Capital Stock;

(10)                           any payment of dividends, other distributions or other amounts or the making of loans or advances by the Company to any direct or indirect parent entity of the Company for the purposes set forth in clauses (A) and (B) below:

(A)                              to pay accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees required to maintain such parent entity’s corporate existence and to provide for other operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any such parent entity and to pay reasonable directors’ fees and to reimburse reasonable out-of-pocket expenses of the Board of Directors of any direct or indirect parent entity of the Company, in each case related to the ownership or operation of the Company or any Restricted Subsidiaries and including to pay fees and expenses, as incurred, of an offering of such parent entity’s securities or indebtedness that is not consummated, or of a registered public offering or of an acquisition which is not consummated, in each case where the proceeds of such offering or such acquisition, as the case may be, was intended to be contributed to or combined with Company or its Restricted Subsidiaries; and

(B)                               to pay the Sponsor those amounts payable pursuant to the Management Agreement.

(11)                           any repurchase, redemption, retirement or other acquisition for value of Disqualified Capital Stock of the Company made by exchange for or out of proceeds of a substantially concurrent sale of Disqualified Capital Stock that is permitted to be incurred pursuant to the covenant described below under “—Limitation on Incurrence of Additional Indebtedness,” provided any new Disqualified Capital Stock has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

(12)                           the repurchase of any Subordinated Indebtedness of the Company in the event of a Change of Control or Asset Sale pursuant to a provision similar to the provisions described under the caption “Change of Control” and “—Limitation on Asset Sales”; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer or Net Proceeds Offer, as the case may be, required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer, as the case may be;

(13)                           any payment to the sellers of the purchase price for the Acquisition, as well as all fees and expenses related thereto, including, without limitation, the payment of fees and expenses to the Sponsor on May 10, 2005 in connection with the Acquisition and the Credit Agreement, fees and expenses related to the Refinancing Transaction, and any payments to any direct or indirect parent entity of the Company in order for any such parent entity to make such payments or distributions; and

(14)                           if no Default shall have occurred and be continuing, Restricted Payments in an aggregate amount since the Issue Date not to exceed $10.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2)(b), (3)(b)(x) and (7) of the immediately preceding paragraph shall be included in such calculation.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (14) above or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of Permitted Investments.

Limitation on Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company); and

(2)                                  at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided, however, that the amount of:

(a)                                 any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released (including by operation of law),

(b)                                any notes, securities or other obligations received by the Company or by any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or by such

Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt by the Company or such Restricted Subsidiary (to the extent of the cash or Cash Equivalents received) and

(c)                                  any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $5.0 million and (y) 5% of Consolidated Net Tangible Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will be deemed to be cash for the purposes of this provision.

Upon the consummation of an Asset Sale, the Company shall apply, or cause the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(1)                                 to (i) permanently reduce Obligations under a Credit Facility (and, except in the case of revolving credit facilities, to correspondingly reduce commitments with respect thereto) or (ii) permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor,

(2)                                 to make an investment in Replacement Assets,

(3)                                 to make capital expenditures in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries or in businesses reasonably related or complementary thereto (“Permitted Business”),

(4)                                 acquire Capital Stock of a Person that is a Restricted Subsidiary or of a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon consummation of such acquisition, including by means of a merger, consolidation or other business combination permitted under the Indenture,

(5)                                 to repay obligations under Pari Passu Indebtedness (as defined below), provided that if the Company shall so reduce obligations under such Pari Passu Indebtedness, it shall equally and ratably reduce obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Company shall make an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all holders of Notes to purchase its Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, or

(6)                                 a combination of prepayment and investment permitted by the foregoing clauses (1) through (5).

The Company or such Restricted Subsidiary will be deemed to have complied with its obligations under the preceding paragraphs of this covenant if it enters into a binding commitment to acquire such properties, assets or Capital Stock prior to 365 days after the receipt of the applicable Net Cash Proceeds; provided that upon any abandonment or termination of such commitment, the Net Available Proceeds not so applied shall constitute Net Cash Proceeds and be applied as set forth below.

On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth above (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the maximum principal amount of Notes and other Indebtedness (“Pari Passu Indebtedness”) of the Company and the Guarantors that ranks pari passu in right of payment with the Notes or the Guarantees, as the case may be (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Net Proceeds Offer Amount. Any Notes and other Indebtedness to be purchased pursuant to a Net Proceeds Offer shall be purchased pro rata based on the aggregate principal amount of Notes and such other Indebtedness outstanding and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $15.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, not just the amount in excess of $15.0 million, shall be applied as required pursuant to the preceding paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “Merger, Consolidation and Sale of Assets,” the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold pursuant to the preceding sentence shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notwithstanding the preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

(1)                                 at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2)                                 the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraphs of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). If any portion of the Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer (such remainder constituting a “Net Proceeds Deficiency”), the Company and its Restricted Subsidiaries may use the Net Proceeds Deficiency for any purposes not otherwise prohibited by the Indenture, and the Net Proceeds Deficiency may be used to make an offer to repurchase Subordinated Indebtedness required by the terms thereof, and any repurchase of such Indebtedness shall not be deemed a Restricted Payment, notwithstanding anything else herein to the contrary. Upon completion of each Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on or in respect of Capital Stock;

(2)                                 make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(3)                                 transfer any of its property or assets to the Company or any other Restricted Subsidiary,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a)                                 applicable law, rule, regulation or order including of any regulatory body;

(b)                                the Indenture, the Notes and any Guarantees;

(c)                                 customary provisions restricting assignments or subletting in (x) any lease governing a leasehold interest of any Restricted Subsidiary or (y) any contracts and licenses (including, without limitation, those relating to intellectual property), in each case entered into in the ordinary course of business;

(d)                                any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries, which encumbrance or restriction was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition) and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person’s direct and indirect Subsidiaries);

(e)                                 agreements existing on the Issue Date (other than the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

(f)                                   the Credit Agreement or an agreement governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect, taken as a whole, than the provisions contained in the Credit Agreement as in effect on the Issue Date;

(g)                                restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h)                                restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i)                                    Purchase Money Indebtedness or Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(j)                                    provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements that restrict the transfer of ownership interests in such entity;

(k)                                 customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

(l)                                    restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(m)                              encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be incurred by clause (7) of the definition of “Permitted Indebtedness”;

(n)                                encumbrances on the assets or capital stock of Foreign Subsidiaries pursuant to Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture that are not expected to make the Company unable to make principal or interest payments on the Notes, as determined in good faith by the Company; and

(o)                                an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b) and (d) through (f) above and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, and amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements prior to such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing.

Limitation on Liens.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Liens securing any Indebtedness upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens) unless effective provision for securing the Notes or, with respect to Liens on any Guarantor’s property or assets, the Guarantee of such Guarantor, and:

(1)                                 if such Lien secures Indebtedness which is subordinate in right of payment to the applicable Notes or any related Guarantee of any Guarantor, as the case may be, any such Lien shall be subordinate to the Lien granted to Holders to the same extent as such Indebtedness is subordinate in right of payment to the applicable Notes or the related Guarantee of such Guarantor, as the case may be; and

(2)                                 in all other cases, the Notes or any related Guarantees, as the case may be, are secured on at least an equal and ratable basis.

Notwithstanding the foregoing, any Lien securing the Notes or a Guarantee granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment of obligations under such Indebtedness), at such time as the holders of all such Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, (b) any sale, exchange or transfer to any Person other than the Company or any Restricted Subsidiary of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in accordance with the terms of the Indenture, (c) in the case of a Lien on assets of a Guarantor securing a Guarantee, upon the release of such Guarantee in accordance with, the terms of the Indenture, (d) payment in full of the principal of, and accrued interest and premium on the Notes, or (e) a defeasance or discharge of the Notes in accordance with the procedures described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge.”

Merger, Consolidation and Sale of Assets.  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)                                  either:

(a)                                  the Company will be the surviving or continuing entity, or

(b)                                 the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”)

(x)                                  will be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and

(y)                                will expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2)                                 immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception;

(3)                                 immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

(4)                                 the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and an officer’s certificate that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2), (3) and (4) the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction and/or for the purpose of forming a holding company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company will be discharged from all obligations and covenants under the Indenture and the Notes.

Each Guarantor, if any (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the covenant described under “—Limitation on Asset Sales”), will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)                                  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) (the “Guarantor Surviving Entity”) is an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)                                  such Guarantor Surviving Entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

(3)                                  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need not comply with this covenant. Notwithstanding the foregoing clauses (1), (2) and (3), any Guarantor may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Guarantor in another jurisdiction, and the Guarantors may merge with an Affiliate as part of any internal reorganization.

The Indenture provides that upon any consolidation or merger in accordance with the foregoing in which such Guarantor is not the continuing corporation, the Guarantor Surviving Entity shall succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee with the same effect as if such Guarantor Surviving Entity had been named as such, and such Guarantor will be discharged from all obligations and covenants under the Indenture and its Guarantee.

Limitation on Transactions with Affiliates.

(1)                               The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) involving aggregate consideration in excess of $2.5 million with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than:

(a)                                  Affiliate Transactions permitted under paragraph (2) below; and

(b)                                 Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million will be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $20.0 million, the Company will, prior to the consummation thereof, obtain an opinion from an Independent Financial Advisor stating that such transaction or series of related transactions are fair to the Company or to the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

(2)                                  The restrictions set forth in paragraph (1) above shall not apply to:

(a)                                 reasonable fees and compensation paid to and indemnity provided on behalf of, the Company’s officers, directors, employees or consultants or those of any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors;

(b)                                transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction); provided that such transactions are not otherwise prohibited by the Indenture;

(c)                                 amounts payable to the Sponsor pursuant to the Management Agreement as in effect on the Issue Date, which shall be no more than $1.5 million per year;

(d)                                any agreement or instrument as in effect as of the Issue Date or any amendment or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement thereof) so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the Board of Directors of the Company, not more disadvantageous to the Holders of Notes, taken as a whole, than the original agreement or instrument as in effect on the Issue Date;

(e)                                 Restricted Payments and Permitted Investments permitted by the Indenture;

(f)                                   any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto;

(g)                                any issuance of Qualified Capital Stock to Affiliates;

(h)                                contracts or agreements with, and payments by the Company or any of its Restricted Subsidiaries to, Sponsor in connection with any financial advisory, consulting, financing, underwriting or placement services or any other investment banking, banking or similar services, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with Sponsor in effect on the Issue Date, or (y) approved by a majority of the Board of Directors of the Company in good faith;

(i)                                    the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights in each case to employees, directors and consultants approved by the Board of Directors;

(j)                                    any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors for not in excess of fair market value or as otherwise contractually required;

(k)                                 any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purposes of (i) reorganizing to facilitate an initial public offering of securities of the Company or any direct or indirect parent entity of the Company or (ii) reincorporating the Company in a new jurisdiction;

(l)                                    transactions pursuant to any registration rights agreement with the stockholders of the Company or any direct or indirect parent entity of the Company, on customary terms;

(m)                              transactions pursuant to or contemplated by the Partnership Agreement as in effect on the Issue Date;

(n)                                transactions and payments of fees and expenses to the Sponsor on May 10, 2005 in connection with the Acquisition and the Credit Agreement;

(o)                                agreements and transactions with customers, clients, suppliers or purchasers and sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the Indenture, which are fair to the Company or its Restricted Subsidiaries, or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at that time from a Person who is not an Affiliate of the Company; and

(p)                                ordinary course transactions (including the payment of customary fees and expenses) with investment banks, commercial banks and other financial institutions in connection with investment banking, commercial banking and other financial advisory services.

Future Subsidiary Guarantees.  If any Restricted Subsidiary of the Company (other than any Non-Guarantor Restricted Subsidiary if the fair market value of such Non-Guarantor Restricted Subsidiary, together with the fair market value of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed in the aggregate $3.5 million) guarantees any of the Company’s Indebtedness under any Credit Facility then such Restricted Subsidiary shall:

(1)                                  execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2)                                  deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture; provided, however, that to the extent that a Subsidiary is subject to any instrument governing Acquired Indebtedness, as in effect at the time of acquisition thereof, that prohibits such Subsidiary from issuing a Guarantee, such Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Indebtedness.

In addition, to the extent the collective fair market value of the Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $3.5 million, the Company shall cause one or more of such Non-Guarantor Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture, such that the collective fair market value of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $3.5 million.

The Guarantee of such Guarantor will rank as a general unsecured senior obligation of such Guarantor.

Reports to Holders.  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish or make available to the holders of Notes, with a copy to the Trustee:

(1)                                 all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)                                 the information that would be required to be included in all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the first paragraph of this covenant to the Trustee and the Holders of Notes if the Company has filed such reports with the Commission via the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) (“EDGAR”) and such reports are publicly available.

If at any time the Notes are Guaranteed by a direct or indirect parent entity of the Company and such parent entity has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically via EDGAR, the reports described herein with respect to such entity, as applicable (including any financial information required by Regulation S-X under the Securities Act relating to the Company and its Subsidiaries), the Company shall be deemed to be in compliance with the provisions of this covenant.

Limitation on Designations of Unrestricted Subsidiaries.  The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company that owns Capital Stock of a Restricted Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)                                 no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2)                                 the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of:

(a)                                 the fair market value of the Capital Stock of such Subsidiary owned by the Company and its Restricted Subsidiaries on such date; and

(b)                                the aggregate amount of other Investments of the Company and its Restricted Subsidiaries in such Subsidiary on such date; and

(3)                                 the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception at the time of Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under “—Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount. The Indenture further provides that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time:

(1)                                 provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); or

(2)                                 be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1)                                 no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(2)                                 all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by Board Resolutions of the Company certifying compliance with the foregoing provisions.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)                                 the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

(2)                                 the failure to pay the principal on any Note, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

(3)                                 a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)                                 the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $15.0 million or more at any time;

(5)                                 one or more judgments in an aggregate amount in excess of $15.0 million (to the extent not covered by insurance or bonded) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(6)                                 certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7)                                 any Guarantee of Holdings or Significant Subsidiary required pursuant to the Indenture ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee required pursuant to the Indenture (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (its “Acceleration Notice”), and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Notwithstanding the preceding paragraph, in the event of any Event of Default specified in paragraph (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 45 days after such Event of Default arose,

(1)                                 the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2)                                 the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)                                 if the default that is the basis for such Event of Default has been cured.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes, as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)                                 if the rescission would not conflict with any judgment or decree;

(2)                                 if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)                                 to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)                                 if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)                                 in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officer’s certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officer’s certificate to the Trustee within five business days after any officer obtains knowledge of any Default or Event of Default (provided that such officer shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1)                                 the rights of Holders to receive, solely from the funds in trust (described below), payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)                                 the Company’s obligations with respect to the Notes concerning:

•                  issuing temporary Notes,

•                  registration of Notes,

•                  mutilated, destroyed, lost or stolen Notes, and

•                  the maintenance of an office or agency for payments;

(3)                                 the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)                                 the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event

Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(1)                                 the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)                                 in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)                                  the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(b)                                 since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 no Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)                                 such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)                                 the Company shall have delivered to the Trustee an officer’s certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of hindering or defrauding any other creditors of the Company or others; and

(7)                                 the Company shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary may contain provisions that prohibit or otherwise limit the Company from exercising any such option.

Notwithstanding the foregoing, the opinion of counsel required by clauses (2)(a) and (3) above need not be delivered if all the Notes not theretofore delivered to the Trustee for cancellation:

(1)                                 have become due and payable;

(2)                                 will become due and payable on the maturity date within one year; or

(3)                                 are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as set forth below and as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes issued thereunder and then outstanding when:

(1)                                  either

(a)                                  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(b)                                 all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be irrevocably called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)                                  the Company has paid all other sums payable by the Company under the Indenture; and

(3)                                  the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, any Guarantors and the Trustee, without the consent of the Holders, may modify, supplement or amend the Indenture to:

(1)                                 evidence the succession of another Person to the Company, a Guarantor, or any other obligor under the Notes, and the assumption by any such successor of the covenants of the Company, such Guarantor or such obligor in the Indenture and in the Notes and any Guarantee in accordance with “—Certain Covenants—Merger, Consolidation and Sale of Assets”;

(2)                                 add to the covenants of the Company, any Guarantor or any other obligor under the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

(3)                                 cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee;

(4)                                 make, amend or supplement any provision under the Indenture, the Notes or any Guarantee, provided that such provisions shall not adversely affect the Holders of the Notes in any material respect;

(5)                                 comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)                                 add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;

(7)                                 release a Guarantor as provided in the Indenture;

(8)                                 evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(9)                                 mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

(10)                           provide for the issuance of additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

(11)                           provide for the issuance of exchange notes pursuant to the terms of the Indenture and the Registration Rights Agreement;

(12)                           comply with the rules of any applicable securities depositary; or

(13)                           conform the text of the Indenture or the Notes to any provision of the “Description of Notes” section of the Final Memorandum.

Other modifications and amendments of the Indenture may be made with the consent of the applicable Holders of a majority in principal amount of the then outstanding applicable Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)                                 reduce the amount of Notes whose Holders must consent to an amendment;

(2)                                 reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)                                 reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefore;

(4)                                 make any Notes payable in money other than that stated in the Notes;

(5)                                 make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)                                 after the Company’s obligation to purchase Notes arises under the Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7)                                 modify or change any provision of the Indenture in any manner which subordinates the Notes in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor, in each case in a manner that adversely affects the Holders in any material respect; provided that subordination shall not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest; or

(8)                                 release Holdings or any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee of the Indenture otherwise than in accordance with the terms of the Indenture.

Notwithstanding the foregoing, if any amendment, waiver or other modification of the Indenture or the Notes will only affect the Senior Fixed Rate Notes or the Notes, as the case may be, only the consent of the Holders of the then outstanding Senior Fixed Rate Notes or Notes, as the case may be, and not the consent of both the Holders of Senior Fixed Rate Notes and the Holders of Senior Floating Rate Notes, shall be required in accordance with the preceding paragraph.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or of a Subsidiary of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation; provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary will not be Acquired Indebtedness.

“Acquisition” means the transactions contemplated by the Stock Purchase Agreement, including any borrowings under the Credit Agreement and the offering of the Notes.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. The term “Affiliate,” with respect to the Company and the Guarantors, shall not include the Initial Purchaser or any of its Affiliates.

“Affiliate Transaction” has the meaning set forth under “ —Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means:

(1)                                 an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or

(2)                                 the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of:

(1)                                  any Capital Stock of any Restricted Subsidiary; or

(2)                                  any other property or assets of the Company or any Restricted Subsidiary;

in each case, other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a)                                 a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $3.0 million,

(b)                                the sale, lease, conveyance, disposition or other transfer of all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) as permitted under the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” or any disposition that constitutes a Change of Control,

(c)                                 the sale, lease, conveyance, disposition or other transfer of products, services, inventory or accounts receivable in the ordinary course of business and disposals or replacements of damaged, worn-out or obsolete assets or assets no longer useful in the business,

(d)                                an issuance of securities by a Restricted Subsidiary to the Company or another Restricted Subsidiary or the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transactions),

(e)                                 any transfer of property or assets or issuance of Capital Stock that is a Restricted Payment or Investment permitted to be made by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment,

(f)                                   the sale or other disposition of cash or Cash Equivalents,

(g)                                a transfer of assets, by means of trade-in, of equipment owned by it and used or previously used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment,

(h)                                any issuance of, or disposition in connection with, directors’ qualifying shares or investments by foreign nationals mandated by foreign law,

(i)                                    the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business,

(j)                                    a transfer of property or assets that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(k)                                 the sale of any property in a Sale and Leaseback Transaction within one year of the acquisition of such property,

(l)                                    any sale or disposition deemed to occur in connection with creating, granting or exercising remedies, including foreclosure, in respect of any Liens pursuant to the covenant set forth under “—Certain Covenants—Limitation on Liens,” and

(m)                              any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Board of Directors” means, as to any Person, the board of directors or advisory board of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary or any officer of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day in which commercial banking institutions (including, without limitation, the Federal Reserve System) are authorized or required by law to close in New York City.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)                                 with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)                                 with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash Equivalents” means:

(1)                                 marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof;

(2)                                 marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s;

(3)                                 commercial paper or other indebtedness maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from another nationally recognized rating service);

(4)                                 certificates of deposit, time deposits and eurodollar time deposits or bankers’ acceptances maturing within two years from the date of acquisition thereof and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the dollar equivalent thereof) in the case of foreign banks;

(5)                                 repurchase obligations for underlying securities of the types described in clauses (1), (2) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above or securities dealers of recognized national standing;

(6)                                 United States dollars, euros, pounds sterling and local currencies held by Foreign Subsidiaries from time to time in the ordinary course of business;

(7)                                 in the case of any investment by a Foreign Subsidiary or investments made in a country outside the United States of America, “Cash Equivalents” will also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or agency thereof) and (ii) other customarily utilized high-quality investments in the country where such Subsidiary is located or in which such investment is made; and

(8)                                 investments in money market funds or shares of investment companies that are registered under the Investment Company Act of 1940 that invest substantially all their assets in securities of the types described in clauses (1) through (7) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1), (2) and (6) above, provided that such amounts are converted into any currency listed in clauses (1), (2) and (6) above, as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” means the occurrence of one or more of the following events:

(1)                                 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to a Permitted Holder;

(2)                                 the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)                                 any Person or Group, other than a Permitted Holder, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)                                 the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved.

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, the sum (without duplication) of:

(1)                                  Consolidated Net Income for such period; and

(2)                                  to the extent Consolidated Net Income has been reduced thereby,

(a)                                 all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period,

(b)                                Consolidated Interest Expense for such period,

(c)                                 Consolidated Non-cash Charges for such period less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP,

(d)                                income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

(e)                                 amounts payable to the Sponsor pursuant to the Management Agreement as in effect on the Issue Date.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA during the four most recent full fiscal quarters (the “Four Quarter Period”) for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                 the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business under revolving credit facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)                                 any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period, including giving effect to any Pro Forma Cost Savings.

If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                 any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period;

(2)                                 any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period;

(3)                                 Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(4)                                 Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)                                 interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)                                 if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)                                 notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1)                                 Consolidated Interest Expense for such period; plus

(2)                                 the amount of all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

“Consolidated Interest Expense” means, for any period, the sum of, without duplication:

(1)                                 the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus

(2)                                 the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, less

(3)                                 interest income for such period.

“Consolidated Interest Expense” shall exclude (x) the amortization or write-off of deferred financing fees, debt issuance costs and any expensing of bridge or other financing fees, (y) the interest attributable to market exclusivity payment liabilities and (z) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities” or otherwise.

“Consolidated Net Income” means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)                                 after-tax gains or losses from Asset Sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto;

(2)                                 after-tax extraordinary or nonrecurring gains or losses and any unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges and including restructuring charges or reserves including costs related to closure of facilities), including any expenses, charges, gains or losses incurred in connection with any issuance of debt or equity;

(3)                                 the cumulative effect of a change in accounting principles;

(4)                                 solely for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such Net Income is actually paid in cash to the Company or its Restricted Subsidiaries;

(5)                                 the net income of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(6)                                 in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets;

(7)                                 the amortization of any premiums, fees or expenses incurred in connection with the Refinancing Transaction, the Acquisition or any other acquisition by the Company or any of its Restricted Subsidiaries of assets or Capital Stock or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with such acquisition) and 17 (including non-cash charges relating to intangibles and goodwill) to be recorded on the Company’s consolidated balance sheet, in each case in connection with the Refinancing Transaction, the Acquisition or such other acquisitions;

(8)                                 any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards;

(9)                                 unrealized gains and losses with respect to Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities” or otherwise;

(10)                           any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, including, without limitation, the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments;

(11)                           fees, costs and expenses incurred by the Company or any of its Subsidiaries during any period in connection with any acquisition by the Company or any of its Subsidiaries (including the Acquisition), the Refinancing Transaction and the Exchange Offers and related transactions (including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with such acquisition, as well as bonus payments paid to employees in connection with such acquisition);

(12)                           any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments or amortization or write-off of deferred financing fees and any expenses of bridge or other financing fees; and

(13)                           any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company (including, without limitation, charges related to the impairment of intangibles) and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Covenant Defeasance” has the meaning set forth under “ —Legal Defeasance and Covenant Defeasance.”

“CPH I” means CPG International Holdings LP, formerly known as Compression Polymers Holding I LP, or any successor entity.

“Credit Agreement” means the Credit Agreement dated as of May 10, 2005 by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto in their capacities as lenders thereunder and Wachovia Bank, National Association, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing (including pursuant to indentures, credit facilities, or commercial paper facilities with banks, investors or institutional investors or by means of sales of debt securities to institutional investors or others), replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or other party.

“Credit Facility” means one or more debt facilities (including, without limitation, the Credit Agreement) financings, commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes or letters of credit, bank products or other debt obligations and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, renewed, refunded, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or other party.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash

Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by an authorized officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent entity of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officers’ certificate executed by an officer of the Company or the applicable parent entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation provided in the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Designation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning set forth under “ —Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to the date that is 91 days after the date on which the Notes mature, unless any such obligation can only be satisfied by delivery of Capital Stock which is not Disqualified Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends; provided, that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed Disqualified Capital Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith with respect to transactions in excess of $5.0 million.

“Final Memorandum” means the Company’s offering memorandum, dated June 29, 2005, relating to the offering and sale of the Senior Floating Rate Notes and the Senior Fixed Rate Notes issued on July 5, 2005.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above.

“Four Quarter Period” has the meaning set forth under the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means each guarantee of the Company’s obligations under the Indenture and the Notes by a Guarantor.

“Guarantor” means Holdings and each of the Company’s Restricted Subsidiaries (other than Foreign Subsidiaries) that executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                 interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                 other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means CPG International Inc., formerly known as Compression Polymers Holding II Corporation, the direct parent of the Company, or any successor entity.

“incur” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Indebtedness” means, with respect to any Person, without duplication:

(1)                                 all Obligations of such Person for borrowed money;

(2)                                 all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 all Capitalized Lease Obligations of such Person;

(4)                                 all Obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed and which is treated as indebtedness under GAAP, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors;

(5)                                 all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)                                 guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below (other than by endorsement of negotiable instruments for cancellation in the ordinary course of business);

(7)                                 all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)                                 all Interest Swap Obligations and all Obligations under currency agreements and interest swap agreements of such Person; and

(9)                                 all Disqualified Capital Stock issued by such Person and all Preferred Stock issued by Restricted Subsidiaries of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, “Indebtedness” shall not include (1) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future, (2) deferred taxes, (3) obligations or liabilities in respect of any Capital Stock, (4) take-or-pay obligations contained in supply agreements or (5) contingent obligations (other than with respect to borrowed money) incurred in the ordinary course of business.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Independent Financial Advisor” means a firm:

(1)                                  that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

(2)                                  that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchaser” means Wachovia Capital Markets, LLC.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution (excluding accounts receivable, trade credit, commission, travel and similar advances to officers and employees made in the ordinary course of business) to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person, in each case to the extent such item is classified as an investment on the balance sheet of such Person (excluding the footnotes) prepared in accordance with GAAP. “Investment” shall exclude extensions of trade credit by the Company and by its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means July 5, 2005.

“Legal Defeasance” has the meaning set forth under “ —Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Management Agreement” means the management agreement with the Sponsor, its affiliates or designees as in effect on the Issue Date on the terms described in the Final Memorandum or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Notes in any material respect.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent entity of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent entity of the Company as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent entity of the Company as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect entity of the Company, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent entity of the Company, as applicable.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)                                 reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, fees and expenses of professional advisors, title and recordation expenses, and any relocation expenses);

(2)                                 taxes paid or payable and any Permitted Tax Distributions related to income or gain from any Asset Sale;

(3)                                 repayment of Indebtedness that is secured by the assets sold in the relevant Asset Sale and other Indebtedness that is required to be repaid in connection with such Asset Sale;

(4)                                 appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5)                                 all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any portion of the purchase price from an Asset Sale placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale); provided, however, that upon the termination of such escrow, Net Cash Proceeds will be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary which is not a guarantor of the Notes and which guarantees Indebtedness of the Company under any Credit Facility.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Holder” means the Sponsor and the Management Group if at such time the Management Group owns not more than 15% of the then outstanding total voting power of the Capital Stock of the Company or any direct or indirect parent company of the Company. Any person or persons whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)                                 Indebtedness under (a) the Senior Floating Rate Notes issued on the Issue Date and any Guarantees thereof and (b) the Senior Fixed Rate Notes issued on the Issue Date and any Guarantees thereof;

(2)                                 Indebtedness incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $40.0 million (with letters of credit deemed to have a principal amount equal to the maximum principal liability thereunder) incurred under this clause (2) or (y) the sum of (i) 85% of the book value of the accounts receivable plus (ii) 50% of the book value of inventory of the Company and its Restricted Subsidiaries, in each case calculated on a consolidated basis and in accordance with GAAP;

(3)                                 other Indebtedness (including, without limitation, Capitalized Lease Obligation and industrial revenue bonds) of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4)                                 Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Restricted Subsidiaries in an aggregate amount for all Indebtedness incurred pursuant to this clause (4) not to exceed $10.0 million outstanding at any one time;

(5)                                 Interest Swap Obligations and Hedging Obligations covering Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Issue Date or thereafter entered into not for speculative purposes;

(6)                                 Indebtedness under Currency Agreements outstanding on the Issue Date or thereafter entered into not for speculative purposes; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)                                 Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Company or another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary; provided, however, that

(a)                                  if the Company or a Guarantor is the obligor on such Indebtedness and the obligee is not the Company or any Guarantor, such Indebtedness shall be expressly subordinated pursuant to a written agreement to the prior payment in full in cash or Cash Equivalents of all Obligations on, or relating to, the Notes, in the case of the Company, or the Guarantee of such Guarantor, in the case of a Guarantor; and

(b)                                 any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall constitute the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (7);

(8)                                 Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9)                                 Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10)                           Refinancing Indebtedness;

(11)                           Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the covenant described under “—Certain Covenants—Future Subsidiary Guarantees” to the extent applicable;

(12)                           Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers’ acceptances, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, surety or appeal bonds, or guarantees and other obligations of a like nature, payment obligations in connection with self-insurance or similar obligations, bank overdrafts and the financing of insurance premiums in the ordinary course of business and any letter of credit issued in connection with the foregoing, and in any such case any reimbursement obligation in connection therewith;

(13)                           Indebtedness arising from agreements of the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, or the assets or Capital Stock of a Person that is or becomes a Restricted Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness of any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(14)                           Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under the caption “Legal Defeasance and Covenant Defeasance” or to redeem, satisfy or discharge the Notes;

(15)                           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to finance, in whole or in part, an acquisition of a business or assets consummated within 30 days of such incurrence, or Acquired Indebtedness of Persons that are acquired by the Company or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition and the incurrence of such Indebtedness (including any Acquired Indebtedness), the Company’s Consolidated Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition; and

(16)                           additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility).

For purposes of determining any particular amount of Indebtedness under the “Limitation on Incurrence of Additional Indebtedness” covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is permitted to be incurred pursuant to the Coverage Ratio Exception, under the “Limitation on Incurrence of Additional Indebtedness” covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (2) above, and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

Indebtedness permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock, the classification of preferred stock as Indebtedness under GAAP, and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness for purposes of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

“Permitted Investments” means:

(1)                                 Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(2)                                 Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness incurred by the Company evidencing such Investment by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and the Indenture;

(3)                                 Investments in cash and Cash Equivalents;

(4)                                 (i) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business (including, without limitation, in connection with the purchase of Capital Stock by such directors, employees and officers) purposes not in excess of $5.0 million at any one time outstanding and (ii) Investments made in connection with split-dollar life insurance;

(5)                                 Currency Agreements, Hedging Obligations and Interest Swap Obligations entered into not for speculative purposes in the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Indenture;

(6)                                 other Investments, including Investments in Unrestricted Subsidiaries and joint ventures, not to exceed the greater of (x) $10.0 million and (y) 10.0% of the Company’s Consolidated Net Tangible Assets at any one time outstanding;

(7)                                 Investments in securities of trade creditors or members received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or members or in good faith settlement of delinquent obligations of such trade creditors or members;

(8)                                 Investments represented by guarantees that are otherwise permitted under the Indenture;

(9)                                 Investments the payment for which is Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company;

(10)                           Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an asset sale made in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

(11)                           receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(12)                           payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13)                           Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(14)                           Investments in existence on the Issue Date after giving effect to the Acquisition and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(15)                           any indemnity, purchase price adjustment, earnout or similar obligation benefiting the Company or any of its Restricted Subsidiaries created as a result of any acquisition or disposition of the assets of the Company or the assets or Capital Stock of a Person that is a Restricted Subsidiary or becomes a Restricted Subsidiary as a result of such transaction;

(16)                           Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons and progress payments made in respect of capital expenditures;

(17)                           repurchases of the Notes;

(18)                           intercompany loans, to the extent permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”;

(19)                           Investments acquired in connection with (and not created in anticipation of) an acquisition otherwise permitted by the Indenture; and

(20)                           any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (e), (m) and (o) of paragraph (2) thereof).

“Permitted Liens” means the following types of Liens:

(1)                                 Liens existing on the Issue Date (including, without limitation, Liens securing industrial revenue bonds), to the extent and in the manner such Liens are in effect on the Issue Date, and any renewal or replacement of such Liens granted to secure a refinancing of the Indebtedness originally secured by such Lien (so long as the refinancing is permitted under the Indenture, whether or not the amount of Indebtedness is increased);

(2)                                 Liens securing the Notes and Guarantees;

(3)                                 Liens securing Indebtedness under a Credit Facility incurred pursuant to clauses (2) and (16) of the definition of “Permitted Indebtedness”;

(4)                                 Liens in favor of the Company or any Restricted Subsidiary;

(5)                                 Liens securing Refinancing Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6)                                 Liens for taxes, assessments or governmental charges or claims either:

(a)                                  not delinquent, or

(b)                                 contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7)                                 statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(8)                                 Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9)                                 judgment Liens not giving rise to an Event of Default;

(10)                           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or of any of its Restricted Subsidiaries;

(11)                           any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(12)                           purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired after the Issue Date; provided, however, that:

(a)                                 the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired, and

(b)                                the Lien securing such Indebtedness shall be created within 180 days of such acquisition;

provided, further, that such Liens may be extended for improvements to such property;

(13)                           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)                           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)                           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16)                           Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(17)                           Liens securing Indebtedness under Currency Agreements and Hedging Obligations;

(18)                           Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that

(a)                                  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary, and

(b)                                 such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary;

(19)                            Liens on assets of a Non-Guarantor Restricted Subsidiary to secure Indebtedness and other obligations of such Non-Guarantor Restricted Subsidiary that is otherwise permitted under the Indenture;

(20)                            leases, subleases, licenses and sublicenses or real or personal property or intellectual property granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(21)                            banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(22)                            Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(23)                            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

(24)                            Liens in favor or a banking institution arising by operation of law (or pursuant to the general business practice of a banking institution located outside the U.S.), encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

“Permitted Tax Distributions” means

(1)                                  in the event that the Company is treated as a corporation for applicable federal, state or local income tax purposes and is a member of a consolidated, combined or similar U.S. federal, state or local income tax group of which CPH I or another direct or indirect parent of the Company is the common parent, payments, dividends or distributions to CPH I, or another direct or indirect parent of the Company, as the case may be, in order to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income of the Company and its Subsidiaries (to the extent such taxes are not payable directly by the Company or its Subsidiaries); provided that the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by the Company and its Subsidiaries, do not exceed the taxes that the Company and its Subsidiaries would have paid as a stand-alone group; or

(2)                                  in the event that the Company is treated as a partnership for applicable U.S. federal, state or local income tax purposes, aggregate payments, dividends or distributions to CPH I, or any other direct parent entity of the Company, as the case may be, in an amount equal to, with respect to any taxable year of the Company, the product of (x) the highest combined U.S. federal, state (or provincial) and local statutory tax rate (after taking into account the deductibility of state (or provincial) and local income tax for Canadian federal income tax purposes) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of the Company, or any other direct parent entity of the Company, as the case may be, multiplied by (y) the taxable income of the Company (to the extent such taxes are not payable directly by the Company or its Subsidiaries).

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, association, trust or joint venture, joint stock company or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs that (1) occurred during the Four Quarter Period that are directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) are implemented, committed to be implemented, the commencement of implementation of which has begun or reasonably expected to be implemented in good faith with respect to the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during the Four Quarter Period in order to achieve such reduction in costs.

“Purchase Money Indebtedness” means Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the Coverage Ratio Exception under the covenant described under “ —Certain Covenants—Limitation on Incurrence of Additional Indebtedness” or clause (1), (3) or (10) of the definition of Permitted Indebtedness or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness incurred to pay premiums and fees in connection therewith, in each case that does not:

(1)                                  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium reasonably required to be paid, plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

(2)                                  create Indebtedness with:

(a)                                  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

(b)                                 a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that

(x)                                   if such Indebtedness being Refinanced is Indebtedness solely of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Guarantor, and

(y)                                 if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Refinancing Transaction” means the repayment of $215.0 million of indebtedness incurred by the Company on May 10, 2005 in connection with the Acquisition with the proceeds from the issuance of the Notes on the Issue Date.

“Registration Rights Agreement” means (x) the Registration Rights Agreement, dated as July 5, 2005, for the Notes issued on the Issue Date, (y) the Registration Rights Agreement, dated as of April 28, 2006, for the Notes issued on April 28, 2006, and (z) the Registration Rights Agreement, dated as January 31, 2007, for the Notes issued on January 31, 2007, in each case among the Company, the Guarantors and the initial purchasers named therein.

“Replacement Assets” means assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale or reasonably related or complementary thereto.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“S&P” means Standard & Poor’s Ratings Service.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or by such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act, as in effect on the Issue Date.

“Sponsor” means AEA Investors LLC, AEA Management (Cayman) Ltd., AEA Investors LP, and their respective affiliates and funds managed by any of their managing directors or senior executives or entities they control.

“Stock Purchase Agreement” means the stock purchase agreement dated as of March 12, 2005, as amended, by and among Compression Polymers Holdings LLC and Holdings, AZEK Building Products, Inc. (formerly known as Vycom Corp.), Scranton Products Inc. (formerly known as Compression Polymers Corp.) and CPCapitol Acquisition Corp.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is by its express terms subordinated or junior in right of payment to the Notes or the Guarantee of the Notes of such Guarantor, as the case may be.

“Subsidiary” means, with respect to any Person:

(1)                                  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)                                  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person;

provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Surviving Entity” has the meaning set forth under “ —Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                  the then outstanding aggregate principal amount of such Indebtedness into

(2)                                  the sum of the total of the products obtained by multiplying

(a)                                  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b)                                 the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form; Global Notes

Except as set forth below, the exchange notes will be issued in the form of one or more Global Notes (each, a “Global Note”). Each new Global Note will be deposited on the date of the closing of the exchange of the outstanding notes for the exchange notes with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of DTC or its nominee.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)                                  upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2)                                  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)                                  any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)                                  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)                                  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)                                  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)                                  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes will trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for exchange notes.  Certain purchasers of the outstanding notes have also acquired interests in CPG International Holdings.  We believe that the allocation of the aggregate purchase price paid by the purchasers for interests in Holdings and the outstanding notes between the interests in Holdings on the one hand and the initial  notes the on the other hand was  in accordance with fair market value.  If the allocation was not in accordance with fair market value, the tax consequences to you may be different than those described herein. This summary also assumes that the August 2006  notes were treated as new debt issued by us, and not as a secondary sale of notes by the initial purchaser of such notes. If this assumption is incorrect, the tax consequences to you may be different than those described herein.

This summary deals only with exchange notes and outstanding notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•                  dealers in securities or currencies;

•                  traders in securities;

•                  United States holders (as defined below) whose functional currency is not the United States dollar;

•                  persons holding outstanding notes or exchange notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•                  persons subject to the alternative minimum tax;

•                  certain United States expatriates;

•                  financial institutions;

•                  insurance companies;

•                  controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•                  entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•                  pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes) holding outstanding notes or exchange notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes or exchanging outstanding notes for exchange notes.

This summary is for general information only and is not tax advice. This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes and exchanging outstanding notes for exchange notes as set forth in this summary. Before you purchase exchange notes or exchange outstanding notes for exchange notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income, estate and other tax consequences of acquiring, owning and disposing of the exchange notes or exchanging the outstanding notes for exchange notes that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of an outstanding note or an exchange note that is for United States federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

•                  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•                  a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Interest

Interest on your exchange notes will be taxed as ordinary interest income. In addition:

•                  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your exchange notes in your gross income at the time you receive the interest; and

•                  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your exchange notes in your gross income at the time the interest accrues.

Pre-Issuance Accrued Interest

A portion of the purchase price of the outstanding notes was attributable to the amount of unpaid interest on the outstanding notes that had accrued prior the issue date of the outstanding notes (the “pre-issuance accrued interest”).  Pursuant to the applicable Treasury regulations, we intend to compute the issue price of the outstanding notes by subtracting the pre-issuance accrued interest from the first price at which a substantial amount of the outstanding notes were sold (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and therefore to treat a portion of the first interest payment on the notes (and on exchange notes acquired in exchange for the outstanding notes, as applicable) as a return of the pre-issuance accrued interest, rather than an amount payable on the outstanding notes.  A United States holder of an outstanding note (or of an exchange note acquired in exchange for an outstanding note) should be able treat a portion of the first interest payment on the notes as a non-taxable return of the pre-issuance accrued interest paid by such United States holder (which should reduce such United States holder’s tax basis in the notes), rather than as taxable interest, as if the United States holder purchased a debt instrument on the secondary market in between interest payment dates.  United States holders should consult their own tax advisors concerning the tax treatment of the pre-issuance accrued interest on the notes.

United States Federal Income Tax Consequences of the Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and you will have the same tax basis and holding period in the exchange notes as you had in your outstanding notes immediately before the exchange.

Market Discount and Bond Premium

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than  1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the exchange note or outstanding note, as the case may be.

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the exchange note (or outstanding note) with “bond premium” equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the exchange note, and finally as a carryforward allowable against your future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. You should consult your own tax advisor concerning the computation and amortization of any bond premium on your exchange note.

Constant Yield Election

As an alternative to the above-described rules for including interest payments and any market discount in income and amortizing any bond premium, you may elect to include in gross income all interest that accrues on an exchange note, including stated interest, any market discount (including any de minimis market discount) and adjustments for any bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale or Other Disposition of the Exchange Notes

Upon the sale, redemption or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between:

•                  the amount realized on the disposition (less any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under “—Payments of Interest”) and

•                  your adjusted tax basis in the exchange note.

In the absence of a constant yield election, your adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under “—United States Federal Income Tax Consequences of the Exchange Offer”), increased by the amount of any market discount with respect to your exchange note previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

Your gain or loss generally will be capital gain or loss (except with respect to accrued market discount that has not previously been included in income, as discussed above under “—Market Discount and Bond Premium”). This capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held).

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011.

Backup Withholding and Information Reporting

United States holders of exchange notes may be subject to information reporting and, under certain circumstances, to backup withholding on payments of interest and gross proceeds from the sale or exchange (including a redemption or a repayment) of exchange notes. In general, “backup withholding” at a rate of 28% may apply (which rate will increase to 31% for taxable years beginning on or after January 1, 2011):

•                  to any payments made to you of principal of and interest on your exchange note, and

•                  to payment of the proceeds of a sale or other disposition of your exchange note,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

We will furnish annually to the Internal Revenue Service, and to record holders of the exchange note to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the exchange note.

Non-United States Holders

The following summary applies to you if you are a beneficial owner of an exchange note that is for U.S. federal income tax purposes a non resident alien or a corporation, trust or estate that is not a United States holder (as defined above) (a ”non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

•                  on at least 31 days in the calendar year, and

•                  for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your exchange notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•                  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•                  you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•                  you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•                  such interest is not effectively connected with your conduct of a United States trade or business; and

•                  you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)                              us or our paying agent; or

(B)                                a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “—Non-U.S. Holders—Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes unless:

•                  in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above, or claim an exemption under an applicable income tax treaty (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•                  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your exchange notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Code); or

•                  the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your exchange notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•                  you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•                  your interest on the exchange notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-United States holder as described in “—Non-United States Holders—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in “—United States Holders” above). However, we or our paying agent may be required to report to the IRS and you payments of interest on the exchange notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from a disposition of your exchange notes (including a redemption or repayment) may be subject to information reporting and backup withholding tax at a rate of up to 28% (which rate will increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your exchange notes outside the United States through a non-U.S. office of a broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-U.S. office of a broker that:

•                  is a United States person (as defined in the Internal Revenue Code);

•                  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•                  is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•                  is a foreign partnership, if at any time during its tax year:

•                  one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•                  the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA, (ii) a “plan” described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (iii) any entity deemed to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity, or (iv) a governmental plan or church plan subject to applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Internal Revenue Code (“Similar Law”). Each of the foregoing is referred to herein as a “Plan.”

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to ERISA (an “ERISA Plan”), and ERISA and the Internal Revenue Code and prohibit certain transactions involving the assets of a Plan and certain “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Internal Revenue Code.

In considering an investment of the assets of any Plan in a Note, a fiduciary of a Plan should determine whether the investment is in accordance with the documents and instruments governing such Plan and the applicable provisions of ERISA, the Internal Revenue Code or any provisions of Similar Law relating to a fiduciary’s duties to such Plan, including without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are parties in interest or disqualified persons, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of a Note by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the Note is acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of a Note. These class exemptions include, without limitation, PTCE 84-14, relating to transactions effected by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts, and PTCE 96-23, relating to transactions directed by in-house asset managers, although there can be no assurance that the conditions of any such exemptions will be satisfied.

Governmental plans and church plans that are subject to Similar Law may purchase or hold a Note only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.

Deemed Representation

Because of the foregoing, the exchange notes should not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a violation of any Similar Law. Accordingly, by its acceptance of an exchange note, each purchaser and subsequent transferee of an exchange note will be deemed to represent and warrant that either (i) it is not using assets of a Plan to purchase or hold a  Note, or (ii) its purchase and holding of an exchange note, throughout the period that it holds such exchange note, does not and will not constitute a non-exempt prohibited transaction under ERISA and/or Section 4975 of the Internal Revenue Code or under any provisions of Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding an exchange note on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue

Code and any Similar Law to such investment and whether an exemption would be applicable to the purchase or holding of an exchange note.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the exchange offer has been completed, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in each registration rights agreement.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. As allowed by SEC rules, this prospectus, which is a part of the registration statement, omits certain information included in that registration statement and the exhibits thereto. For further information with respect to us and the exchange notes, we refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

Under the indenture for the notes, we have agreed to furnish or make available to holders of the notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, and (b) the information required to be included in all current reports that would be required to be filed with the SEC on Form 8-K, in each case, within the time periods specified in the SEC’s rules and regulations. In addition, the informational requirements of the Exchange Act, permits CPG International Inc. to file reports and other information in lieu of us. In accordance therewith, CPG International Inc., and not CPG International I Inc., will file reports and other information with the SEC (unless the SEC will not accept such a filing).

In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC’s Internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

CPG International I Inc.

801 Corey Street

Scranton, PA 18505

Attention: Chief Financial Officer

(570) 558-8000

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than July 11, 2007, which is five business days prior to the expiration of the exchange offer.

LEGAL MATTERS

The validity of the exchange notes offered hereby and the guarantees thereof will be passed on for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated balance sheets of CPG International Inc. and Subsidiaries (the “Successor”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholder’s equity and cash flows of the Successor for the year ended December 31, 2006 and the period May 11, 2005 to December 31, 2005 and of Compression Polymers Holdings LLC (the “Predecessor”) for the period January 1, 2005 to May 10, 2005 and for the year ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Santana Holdings Corp. and Subsidiary as of and for the year ended December 31, 2005 have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CPG INTERNATIONAL INC. AND SUBSIDIARIES

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005
Consolidated Statements of Operations for the year ended December 31, 2006, periods May 11 to December 31,2005 and January 1 to May 10, 2005 and the year ended December 31, 2004
Consolidated Statements of Shareholder’s Equity for the year ended December 31, 2006, periods May 11to December 31, 2005 and January 1 to May 10, 2005 and the year ended 2004
Consolidated Statements of Cash Flows for the year ended December 31, 2006 and the periods May 11 to December 31, 2005 and January 1 to May 10, 2005 and year ended December 31, 2004
Notes to Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets, as of March 31, 2007 and December 31, 2006
Condensed Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006
Notes to Condensed Consolidated Financial Statements

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY

Audited Consolidated Financial Statements:
Report of Independent Certified Public Accountants
Consolidated Balance Sheet, December 31, 2005
Consolidated Statement of Income, year ended December 31, 2005
Statement of Stockholder’s Equity, year ended December 31, 2005
Statement of Cash Flows, year ended December 31, 2005
Notes to Consolidated Financial Statements, year ended December 31, 2005

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets, March 31, 2006 and December 31, 2005
Condensed Consolidated Statements of Operations, three months ended March 31, 2006 and 2005
Condensed Consolidated Statements of Cash Flows, three months ended March 31, 2006 and 2005
Notes to Condensed Consolidated Financial Statements, three months ended March 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CPG International, Inc.

Scranton, PA

We have audited the accompanying consolidated balance sheets of CPG International Inc. (the “Successor”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholder’s equity, and cash flows of the Successor for the year ended December 31, 2006 and for the period May 11, 2005 to December 31, 2005 and of Compression Polymers Holdings LLC (the “Predecessor”) for the period January 1, 2005 to May 10, 2005 and for the year ended December 31, 2004 (collectively, the “Companies”).  These financial statements are the responsibility of the Companies’ management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Successor as of December 31, 2006 and 2005, and the results of the Successor’s operations and cash flows for the year ended December 31, 2006 and for the period May 11, 2005 to December 31, 2005, and of the Predecessor’s operations and cash flows for the period January 1, 2005 to May 10, 2005 and for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, PA
March 29, 2007

CPG International Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2006 and December 31, 2005

(dollars in thousands)

	December 31,	December 31,
	2006	2005
	(Dollars in thousands)
ASSETS:

Current assets:
Cash	$2,173	$14,785
Receivables:
Trade, less allowance for doubtful accounts of $1,497 and $820 in 2006 and 2005, respectively	29,325	14,769
Income taxes	1,836	1,743
Inventories	45,493	44,691
Deferred income taxes—current	9,192	3,313
Prepaid expenses and other	4,568	4,726
Total current assets	92,587	84,027
Property and equipment—net	79,935	70,749
Goodwill	232,786	213,682
Intangible assets —net	92,408	86,611
Deferred financing costs—net	10,080	9,849
Total assets	$507,796	$464,918

LIABILITIES AND SHAREHOLDER’S EQUITY:
Current liabilities:
Accounts payable—primarily trade	$25,680	$34,014
Current portion of capital lease	647	—
Current portion of long-term debt obligations	9,508	71
Accrued interest	13,887	11,088
Accrued expenses	9,245	6,032
Total current liabilities	58,967	51,205
Deferred income taxes	43,715	39,725
Capital lease obligation—less current portion	3,010	1,517
Long-term debt—less current portion	245,132	215,014
Commitments and contingencies
Shareholder’s equity:
Common shares, $0.01 par value: 1,000 shares authorized; 10 issued and outstanding at December 31, 2006 and December 31, 2005	—	—
Additional paid-in capital	165,066	165,066
Accumulated deficit	(8,094)	(7,609)
Total shareholder’s equity	156,972	157,457
Total liabilities and shareholder’s equity	$507,796	$464,918

See notes to consolidated financial statements.

CPG International Inc. and Subsidiaries

Consolidated Statements of Operations

December 31, 2006, 2005 and 2004

(dollars in thousands)

	Successor		Predecessor
(in thousands)	Year Ended December 31, 2006	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Statement of Operations:
Net sales	$261,790	$140,672	$81,931	$171,060
Cost of sales	(193,417)	(113,076)	(58,854)	(121,121)
Gross margin	68,373	27,596	23,077	49,939
Selling, general and administrative expenses	(40,249)	(18,870)	(21,905)	(20,451)
Operating income	28,124	8,726	1,172	29,488

Other income (expenses):
Interest expense	(28,897)	(21,293)	(1,906)	(14,133)
Interest income	212	118	46	51
Miscellaneous, net	306	158	(384)	(266)
(Loss) Income before income taxes	(255)	(12,291)	(1,072)	15,140
Income tax (expense) benefit	(230)	4,682	(3,060)	(5,870)
Net income (loss)	$(485)	$(7,609)	$(4,132)	$9,270

See notes to consolidated financial statements.

CPG International Inc. and Subsidiaries

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2006, 2005 and 2004

(dollars in thousands)

							Accumulated
							Other
	Common Units		Preferred Units		Additional		Comprehensive		Total
	Units	.01 Par	Units	No Par	Paid - in	Deferred	Income	Retained	Shareholder’s
Predecessor	Outstanding	Value	Outstanding	Value	Capital	Compensation	(Loss)	Earnings	Equity
Balance- January 1, 2004	59	$—	910	$—	$64,421	$(1,767)	$(525)	$10,656	$72,785
Derivative income, net of deferred tax expense of $804	—	—	—	—	—	—	1,282	—	1,282
Net income	—	—	—	—	—	—	—	9,270	9,270
Comprehensive income	—	—		—	—	—	—	—	10,552
Preferred unit distribution	—	—	—	—	(35,119)	—	—	(17,881)	(53,000)
Compensation expense recorded on vested restricted units	—	—	—	—	—	219	—	—	219
Issuance of preferred units	—	—	58	—	1	—	—	—	1
Issuance of restricted common units	5	—	—	—	132	(132)	—	—	—
Forfeiture of restricted common units	(3)	—	—	—	(74)	74	—	—	—
Market value adjustment to restricted common units	—	—	—	—	(661)	661	—	—	—
Balance — December 31, 2004	61	$—	968	$—	$28,700	(945)	$757	$2,045	$30,557
Derivative income, net of deferred tax expense of $80	—	—	—	—	—	—	129	—	129
Realized derivative income	—	—	—	—	—	—	(886)	—	(886)
Net loss	—	—	—	—	—	—	—	(4,132)	(4,132)
Comprehensive loss	—	—	—	—	—	—	—	—	(4.889)
Compensation expense recorded on vested restricted units	—	—	—	—	12,800	—	—	—	12,800
Market value adjustment to restricted common units	—	—	—	—	176	(143)	—	—	33
Balance — May 10, 2005	61	$—	968	$—	$41,676	$(1,088)	$—	$(2,087)	$38,501

				Accumulated
	Common Shares		Additional	Other	Retained	Total
	Shares	No Par	Paid—in	Comprehensive	Earnings	Shareholder’s
Successor	Outstanding	Value	Capital	Income	/(Deficit)	Equity
Balance – May 11, 2005	—	$—	$—	$—	$—	$—
Initial capital contribution - Transaction	10	—	165,000	—	—	165,000
Additional paid-in capital	—	—	66	—	—	66
Net loss and comprehensive loss	—	—	—	—	(7,609)	(7,609)
Balance – December 31, 2005	10	$—	$165,066	$—	$(7,609)	$157,457
Additional paid-in capital	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	(485)	(485)
Balance – December 31, 2006	10	$—	$165,066	$—	$(8,094)	$156,972

See notes to consolidated financial statements.

CPG International Inc.and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31, 2006, 2005 and 2004

	Successor		Predecessor
		Period	Period
	Year	May 11, 2005	January 1, 2005	Year
	Ended	to	to	Ended
	December 31,	December 31,	May 10,	December 31,
(Dollars in thousands)	2006	2005	2005	2004
Cash flows from operating activities:
Net (loss) income	$(485)	$(7,609)	$(4,132)	$9,270
Adjustments to reconcile net income to net cash flows provided by operating activities:
Interest accretion on subordinated debt	—	—	—	39
Write-off of deferred financing fees	—	5,252	—	3,377
Depreciation and amortization	13,813	7,389	2,171	7,333
Amortization of deferred financing fees classified as interest	1,679	989	—	258
Amortization of debt premium	(21)	—	—	—
Deferred income tax provision	1,283	(4,868)	(414)	2,341
Loss on disposition of fixed asset	2	—	—	—
Stock-based compensation from vesting of restricted units	—	—	12,800	219
Changes in certain assets and liabilities:
Trade receivables	(9,505)	3,461	(4,687)	520
Inventories	1,483	(886)	2,398	(12,774)
Prepaid expenses and other currents assets	273	(3,540)	1,006	(1,605)
Accounts payable- primarily trade	(11,300)	16,214	(720)	4,244
Income taxes, net	—	—	—	(3,517)
Accrued expenses and interest	4,690	6,723	3,538	746
Net cash provided by operating activities	1,912	23,125	11,960	10,451
Cash flows used in investing activities:
Acquisition of equity interest in Predecessor	—	(212,756)	—	—
Acquisition of Santana, net of cash received	(34,980)	—	—	—
Purchases of property and equipment	(16,995)	(17,295)	(4,489)	(7,299)
Proceeds from disposition of fixed asset	9	—	—	—
Net cash used in investing activities	(51,966)	(230,051)	(4,489)	(7,299)
Cash flows from financing activities:
Capital contribution	—	165,066	—	—
Proceeds from long-term obligation	30,150	440,000	—	146,171
Net borrowings under Credit Facility	9,500	—	—	—
Payment of Predecessor long-term obligations	—	(140,214)	—	—
Payments on long-term obligations	(298)	(225,034)	(3,820)	(97,378)
Payments of financing fees	(1,910)	(24,964)	—	(798)
Proceeds from the issuance of restricted common units	—	—	—	1
Preferred unit contributions (distribution)	—	—	509	(53,000)
Net cash provided by (used in) financing activities	37,442	214,854	(3,311)	(5,004)
Net (decrease) increase in cash and cash equivalents	(12,612)	7,928	4,160	(1,852)
Cash and cash equivalents — Beginning of period	14,785	6,857	2,697	4,549
Cash and cash equivalents — End of period	$2,173	$14,785	$6,857	$2,697
Supplemental disclosures:
Cash paid for interest	$25,253	$20,799	$1,756	$8,858
Capital expenditures in accounts payable at end of period	$287	$—	$—	$—
Federal, state and local taxes paid	$158	$1,432	$—	$5,427
Change in fair value of interest rate swap agreement	$—	$—	$—	$1,282
Increase in value of restricted common units	$—	$—	$176	$(661)
Excess of formula value from issuance of restricted common units	$—	$—	$—	$133
Property/equipment acquired by execution of a capital lease obligation	$2,305	$—	$—	$1,500

See notes to consolidated financial statements.

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

1.                                      SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and the accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (the “SEC”). They include the accounts of CPG International Inc. and Subsidiaries on a consolidated basis (the “Successor”). All significant intercompany transactions have been eliminated in consolidation.

On May 10, 2005, CPG International Inc., a Delaware corporation (the “Successor”) consummated the acquisition (the “Transaction”) of all the equity interests of the operating subsidiaries of Compression Polymers Holdings LLC, a Delaware limited liability company (the “Predecessor”). CPG International I Inc., a Delaware corporation (“CPG”) and the Successor were each formed by AEA Investors LLC and its affiliates (“AEA Investors”) for the purpose of the Transaction. Compression Polymers Holdings LLC sold all of the equity interests of its operating subsidiaries to the Successor in connection with the Transaction.

All references herein to the “Company” mean (1) the Predecessor for the periods ending on or prior to May 10, 2005, and (2) the Successor for the periods beginning after May 10, 2005.

As a result of the Transaction and resulting change in control and change in historical cost basis of accounting, the Company is required to present separately the operating results for Predecessor periods up to and including the closing date of the Transaction (May 10, 2005) and the Successor periods following the closing date of the Transaction (May 11, 2005 and thereafter). The financial statements and operating results identified as belonging to the Predecessor are those of Compression Polymers Holdings LLC, the parent entity existing for all periods shown prior to the completion of the Transaction. For the periods beginning after the Transaction, the financial statements and operating results presented herein are those of the Successor. The Successor has guaranteed debt securities of CPG, and, as a result, although CPG is the issuer of the debt securities, as required by SEC rules, the financial statements included herein for the periods beginning after the Transaction are that of the Successor, unless otherwise noted. The Successor has no interests, operations or activities other than through its ownership of 100% of CPG and, accordingly, the financial statements of CPG would be substantially similar to those of the Successor included herein. See Note 14 for condensed consolidating financial information for the Company, CPG and its subsidiaries.

Revenue Recognition

Revenue is recognized in accordance with SEC Staff Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Revenues are recognized at the time product is shipped to the customer and title transfers.

The Company accrues for sales returns, discounts and other allowances based on a current evaluation of experience based on the stated terms of the transactions. Should actual experience differ from estimates, revisions to the liability recorded would be required.

Advertising Costs

Advertising costs primarily relate to trade publication advertisements, cooperative advertising and product brochures. Such costs are expensed as incurred and included in selling, general and administrative expenses. Total advertising expenses were approximately $9,349,000 for the year ended December 31, 2006, $3,190,000 for the period of January 1, 2005 through May 10, 2005 and $4,631,000 for the period of May 11, 2005 through December 31, 2005. Total advertising expenses were approximately $5,520,000 for the year ended December 31, 2004.

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

Shipping and Handling Costs

The Company includes all shipping and handling costs as cost of sales. Freight billed to customers is recorded in net sales.

Allowance for Doubtful Accounts

Credit is extended to commercial, institutional, residential and industrial construction customers based on an evaluation of their financial condition and collateral is generally not required. The evaluation of the financial condition is performed to reduce the risk of loss. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Amounts are written-off when they are determined to be uncollectible.

Changes in the Company’s allowance for doubtful accounts are as follows:

	Successor		Predecessor
		Period	Period
	Year	May 11, 2005	January 1, 2005
	Ended	to	to
(Dollars in thousands)	December 31, 2006	December 31, 2005	May 10, 2005
Beginning balance	$820	$630	$681
Increase for bad debt expense(1)	855	336	183
Decrease for accounts written off	(178)	(146)	(234)
Ending balance	$1,497	$820	$630

(1)  Includes approximately $0.5 million added at April 29, 2006 in allowance for doubtful accounts in conjunction with the purchase price allocation related to the Santana Acquisition.

Cash and Cash Equivalents

All liquid investments with maturities of three months or less at the date of purchase are considered cash equivalents.

Inventories

Inventories (mainly, petrochemical resin) are valued at the lower of cost or market, determined on a first-in, first-out basis (“FIFO”), and reduced for slow-moving and obsolete inventory.

Inventory obsolescence write-downs are recorded for damaged, obsolete, excess and slow-moving inventory. At the end of each quarter, management within each business segment, performs a detailed review of its inventory on an item by item basis and identifies which products are believed to be obsolete or slow-moving. Management assesses the need for, and the amount of, an obsolescence write-down based on customer demand of the item, the quantity of the item on hand and the length of time the item has been in inventory.

Vendor Rebates

Certain vendor rebates and incentives are earned by us only when a specified level of annual purchases are achieved. We account for vendor rebates in accordance with EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 states that a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement (only if a customer completes a specified cumulative level of purchases), should be recognized on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund, provided the amounts are probable and reasonably estimable. We record the incentives as a reduction to the cost of inventory. Upon sale of inventory, the incentive is recognized as a reduction to cost of sales. We record such incentives during interim periods based on actual results achieved on a year-to-date basis and our expectation that purchase levels will be obtained to earn the rebate. The amounts are recorded as a reduction to cost of sales based on the purchase volume and inventory turns during the interim period.

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

Product Warranties

The Company provides a 15-year limited warranty on Comtec products and a 25-year limited warranty on AZEK products. The Comtec product warranty guarantees against breakage, corrosion and delamination. AZEK products are guaranteed against manufacturing defects that cause the products to rot, corrode, delaminate, or excessively swell from moisture. Warranty reserves require a high level of judgment as our AZEK products have only been on the market for 8 years, so we must estimate warranty costs over a considerable length of time without significant historical data on warranty costs for this product. Management assesses warranty reserves based on sales by product as well as historical warranty costs which have been immaterial thus far. Management believes that the warranty reserves at December 31, 2006 are adequate. However, the impact resulting from the aforementioned factors could cause actual results to vary. Components of the reserve for warranty costs are as follows:

	Successor		Predecessor
		Period	Period
	Year	May 11, 2005	January 1, 2005
	Ended	to	to
(Dollars in thousands)	December 31, 2006	December 31, 2005	May 10, 2005

Beginning balance	$1,786	$1,786	$—
Additions	103	450	2,010
Warranty cost incurred	(35)	(450)	(224)
Ending balance	$1,854	$1,786	$1,786

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Construction in progress is also recorded at cost and includes capitalized interest and capitalized payroll costs and related costs such as taxes, retirement costs and other fringe benefits. Major additions and betterments are capitalized and depreciated over their estimated useful lives. Items considered repair and/or maintenance are charged to operations in the year incurred. Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Land improvements	10 years
Building and improvements	20-40 years
Manufacturing equipment	2-7 years
Office furniture and equipment	3-5 years

The Company regularly assesses the recoverability of its long-lived assets used in operations whenever events or changes in circumstances indicate that the assets may be impaired and the undiscounted future cash flows estimated to be generated by these assets are less than the assets’ net book value. If impairment occurs, the loss is measured by comparing the fair value of the asset to its carrying amount. At December 31, 2006 and 2005, the Company concluded that no impairment to the carrying value of its long-lived assets exists.

Deferred Financing Costs

The Company had recorded deferred financing costs incurred in conjunction with its debt obligations. These costs are capitalized and then amortized over the lives of the associated debt to interest expense. Total deferred financing costs, net of accumulated amortization at December 31, 2006 and 2005 were $10,080,000 and $9,849,000, respectively.

Goodwill and Intangible Assets

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Goodwill and non-amortizable intangibles are evaluated annually to determine the recoverability of carrying amounts. The evaluation, performed at the reporting unit level, is based on various analyses including cash flow and profitability projections, addresses the impact on the existing Company business. The evaluation necessarily involves significant management judgment. The Company has determined that no impairment of goodwill or other intangibles existed at December 31, 2006 and 2005. Amortizable intangibles such as customer relationships, non-compete agreement and proprietary knowledge, will be tested for impairment whenever events or circumstances indicate that the carrying value may not be recoverable, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company amortizes the following intangible assets: Customer relationships (over 10 years); non-

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

compete agreements (over 5 years) and proprietary knowledge (over 15 years). See Note 6 for more detail regarding goodwill and intangible assets.

Retirement Benefits

The Company offers a 401(k) benefit to all employees after one full year of service. The Company does not offer a defined benefit plan (pension plan) nor does the Company offer any other post-retirement benefit. Each participant may contribute up to 100% of his or her salary, within dollar limitations set forth by the ERISA guidelines. The Company may also make discretionary contributions to the 401(k) Plan. Total company contributions to the 401(k) Plan were $150,000, nil and $250,000 for the year ended December 31, 2006, for the period of January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005, respectively, and $150,000 for the year ended December 31, 2004.

Estimated Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued liabilities and debt. The Company estimates the fair value of its debt using current market quotes and the relative maturities and the carrying values approximates fair value at the balance sheet dates.

The carrying amount and fair value of the Company’s financial instruments including current maturities at December 31, 2006 are:

(dollars in thousands)	Carrying Value	Fair Value
Long-term debt	$245,140	$251,983
Credit facility	$9,500	$9,500

The carrying amount and fair value of the Company’s financial instruments including current maturities at December 31, 2005 are:

(dollars in thousands)	Carrying Value	Fair Value
Long-term debt	$215,085	$208,394

All other financial instruments are accounted for on a historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax assets or liabilities are expected to be realized or settled.

Use of Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Financial Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment, which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and SFAS No. 123, Accounting for Stock-Based Compensation. This pronouncement eliminates the ability to account for share-based compensation transactions using APB 25 and requires share-based compensation to employees, including employee stock options and similar awards, to be measured at their fair value on the awards’ grant date using either the Black-Scholes or a binomial option-pricing model. The value of the awards is recognized as compensation expense in the statement of operations over the vesting period of the awards. SFAS No. 123R was effective for the Company as of the January 1, 2006. The adoption of SFAS No. 123R did not have a material impact on the Company’s consolidated financial statements, since there

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

are no stock based compensation plans in existence at this time.

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140 (“SFAS No. 155”). SFAS 155 allows financial instruments that contain an embedded derivative that otherwise would require bifurcation to be accounted for as a whole on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect that the adoption of SFAS 157 will have a material impact on its consolidated financial statements.

In June 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for the Company). Any adjustments required upon the adoption of this interpretation must be recorded directly to retained earnings in the year of adoption and reported as a change in accounting principle The Company is currently evaluating the potential impact FIN 48 adoption will have on its consolidated financial statements, but does not expect it to have a material impact.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in the current year financial statements. The SAB requires registrants to quantify misstatements using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 does not change the guidance in SAB 99, Materiality, when evaluating the materiality of misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006. Upon initial application, SAB 108 permits a one-time cumulative effect adjustment to beginning retained earnings. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

2.                                      SEGMENT INFORMATION

The Company operates the following two business units: AZEK Building Products, Inc. (“AZEK Building Products”), that includes residential building products such as AZEK and Celtec, as well as other branded highly engineered, metal and wood replacement products; and Scranton Products Inc. (“Scranton Products”), which includes highly engineered commercial building products such as synthetic bathroom and locker products. The components of each business unit are based on similarities in product line, production processes and methods of distribution and are considered reportable segments under SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

The Company’s chief operating decision makers (which consists of the Company’s President and Chief Executive Officer, and Chief Financial Officer), regularly review financial information about each of these business units in deciding how to allocate resources and evaluate performance. The Company evaluates each segment’s performance based on gross margin and operating income. The accounting policies for the reportable segments are the same as those for the Company. Intersegment sales and transfers are based on resin prices plus an appropriate margin and are reviewed periodically by management. Corporate overhead costs, which include corporate salary and employee benefit costs, information technology and corporate related professional fees (including accounting and legal fees), as well as interest on the additional debt related to the Santana Acquisition, are not allocated to segments, and as such are presented separately.

The following table sets forth summarized financial information for the Company by business segment for the year

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

ended December 31, 2006:

	AZEK
	Building	Scranton
	Products	Products	Corporate	Eliminations	Consolidated
Net sales to external customers	$162,198	$99,592	$—	$—	$261,790
Intersegment net sales	1,190	136	—	(1,326)	—
Total net sales	163,388	99,728	—	(1,326)	261,790
Cost of sales	(120,111)	(74,632)	—	1,326	(193,417)
Gross margin	43,277	25,096	—	—	68,373
Selling, general and administrative expenses	(21,001)	(11,206)	(8,042)	—	(40,249)
Operating income (loss)	$22,276	$13,890	$(8,042)	$—	$28,124

Segmented financial data:
Interest expense	$(15,836)	$(11,072)	$(1,989)	$—	$(28,897)
Interest income	$75	$94	$43	$—	$212
Depreciation and amortization classified as:
Cost of sales	$5,905	$4,925	$—	$—	$10,830
Selling, general and administrative expense	1,327	1,287	369	—	2,983
Total depreciation and amortization	$7,232	$6,212	$369	$—	$13,813
Total capital expenditures (1)	$13,427	$423	$3,432	$—	$17,282

(1)          Includes capital expenditures in accounts payable.

The following table sets forth summarized financial information for the Company by business segment from January 1, 2005 through May 10, 2005:

	AZEK
	Building	Scranton
	Products	Products	Corporate	Eliminations	Consolidated
Net sales to external customers	$58,385	$23,546	$—	$—	$81,931
Intersegment net sales	779	—	—	(779)	—
Total net sales	59,164	23,546	—	(779)	81,931
Cost of sales	(41,920)	(17,713)	—	779	(58,854)
Gross margin	17,244	5,833	—	—	23,077
Selling, general and administrative expenses	(6,314)	(1,755)	(13,836)		(21,905)
Operating income (loss)	$10,930	$4,078	$(13,836)	$—	$1,172
Segmented financial data:
Interest expense	$(2,029)	$123	$—	$—	$(1,906)
Interest income	$29	$17	$—	$—	$46
Depreciation and amortization classified as:
Cost of sales	$1,133	$908	$—	$—	$2,041
Selling, general and administrative expenses	31	99	—	—	130
Total depreciation and amortization	$1,164	$1,007	$—	$—	$2,171
Total capital expenditures (1)	$4,264	$225	$—	$—	$4,489

(1)          Includes capital expenditures in accounts payable.

The following table sets forth summarized financial information for the Company by business segment from May11, 2005 through December 31, 2005:

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	AZEK
	Building	Scranton
	Products	Products	Corporate (2)	Eliminations	Consolidated
Net sales to external customers	$91,310	$49,362	$—	$—	$140,672
Intersegment net sales	1,293	—	—	(1,293)	—
Total net sales	92,603	49,362	—	(1,293)	140,672
Cost of sales	(69,722)	(44,647)	—	1,293	(113,076)
Gross margin	22,881	4,715	—	—	27,596
Selling, general and administrative expenses	(11,795)	(4,654)	(2,421)	—	(18,870)
Operating income (loss)	$11,086	$61	$(2,421)	$—	$8,726

Segmented financial data:				—
Interest expense	$(9,073)	$(12,220)	$—	$—	$(21,293)
Interest income	$60	$58	$—	$—	$118
Depreciation and amortization classified as:
Cost of sales	$2,597	$2,914	$—	$—	$5,511
Selling, general and administrative expenses	823	1,055	—	—	1,878
Total depreciation and amortization	$3,420	$3,969	$—	$—	$7,389
Total capital expenditures (1)	$16,699	$596	$—	$—	$17,295

(1)         Includes capital expenditures in accounts payable.

(2)         Category contains corporate overhead costs. Additional overhead costs which were once allocated to the Scranton Products and AZEK Building Products segments have been reclassified to Corporate as they are evaluated as part of corporate overhead by the Company’s decision makers. Similar reclassifications were made to the prior period Corporate column in order to conform with the current period presentation.

The following table sets forth summarized financial information for the Predecessor by business segment for the year ended December 31, 2004:

	AZEK
	Building	Scranton
	Products	Products	Corporate (2)	Eliminations	Consolidated
Net sales to external customers	$103,090	$67,970	$—	$—	$171,060
Intersegment net sales	1,697	—	—	(1,697)	—
Total net sales	104,787	67,970	—	(1,697)	171,060
Cost of sales	(70,264)	(52,554)	—	1,697	(121,121)
Gross margin	34,523	15,416	—	—	49,939
Selling, general and administrative expenses	(13,217)	(4,878)	(2,356)	—	(20,451)
Operating income (loss)	$21,306	$10,538	$(2,356)	$—	$29,488
Segmented financial data:
Interest expense	$(8,390)	$(5,743)	$—	$—	$(14,133)
Interest income	$27	$24	$—	$—	$51
Depreciation and amortization classified as:
Cost of sales	$3,998	$3,036	$—	$—	$7,034
Selling, general and administrative expenses	78	221	—	—	299
Total depreciation and amortization	$4,076	$3,257	$—	$—	$7,333
Total capital expenditures (1)	$6,038	$1,261	$—	$—	$7,299

(1)         Includes capital expenditures in accounts payable.

(2)         Category contains corporate overhead costs. Additional overhead costs which were once allocated to the Scranton Products and AZEK Building Products segments have been reclassified to Corporate as they are evaluated as part of corporate overhead by the Company’s decision makers. Similar reclassifications were made to the prior period Corporate column in order to conform with the current period presentation.

The following table sets forth summarized financial information regarding assets for the Company by business segment:

	December 31,	December 31,
(Dollars in thousands)	2006	2005
Total assets:
AZEK Building Products	$292,389	$295,063
Scranton Products	208,681	169,855
Corporate	6,726	—
Total consolidated assets	$507,796	$464,918

The following table sets forth the Company’s significant distributor group sales as a percentage of total consolidated

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

net sales, as well as a percentage of AZEK Building Products net sales as each of these distributors are part of the AZEK Building Products segment:

	Year		May 11, 2005		January 1, 2005		Year
	Ended		to		to		Ended
	December 31, 2006		December 31, 2005		May 10, 2005		December 31, 2004
		% of		% of		% of		% of
		AZEK		AZEK		AZEK		AZEK
	% of	Building	% of	Building	% of	Building	% of	Building
	Consolidated	Products	Consolidated	Products	Consolidated	Products	Consolidated	Products
	Sales	Sales	Sales	Sales	Sales	Sales	Sales	Sales
Distributor A	22%	35%	26%	42%	28%	40%	21%	35%
Distributor B	11	17	11	18	10	14	8	14
Total	33%	52%	37%	60%	38%	54%	29%	49%

3.                                      ACQUISITION OF SANTANA HOLDINGS CORPORATION

On April 28, 2006, through a stock purchase agreement with Santana Holdings, LLC, CPG consummated the acquisition (“Santana Acquisition”) of 100 percent of the outstanding capital stock of Santana Holdings Corporation, the direct parent of Santana Products Inc., for approximately $36.0 million. Concurrently with the closing of the Santana Acquisition, CPG issued an additional $30.0 million aggregate principal amount of its Floating Rate Notes. See Note 8. The additional balance was funded by the borrowing of approximately $5.3 million under the Company’s senior secured credit facility. These proceeds were also used to pay $1.6 million of fees and expenses related to the Santana Acquisition, including financing fees, advisory fees and other transaction costs. Santana Products Inc. has been included within our Scranton Products segment as of April 29, 2006. The amount allocated to goodwill is reflective of the future benefit the Company is expecting to realize from the Santana Acquisition, including strategic growth opportunities within our Scranton Products segment.

The Santana Acquisition was accounted for as a purchase business combination in accordance with SFAS No.141, Business Combinations. The purchase price, which includes $1.6 million in transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed based on fair values as of the date of the transaction, including a portion of which was capitalized to the balance sheet as deferred acquisition costs. The following table summarizes the allocation of fair values of the Company’s assets acquired and liabilities assumed at the date of acquisition, as follows:

		At April 29,
(Dollars in thousands)		2006

Purchase price		$34,429
Transaction costs		1,609
		36,038
Less:
Cash and cash equivalents	$1,058
Accounts Receivable	5,051
Inventory	2,285
Other current assets	153
Deferred acquisition costs related to the Santana Acquisition	943
Deferred income taxes	591
Property, plant and equipment	1,020
Intangibles	8,200
Total assets acquired	19,301
Accounts payable assumed	2,679
Other liabilities assumed	2,059
Total liabilities assumed	4,738
		(14,563)
Goodwill (excess purchase price over net asset value)		$21,475

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

The following pro forma consolidated financial information for the years ended December 31, 2006 and 2005 are presented as though the Santana Acquisition occurred on January 1, 2005. The pro forma consolidated financial information is not indicative of future results of operations or results of operations that would have actually occurred had the Santana Acquisition been consummated as of January 1, 2005, due to the fair values assigned to Santana’s assets and liabilities, the changes made in related estimated useful lives of the assets at April 29, 2006, as well as changes in interest and income tax expenses as a result of the Santana Acquisition.

	Pro Forma	Pro Forma
	Year Ended	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2006	2005

Net sales	$271,847	$254,881

Net loss	$ (4,509)	$(11,423)

4.                                    INVENTORIES

Inventories consisted of the following:

	December 31,	December 31,
(Dollars in thousands)	2006	2005
Raw materials	$21,640	$18,096
Finished goods and work in process	23,853	26,595
Total inventories	$45,493	$44,691

Inventories are valued at the lower of cost or market, determined on a first-in, first-out basis (“FIFO”).

5.                                    PROPERTY AND EQUIPMENT—NET

Property and equipment consisted of the following:

	December 31,	December 31,
(Dollars in thousands)	2006	2005
Land and improvements	$1,701	$1,701
Buildings and improvements	22,414	19,093
Capital lease – building	1,500	1,500
Capital lease – manufacturing equipment	2,305	—
Manufacturing equipment	62,684	47,793
Office furniture and equipment	3,829	892
Total property and equipment	94,433	70,979
Construction in progress	2,833	5,694
	97,266	76,673
Accumulated depreciation	(17,331)	(5,924)
Total property and equipment – net	$79,935	$70,749

Depreciation expense for the year ended December 31, 2006 was approximately $11,410,000. Depreciation expense for the period January 1 to May 10, 2005 and May 11 through December 31, 2005 was approximately $2,156,000 and $5,900,000, respectively. Also depreciation expense for the year ended December 31, 2004 was approximately $7,273,000.

6.                                    GOODWILL AND INTANGIBLE ASSETS —NET

Goodwill and intangible assets consisted of the following:

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Lives in	December 31,	December 31,
(Dollars in thousands)	Years	2006	2005
Goodwill	—	$232,786	$213,682

Non-amortizable intangibles
Trademarks	—	71,400	$64,200
Amortizable intangibles-
Non-compete agreement	5	100	—
Accumulated amortization non-compete agreement		(13)	—
Non-compete agreement- net		87	—

Customer relationships	10	23,000	22,100
Accumulated amortization customer relationships		(3,682)	(1,412)
Customer relationships-net		19,318	20,688

Proprietary knowledge	15	1,800	1,800
Accumulated amortization proprietary knowledge		(197)	(77)
Proprietary knowledge-net		1,603	1,723

Total amortizable intangibles-net		21,008	22,411
Intangible assets – net		$92,408	$86,611

In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill and trademarks are tested for impairment annually at the reporting unit level. The customer relationships, non-compete agreement and proprietary knowledge, which are amortizable, will be tested for impairment whenever events or circumstances indicate that the carrying value may not be recoverable, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Amortization expense for the year ended December 31, 2006 was approximately $2,403,000. Amortization expense for the period of January 1 to May 10, 2005 and May 11 through December 31, 2005 was approximately $15,000 and $1,489,000, respectively. Also amortization expense for the year ended December 31, 2004 was approximately $60,000.

Annual amortization on customer relationships is expected to be approximately $2,300,000 over the next 9 years, whereas annual amortization on proprietary knowledge is expected to be approximately $120,000 over the next 14 years. Annual amortization on non-compete agreement is expected to be approximately $20,000 over the next 4 years.

The following table summarizes the changes in the Company’s goodwill for the period of May 11, 2005 to December 31, 2005 and for the year ended December 31, 2006:

(Dollars in thousands)
Goodwill at May 11, 2005	$—
Purchase goodwill related to the Transaction	213,682
Goodwill at December 31, 2005	$213,682
Purchase adjustments related to the Transaction for deferred income taxes	(2,371)
Purchase goodwill related to the Santana Acquisition	21,475
Goodwill at December 31, 2006	$232,786

7.                                    DEFERRED FINANCING COSTS

Deferred financing costs consisted of the following:

	December 31,	December 31,
(Dollars in thousands)	2006	2005

Deferred financing costs	$12,748	$10,838
Accumulated amortization	(2,668)	(989)
Total deferred financing costs, net	$10,080	$9,849

Amortization of deferred financing costs for the year ended December 31, 2006 was approximately $1,679,000. Amortization of deferred financing costs for the period of January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005 was approximately $47,000 and $989,000 respectively. Also, amortization expense for the year ended December 31, 2004 was approximately $259,000. Amortization of deferred financing costs is included in interest expense on the consolidated statements of operations.

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

8.                                      LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31,	December 31,
(Dollars in thousands)	2006	2005
Senior Unsecured Fixed Rate Notes due 2013—10.5%	$150,000	$150,000
Senior Unsecured Floating Rate Notes due 2012—LIBOR + 6.75% (12.33% at December 31, 2006 and 10.67% at December 31, 2005) (includes premium of $132 at December 31, 2006)	95,132	65,000
Credit facility – (8.14% - 9.75% at December 31, 2006)	9,500	—
Notes payable	8	85

Total	254,640	215,085
Less current portion	(9,508)	(71)
Long-term debt—less current portion	$245,132	$215,014

On April 28, 2006, in connection with the Santana Acquisition, CPG issued an additional $30.0 million aggregate principal amount of Senior Unsecured Floating Rate Notes due 2012.  These additional notes are governed by the same indenture dated as of July 5, 2005, governing the previously issued Senior Unsecured Floating and Fixed Rate Notes (the “Notes”).

On January 31, 2007, in connection with the Procell Acquisition, CPG issued an additional $33.0 million aggregate principal amount of Senior Unsecured Floating Rate Notes due 2012.  These additional notes are governed by the same indenture dated as of July 5, 2005, governing the previously issued Notes.

The amount of borrowing capacity available under the Company’s senior secured credit facility is limited to an amount equal to the sum of (a) 85% of accounts receivable and (b) 60% of inventory. The borrowings under the senior secured credit facility are available until its maturity in 2011 to fund the ongoing working capital requirements, capital expenditures and other general corporate needs.

The senior secured credit facility imposes certain restrictions on agreement governing the Company, CPG and the subsidiary guarantors, including restrictions on their ability to incur additional indebtedness or issue guarantees, grant liens, make fundamental changes in their business, corporate structure or capital structure, including, among other things, entering into mergers, acquisitions and other business combinations, make loans and investments, enter into transactions with affiliates, modify or waive material agreements in a manner that is adverse in any material respect to the lenders, or prepay or repurchase subordinated indebtedness. In addition, the senior secured credit facility includes a material financial covenant that requires CPG to maintain at all times a maximum total senior secured leverage ratio (total senior indebtedness on the last day of any fiscal quarter over consolidated earnings before interest, taxes, depreciation and amortization for the preceding twelve-month period) less than or equal to 1.5 to 1.0. Indebtedness under the senior secured credit facility is secured by substantially all of CPG’s present and future assets. In addition, the senior secured credit facility is guaranteed by the Company and all of the domestic subsidiaries of CPG, including Scranton Products Inc. and AZEK Building Products.

The Company was in compliance with the restrictions imposed by the senior secured credit facility for the year ended December 31, 2006.

As of December 31, 2006, there was $9,500,000 outstanding under, and a letter of credit of $1,255,000 held against, the senior secured credit facility, which had an additional $29.2 million available for borrowing as of such date.

As of December 31, 2006, the Company has scheduled long term debt payments (excluding interest) of $9,508,000, nil, nil, nil, nil, and $245,000,000 due for the years 2007 through 2011 and thereafter.

9.                                      LEASE COMMITMENTS

In May 2006, the Company entered into leases for certain computer equipment under a capital lease expiring in 2008. Interest for the lease accrues at 6% per annum under the leasing arrangement.

In July 2006, the Company entered into a lease for manufacturing equipment under a capital lease expiring in 2011.

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

Interest for the equipment lease accrues at 7.90% per annum under the leasing arrangement.

In December 2004, certain of the Predecessor’s stockholders created a related party entity and purchased land, building and other personal property for a total of $1,500,000. The Predecessor then entered into a 20-year capital lease with the related entity in order to replicate certain of its manufacturing operations in this facility in 2005. In connection with the Transaction between the Predecessor and the Successor, this capital lease was amended and restated on May 10, 2005. The initial term of the amended capital lease commenced on May 10, 2005 and will continue until May 10, 2009. Upon the expiration of the initial term, the lessee may extend the term for five additional four-year terms. Annual rent of $497,728 was paid for the year ended December 31, 2006. The rent increases by 1% annually per year through the term of the lease. As a further condition to the consummation of the Transaction, the Successor purchased from the related entity an option, beginning January 1, 2006 and expiring January 1, 2009, to purchase the land, building and fixtures for $4,000,000.

The Company leases office equipment, vehicles and an office under operating leases expiring during the next six years.

Future minimum rental payments at December 31, 2006 for capital and operating leases having non-cancelable lease terms in excess of one year are as follows:

	Capital	Operating
2007	$1,150	$874
2008	1,131	778
2009	1,125	650
2010	927	491
2011	727	363
Thereafter	7,298	605
Total	12,358	$3,761
Less amount representing interest	(8,701)
Present value of minimum capital lease payments	3,657
Less current installments of obligations under capital leases	(647)
Obligations under capital leases—excluding current installments	$3,010

Total rent expense for the year ended December 31, 2006 was approximately $480,000. Rent expense for the Successor period of May 11, 2005 to December 31, 2005 was approximately $219,000. Rent expense for the Predecessor periods of January 1, 2005 to May 10, 2005 and the year ended December 31, 2004 was approximately $109,000 and $264,000, respectively.

10.       INCOME TAXES

Components of the income tax expense for the periods ended:

	Successor		Predecessor
	Year	May 11, 2005	January 1,
	Ended	to	2005 to	Year Ended
	December 31,	December 31,	May 10,	December 31,
(Dollars in thousands)	2006	2005	2005	2004
Current:
Federal	$—	$—	$(2,929)	$(3,099)
State and local	(13)	(185)	(131)	(430)
Total current	(13)	(185)	(3,060)	(3,529)
Deferred:
Federal	(28)	3,955	—	(2,097)
State and local	(189)	912	—	(244)
Total deferred	(217)	4,867	—	(2,341)
Income tax benefit (expense)	$(230)	$4,682	$(3,060)	$(5,870)

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

Income tax (provision) benefit differed from the amounts computed by applying the US Federal income tax rate of 34% to income before income taxes as a result of the following:

	Successor		Predecessor
		May 11, 2005	January 1,
	Year Ended	to	2005 to	Year Ended
	December 31,	December 31,	May 10,	December 31,
	2006	2005	2005	2004
Benefit (expense) at federal statutory rate	$86	$4,252	$364	$(5,299)
State and local tax expense – net of federal benefit	(134)	480	(86)	(438)
Nondeductible expenses and other	(182)	(50)	(3,338)	(133)
Income tax benefit (expense)	$(230)	$4,682	$(3,060)	$(5,870)

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred income taxes have been provided for the temporary differences between the financial reporting and the income tax basis of the Company’s assets and liabilities by applying enacted statutory tax rates applicable to future years to the basis differences. Deferred tax assets (liabilities) consist of the following at December 31:

(Dollars in thousands)	2006	2005
Deferred tax asset:
Net operating loss carryfowards	$8,358	$4,648
State and local taxes	173	256
Inventory reserves	1,048	1,993
Warranty reserves	678	661
Accrued expenses	1,369	876
Valuation allowance	(1,496)	—
Total	10,130	8,434
Deferred tax liabilities:
Intangibles- net	(33,903)	(33,190)
Prepaid assets	(310)	(316)
Property, plant and equipment	(10,440)	(11,340)
Total	(44,653)	(44,846)
Net deferred tax liability	$(34,523)	$(36,412)

At December 31, 2006, the Company has approximately $20,225,000 of net operating loss carryfowards for federal income tax purposes which expire between the years 2021 to 2026 and approximately $15,594,000 of net operating loss carryfowards for state tax purposes which begin to expire in varying amounts through 2026. Valuation allowances totaling $1,496,000 have been established in 2006 due to management’s analysis indicating that certain state net operating loss carryfowards, the use and life of which are limited under the income tax laws, may expire prior to their full utilization. Management has determined that it is more likely than not that the Company will generate sufficient taxable income in the future to realize the benefit related to its federal net operating loss carryfowards.

11.                               COMMITMENTS AND CONTINGENCIES

The Company is involved in various litigation matters arising in the ordinary course of business, including the litigation that was filed on March 19, 2007 against the Company and its subsidiary, Scranton Products Inc., in the U.S. District Court for the Eastern District of Wisconsin alleging patent infringement.  Due to its preliminary nature, the Company cannot yet assess any potential exposure related to this matter, but plans to defend against this matter vigorously.

12.                               RELATED PARTY TRANSACTIONS

The Predecessor entered into a capital lease with certain Predecessor stockholders for land, building and other personal property in December 2004. This capital lease was assumed by the Successor on the Transaction date.  Annual rent of $497,728 was paid in the year ended December 31, 2006 in monthly installments of $41,477. The rent increases by 1% annually per year through the term of the lease. As a further condition to the consummation of the Transaction, the Successor purchased from the Lessor an

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

option, beginning January 1, 2006 and expiring January 1, 2009, to purchase the land, building and fixtures for $4,000,000.

AEA Investors, the general partner of Holdings, the Company’s direct parent company, is entitled to a management fee at an annual rate of $1.5 million, payable on a monthly basis pursuant to a management agreement with AEA Investors. Under the authorization of the Company’s Board of Directors, the management fee commenced on May 11, 2006. Management fees of $1,021,000 are included in selling, general and administrative expenses for the year ended December 31, 2006.

13.                               EQUITY

Common Shares – All of the Company’s issued and outstanding common shares are held by Holdings, its direct parent company. In connection with the Transaction, CPG International Inc. made an initial capital contribution of $165,000,000, all of which was recorded as paid in capital. The Company had 1,000 shares authorized and 10 shares issued and outstanding at December 31, 2006.

14.                               CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Company conducts its business through its directly and indirectly 100% owned operating subsidiaries. The Company’s 100% owned subsidiary, CPG, is the issuer of the Notes, as well as the borrower under the senior secured credit facility. See Note 8. The Company is the direct parent holding company of CPG and a guarantor of the Notes and the senior secured credit facility. In addition, all of the domestic subsidiaries of CPG, including Santana Products acquired April 2006, which are all 100% owned by the Company, guarantee the Notes, as well as the senior secured credit facility. The guarantees are full, unconditional, joint and several.

The following condensed consolidating financial information presents the financial information of the Company (as the parent guarantor of the Notes), CPG (as the issuer of the Notes) and all other subsidiaries of the Company on a combined basis (as the subsidiary guarantors of the Notes), prepared on the equity basis of accounting at December 31, 2006 and December 31, 2005. Separate narrative information or financial statements of CPG and the guarantor subsidiaries have not been included as they are not required by the SEC’s rules and regulations and would not differ substantially from the Company’s notes. The financial information may not necessarily be indicative of the results of operations or financial position had the issuer and the subsidiary guarantors operated as independent entities.

	December 31, 2006
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Successor
Consolidating Balance Sheet
Cash	$—	$—	$2,173	$—	$2,173
Net receivables	—	—	29,325	—	29,325
Inventory	—	—	45,493	—	45,493
Other current assets	—	—	15,596	—	15,596
Total current assets	—	—	92,587	—	92,587
Net property and equipment	—	—	79,935	—	79,935
Goodwill	—	—	232,786	—	232,786
Net intangible assets	—	—	92,408	—	92,408
Other non-current assets	156,972	156,972	10,080	(313,944)	10,080
Total assets	$156,972	$156,972	$507,796	$(313,944)	$507,796
Accounts payable	$—	$—	$25,680	$—	$25,680
Accrued interest	—	—	13,887	—	13,887
Accrued expenses	—	—	9,245	—	9,245
Other current liabilities	—	—	10,155	—	10,155
Total current liabilities	—	—	58,967	—	58,967
Deferred income taxes	—	—	43,715	—	43,715
Long-term debt	—	—	245,132	—	245,132
Other non-current liabilities	—	—	3,010	—	3,010
Equity	156,972	156,972	156,972	(313,944)	156,972
Total liabilities and equity	$156,972	$156,972	$507,796	$(313,944)	$507,796

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	December 31, 2005
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Successor
Consolidating Balance Sheet
Cash	$—	$—	$14,785	$—	$14,785
Net receivables	—	—	14,769	—	14,769
Inventory	—	—	44,691	—	44,691
Other current assets	—	—	9,782	—	9,782
Total current assets	—	—	84,027	—	84,027
Net property and equipment	—	—	70,749	—	70,749
Goodwill	—	—	213,682	—	213,682
Net intangible assets	—	—	86,611	—	86,611
Other non-current assets	157,457	157,457	9,849	(314,914)	9,849
Total assets	$157,457	$157,457	$464,918	$(314,914)	$464,918
Accounts payable	$—	$—	$34,014	$—	$34,014
Accrued interest	—	—	11,088	—	11,088
Other current liabilities	—	—	6,103	—	6,103
Total current liabilities	—	—	51,205	—	51,205
Deferred income taxes	—	—	39,725	—	39,725
Long-term debt	—	—	215,014	—	215,014
Other non-current liabilities	—	—	1,517	—	1,517
Equity	157,457	157,457	157,457	(314,914)	157,457
Total liabilities and equity	$157,457	$157,457	$464,918	$(314,914)	$464,918

	Year Ended December 31, 2006
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Successor
Consolidating Statement of Operations
Net sales	$—	$—	$261,790	$—	$261,790
Cost of sales	—	—	(193,417)	—	(193,417)
Gross margin	—	—	68,373	—	68,373
Selling, general and administrative expenses	—	—	(40,249)	—	(40,249)
Operating income	—	—	28,124	—	28,124
Interest expense, net of interest income	—	—	(28,685)	—	(28,685)
Miscellaneous, net	—	—	306	—	306
Equity in net income from subsidiary	(485)	(485)	—	970	—
Income tax benefit	—	—	(230)	—	(230)
Net loss	$(485)	$(485)	$(485)	$970	$(485)

	Period May 11, 2005 to December 31, 2005
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Successor
Consolidating Statement of Operations
Net sales	$—	$—	$140,672	$—	$140,672
Cost of sales	—	—	(113,076)	—	(113,076)
Gross margin	—	—	27,596	—	27,596
Selling, general and administrative expenses	—	—	(18,870)	—	(18,870)
Operating income	—	—	8,726	—	8,726
Interest expense, net of interest income	—	—	(21,175)	—	(21,175)
Miscellaneous, net	—	—	158	—	158
Equity in net income from subsidiary	(7,609)	(7,609)	—	15,218	—
Income tax benefit	—	—	4,682	—	4,682
Net loss	$(7,609)	$(7,609)	$(7,609)	$15,218	$(7,609)

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Period January 1, 2005 to May 10, 2005
	Compression
	Polymers
	Holdings LLC	Guarantor
(Dollars in thousands)	(Parent)	Subsidiaries	Eliminations	Consolidated
Predecessor
Consolidating Statement of Operations
Net sales	$—	$81,931	$—	$81,931
Cost sales	—	(58,854)	—	(58,854)
Gross margin	—	23,077	—	23,077
Selling, general and administrative expenses	—	(21,905)	—	(21,905)
Operating income	—	1,172	—	1,172
Interest expense, net of interest income	—	(1,860)	—	(1,860)
Miscellaneous, net	—	(384)	—	(384)
Equity in net income from subsidiary	(4,132)	—	4,132	—
Income tax expense	—	(3,060)	—	(3,060)
Net loss	$(4,132)	$(4,132)	$—	$(4,132)

	Year Ended December 31, 2004
	Compression
	Polymers
	Holdings LLC	Guarantor
(Dollars in thousands)	(Parent)	Subsidiaries	Eliminations	Consolidated
Predecessor
Consolidating Statement of Operations
Net sales	$—	$171,060	$—	$171,060
Cost sales	—	(121,121)	—	(121,121)
Gross margin	—	49,939	—	49,939
Selling, general and administrative expenses	—	(20,451)	—	(20,451)
Operating income	—	29,488	—	29,488
Interest expense, net of interest income	—	(14,082)	—	(14,082)
Miscellaneous, net	—	(266)	—	(266)
Equity in net income from subsidiary	9,270	—	(9,270)	—
Income tax expense	—	(5,870)	—	(5,870)
Net income	$9,270	$9,270	$(9,270)	$9,270

	Year Ended December 31, 2006
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Successor
Consolidating Statement of Cash Flows
Net loss	$(485)	$(485)	$(485)	$970	$(485)
Depreciation and amortization	—	—	13,813	—	13,813
Other non-cash expenses	—	—	2,943	—	2,943
Equity in net income from subsidiaries	485	485	—	(970)	—
Trade receivables	—	—	(9,505)	—	(9,505)
Inventories	—	—	1,483	—	1,483
Accounts payable	—	—	(11,300)	—	(11,300)
Accrued expenses and interest	—	—	4,690	—	4,690
Other changes in working capital	—	—	273	—	273
Net cash provided by operating activities	—	—	1,912	—	1,912
Purchases of property and equipment	—	—	(16,995)	—	(16,995)
Acquisition of Santana, net	—	—	(34,980)	—	(34,980)
Other cash provided by investing activities	—	—	9	—	9
Net cash used in investing activities	—	—	(51,966)	—	(51,966)
Proceeds from long-term obligations	—	—	30,150	—	30,150
Net proceeds from credit facility	—	—	9,500	—	9,500
Other cash used in financing activities	—	—	(2,208)	—	(2,208)
Net cash provided by financing activities	—	—	37,442	—	37,442
Net decrease in cash and cash equivalents	—	—	(12,612)	—	(12,612)
Cash and cash equivalents – beginning of period	—	—	14,785	—	14,785
Cash and cash equivalents – end of period	$—	$—	$2,173	$—	$2,173

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Period May 11, 2005 to December 31, 2005
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Successor
Consolidating Statement of Cash Flows
Net loss	$(7,609)	$(7,609)	$(7,609)	$15,218	$(7,609)
Depreciation and amortization	—	—	7,389	—	7,389
Write off of subordinated debt discount and financing fees	—	—	5,252	—	5,252
Deferred income tax provision	—	—	(4,868)	—	(4,868)
Other non-cash expenses	—	—	989	—	989
Equity in net income from subsidiary	7,609	7,609	—	(15,218)	—
Trade receivables	—	—	3,461	—	3,461
Prepaid expenses and other assets	—	—	(3,540)	—	(3,540)
Accounts payable	—	—	16,214	—	16,214
Other changes in working capital	—	—	5,837	—	5,837
Net cash provided by operating activities	—	—	23,125	—	23,125
Purchases of property and equipment	—	—	(17,295)	—	(17,295)
Acquisition, net of cash received	—	—	(212,756)	—	(212,756)
Net cash used in investing activities	—	—	(230,051)	—	(230,051)
Payment of Predecessor long-term debt	—	—	(140,214)	—	(140,214)
Additional paid in capital proceeds	—	—	165,066	—	165,066
Proceeds from issuance of long-term debt	—	—	440,000	—	440,000
Payments on long-term debt	—	—	(220,034)	—	(220,034)
Payments of transaction costs	—	—	(24,964)	—	(24,964)
Other cash used in financing activities	—	—	(5,000)	—	(5,000)
Net cash provided by financing activities	—	—	214,854	—	214,854
Net decrease in cash and cash equivalents	—	—	7,928	—	7,928
Cash and cash equivalents – beginning of period	—	—	6,857	—	6,857
Cash and cash equivalents – end of period	$—	$—	$14,785	$—	$14,785

	Period January 1, 2005 to May 10, 2005
	Compression
	Polymers
	Holdings LLC	Guarantor
(Dollars in thousands)	(Parent)	Subsidiaries	Eliminations	Consolidated
Predecessor
Consolidating Statement of Cash Flows
Net loss	$(4,132)	$(4,132)	$4,132	$(4,132)
Depreciation and amortization	—	2,171	—	2,171
Stock-based compensation from vesting of restricted units	—	12,800	—	12,800
Other non-cash expenses	—	(414)	—	(414)
Equity in net loss from subsidiary	4,132	—	(4,132)	—
Trade receivables	—	(4,687)	—	(4,687)
Inventories	—	2,398	—	2,398
Accrued expenses and interest	—	3,538	—	3,538
Other changes in working capital	—	286	—	286
Net cash provided by operating activities	—	11,960	—	11,960
Net cash used in investing activities	—	(4,489)	—	(4,489)
Payments of long-term debt	—	(3,820)	—	(3,820)
Preferred unit contributions	—	509	—	509
Net cash used in financing activities	—	(3,311)	—	(3,311)
Net increase in cash and cash equivalents	—	4,160	—	4,160
Cash and cash equivalents – Beginning of period	—	2,697	—	2,697
Cash and cash equivalents – End of period	$—	$6,857	$—	$6,857

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Year Ended December 31, 2004
	Compression
	Polymers
	Holdings LLC	Guarantor
(Dollars in thousands)	(Parent)	Subsidiaries	Eliminations	Consolidated
Predecessor
Consolidating Statement of Cash Flows
Net loss	$—	$9,270	$—	$9,270
Depreciation and amortization	—	7,333	—	7,333
Write off of deferred financing fees	—	3,377	—	3,377
Deferred income tax provision	—	2,341	—	2,341
Other non-cash expenses	—	516	—	516
Equity in net loss from subsidiary	—	—	—	—
Inventories	—	(12,774)	—	(12,774)
Prepaid expenses and other	—	(1,605)	—	(1,605)
Accounts payable	—	4,244	—	4,244
Net income taxes	—	(3,517)	—	(3,517)
Other changes in working capital	—	1,266	—	1,266
Net cash provided by operating activities	—	10,451	—	10,451
Net cash used in investing activities	—	(7,299)	—	(7,299)
Proceeds from the issuance of long-term debt	—	146,171	—	146,171
Payments on long-term debt	—	(97,378)	—	(97,378)
Partner distributions	—	(53,000)	—	(53,000)
Payments on transaction costs	—	(798)	—	(798)
Proceeds from the issuance of restricted common units	—	1	—	1
Net cash used in financing activities	—	(5,004)	—	(5,004)
Net increase in cash and cash equivalents	—	(1,852)	—	(1,852)
Cash and cash equivalents – Beginning of period	—	4,549	—	4,549
Cash and cash equivalents – End of period	$—	$2,697	$—	$2,697

15.                               SUBSEQUENT EVENT

On December 13, 2006, CPG entered into a unit purchase agreement to acquire all of the outstanding equity of Pro-Cell, LLC (“Procell”), which owns and operates Procell Decking Systems for a purchase price of $54.0 million. Approximately $3.0 million of the sales proceeds were reinvested into CPG by Procell’s prior owners. In addition, approximately $5.0 million of Procell debt was repaid at closing.  The acquisition of Procell closed on January 31, 2007. Procell is a privately held manufacturer located in Foley, Alabama, that has developed the next generation product in the synthetic decking market. Procell leverages solid-core, cellular PVC technology combined with agra-fiber to produce a durable, long-life product with superior attributes that serve as a replacement for wood and composite products in decking applications. Procell’s use of cellular solid-core technology is complementary to our AZEK Trimboards manufacturing process, creating a solid, load-bearing yet lightweight decking product.   The Company’s future results of operations will reflect the acquisition of Procell’s business, which will be reported as part of the AZEK Building Products business unit.

16.                               QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
(Dollars in thousands)	2006	2006	2006	2006	Total
Net sales	$78,066	$66,695	$65,754	$51,275	$261,790
Gross margin	$20,960	$16,515	$17,087	$13,811	$68,373
Operating income	$12,190	$6,534	$6,400	$3,000	$28,124
Net income (loss)	$3,637	$(280)	$(756)	$(3,086)	$(485)

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Predecessor		Successor
		Period	Period
	Quarter	April 1,	May 11,	Quarter	Quarter
	Ended	2005 to	2005 to	Ended	Ended
	March 31,	May 10,	June 30,	September 30,	December 31,
(Dollars in thousands)	2005	2005	2005	2005	2005
Net sales	$64,688	$17,243	$30,419	$59,075	$51,178
Gross margin	$18,909	$4,168	$6,722	$16,039	$4,835
Operating income (loss)	$12,664	$(11,492)	$3,259	$9,501	$(4,034)
Net income (loss)	$6,988	$(11,120)	$(5,064)	$3,252	$(5,797)

CPG International Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2007 and December 31, 2006

(unaudited)

	March 31,	December 31,
	2007	2006
	(Dollars in thousands)
ASSETS:
Current assets:
Cash	$11,356	$2,173
Receivables:
Trade, less allowance for doubtful accounts of $1,497 in 2007 and 2005, respectively	40,108	29,325
Inventories	37,149	45,493
Deferred income taxes—current	7,229	9,192
Prepaid expenses and other	4,269	6,404
Total current assets	100,111	92,587
Property and equipment—net	93,226	79,935
Goodwill	281,960	232,786
Intangible assets—net	91,798	92,408
Deferred financing costs—net	9,785	10,080
Total assets	$576,880	$507,796

LIABILITIES AND SHAREHOLDER’S EQUITY:
Current liabilities:
Accounts payable—primarily trade	$27,523	$25,680
Current portion of capital lease	1,358	647
Current portion of long-term debt obligations	—	9,508
Accrued interest	7,848	13,887
Accrued warranty costs	3,331	1,854
Accrued expenses	9,883	7,391
Total current liabilities	49,943	58,967
Deferred income taxes	44,568	43,715
Capital lease obligation—less current portion	6,465	3,010
Long-term debt—less current portion	278,126	245,132
Other liabilities	702	—
Commitments and contingencies
Shareholder’s equity:
Common shares, $0.01 par value: 1,000 shares authorized; 10 issued and outstanding at March 31, 2007 and December 31, 2006	—	—
Additional paid-in capital	199,960	165,066
Accumulated deficit	(2,884)	(8,094)
Total shareholder’s equity	197,076	156,972
Total liabilities and shareholder’s equity	$576,880	$507,796

See notes to unaudited condensed consolidated financial statements.

CPG International Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2007 and 2006

(unaudited)

(Dollars in thousands)	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Statement of Operations
Net sales	$94,447	$78,066
Cost of sales	(66,894)	(57,106)
Gross margin	27,553	20,960
Selling, general and administrative expenses	(10,638)	(8,770)
Operating income	16,915	12,190

Other income (expenses):
Interest expense	(8,631)	(6,238)
Interest income	85	28
Miscellaneous, net	(39)	(36)
Income before income taxes	8,330	5,944
Income tax expenses	(3,120)	(2,307)
Net income	$5,210	$3,637

See notes to unaudited consolidated financial statements.

CPG International Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2007 and 2006

(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$5,210	$3,637
Adjustments to reconcile net income to net cash flows provided by operating activities:

Depreciation and amortization	4,126	3,073
Amortization of debt premium	—	—
Amortization of deferred financing fees classified as interest	471	383
Deferred income tax provision	2,731	2,307
Non-cash interest charges	—	4
Loss on disposition of fixed asset	—	2
Changes in certain assets and liabilities:
Trade receivables	(8,085)	(6,787)
Inventories	10,990	5,554
Prepaid expenses and other currents assets	1,765	2,513
Accounts payable – primarily trade	(1,779)	(10,192)
Accrued expenses and interest	(4,930)	(4,259)
Other liabilities	702	—
Net cash provided by (used in) operating activities	11,195	(3,765)
Cash flows used in investing activities:

Acquisition of Procell, net of cash received	(57,389)	—
Purchases of property and equipment	(2,512)	(5,525)
Proceeds from disposition of fixed asset	—	9
Net cash used in investing activities	(59,901)	(5,516)

Cash flows from financing activities:
Capital contribution	34,894	—
Proceeds from issuance long-term obligation	33,000	—
Net payments under revolving credit facility	9,500	—
Payments on long-term obligations	(179)	(21)
Payments of financing fee and acquisition costs	(326)	(135)
Net cash provided by (used in) financing activities	57,889	(156)
Net increase (decrease) in cash and cash equivalents	9,183	(9,437)
Cash and cash equivalents – Beginning of period	2,173	14,785
Cash and cash equivalents – End of period	$11,356	$5,348
Supplemental disclosures:
Cash paid for interest	$14,279	$11,217
Capital expenditures in accounts payable at end of period	$743	$1,629
Capital lease assumed with acquisition of Procell	$4,338	$—
State and local taxes paid	$71	$—

See notes to unaudited condensed consolidated financial statements.

CPG International Inc.and Subsidiaries

Notes to consolidated Financial Statements

1.                                      SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and the accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the SEC. These accompanying financial statements include the accounts of CPG International Inc. and Subsidiaries (the “Company”) on a consolidated basis. The notes to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2006 should be read in conjunction with these unaudited condensed consolidated financial statements.  The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the operating results that may be expected for the full year.

The Company has guaranteed debt securities of its direct subsidiary, CPG International I Inc. (“CPG”), and, as a result, although CPG is the issuer of the debt securities, as required by SEC rules, the financial statements included herein for the periods presented are those of the Company. The Company has no interests, operations or activities other than through its ownership of 100% of CPG and, accordingly, the financial statements of CPG would be substantially similar to those of the Company included herein. See Note 12 for condensed consolidating financial information for the Company, CPG and its subsidiaries.

Allowance for Doubtful Accounts

Credit is extended to commercial, institutional, residential and industrial construction customers based on an evaluation of their financial condition and collateral is generally not required. The evaluation of the financial condition is performed to reduce the risk of loss. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Amounts are written-off when they are determined to be uncollectible.

Changes in the Company’s allowance for doubtful accounts are as follows:

	Three Months	Three Months
	Ended	Ended
(Dollars in thousands)	March 31, 2007	March 31, 2006
Beginning balance	$1,497	$820
Increase for anticipated bad debts	—	150
Decrease for accounts written off	—	(97)
Ending balance	$1,497	$873

Product Warranties

The Company provides a 15-year limited warranty on Comtec products and a 25-year limited warranty on AZEK products. The Comtec product warranty guarantees against breakage, corrosion and delamination. AZEK products are guaranteed against manufacturing defects that cause the products to rot, corrode, delaminate, or excessively swell from moisture. Procell Decking provides residential customers with a lifetime limited warranty on its decking products, which guarantees products against manufacturing defects in material and workmanship that result in blistering, peeling, flaking, cracking, splitting, cupping, rotting or structural defects from termites or fungal decay. The warranty period for all other uses of Procell, including commercial is 25 years.

Warranty reserves require a high level of judgment as AZEK products have only been on the market for eight years and Procell products have only been on the market for four years, therefore the Company must estimate warranty costs over a considerable length of time without significant historical data on warranty costs for these products. Management assesses warranty reserves based on sales by product as well as historical warranty costs which have been immaterial thus far. Management believes that the warranty reserves at March 31, 2007 are adequate. However, the impact resulting from the aforementioned factors could cause actual results to vary.  Due to the recent introductions of AZEK Building Products and Procell products into the market, the Company has limited history as to warranty claims and the timing of such activity.  As a

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

result, the Company recognizes warranty claims accrued as a current liability.  The Company will continue to monitor this warranty reserve and the claim activity on a regular basis to conclude on the classification of the liability.

Components of the reserve for warranty costs are as follows:

	Three Months	Three Months
	Ended	Ended
(Dollars in thousands)	March 31, 2007	March 31, 2006
Beginning balance	$1,854	$1,786
Additions(1)	1,546	103
Warranty costs incurred	(69)	(28)
Ending balance	$3,331	$1,861

(1) Includes approximately $1.5 million added at February 1, 2007 related to the Procell Acquisition.

Estimated Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued liabilities and debt. The Company estimates the fair value of its debt using current market quotes and the relative maturities and the carrying values approximates fair value at the balance sheet dates.

The carrying amount and fair value of the Company’s financial instruments including current maturities at March 31, 2007 are:

(dollars in thousands)	Carrying Value	Fair Value
Long-term debt	$278,126	$289,230

The carrying amount and fair value of the Company’s financial instruments including current maturities at December 31, 2006 are:

(dollars in thousands)	Carrying Value	Fair Value
Long-term debt	$245,140	$251,983
Revolving credit facility	$9,500	$9,500

All other financial instruments are accounted for on a historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

Use of Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Financial Accounting Standards

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140 (“SFAS No. 155”). SFAS 155 allows financial instruments that contain an embedded derivative that otherwise would require bifurcation to be accounted for as a whole on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect that the adoption of SFAS 157 will have a material impact on its consolidated financial statements.

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

In June 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation became effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for the Company). The Company adopted the provisions of FIN 48, as of January 1, 2007, and as a result of that adoption, recorded $800,000 of unrecognized tax benefits on the balance sheet, of which $702,000 were carried as a non-current liability and $98,000 as offsets to current deferred tax assets, which did not result in a cumulative effect adjustment to retained earnings as the adjustment was recorded to goodwill based on the nature of the tax position involved.  If the unrecognized tax benefits were recognized in the future, there would be no impact to the Company’s effective tax rate.

When applicable, the Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.  As of March 31, 2007 and December 31, 2006, there was no accrual for interest or penalties recorded on the condensed consolidated balance sheet.  The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction.  The Company and its subsidiaries’ federal income tax returns for tax years 2003 and beyond are open tax years subject to examination by the Internal Revenue Service (IRS).  The IRS has recently commenced an examination of a subsidiary’s tax return for the period ending May 10, 2005.  It is reasonably possible that the examination phase of the audit may be concluded in the next 12 months, and that the related unrecognized tax benefits for tax positions taken regarding previously filed tax returns may change from those recorded in its consolidated financial statements at December 31, 2006.   The Company and its subsidiaries also file income tax returns in various state jurisdictions as appropriate, with varying statutes of limitation.  There are no state income tax examinations in process at this time.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

2.                                      SEGMENT INFORMATION

The Company operates the following two business units: AZEK Building Products, Inc. (“AZEK Building Products”), which includes residential building products such as AZEK Trimboards and Mouldings, Procell Decking and Celtec, as well as other branded highly engineered, metal and wood replacement products; and Scranton Products Inc. (“Scranton Products”), which includes highly engineered commercial building products such as synthetic bathroom and locker systems. The components of each business unit are based on similarities in product line, production processes and methods of distribution and are considered reportable segments under SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

The Company’s chief operating decision makers (which consists of the Company’s President and Chief Executive Officer, and Chief Financial Officer), regularly review financial information about each of these business units in deciding how to allocate resources and evaluate performance. The Company evaluates each segment’s performance based on gross margin and operating income. The accounting policies for the reportable segments are the same as those for the Company. Intersegment sales and transfers are based on resin prices plus an appropriate margin and are reviewed periodically by management. Corporate costs, which include corporate salary and employee benefit costs, information technology and corporate related professional fees (including accounting and legal fees), are not allocated to segments.

The following table sets forth summarized financial information for the Company by business segment for the three months ended March 31, 2007:

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	AZEK
	Building	Scranton
	Products	Products	Corporate	Eliminations	Consolidated
Net sales to external customers	$69,030	$25,417	$—	$—	$94,447
Intersegment net sales	—	—	—	—	—
Total net sales	69,030	25,417	—	—	94,447
Cost of sales	(48,041)	(18,853)	—	—	(66,894)
Gross margin	20,989	6,564	—	—	27,553
Selling, general and administrative expenses	(5,279)	(2,721)	(2,638)	—	(10,638)
Operating income (loss)	$15,710	$3,843	$(2,638)	$—	$16,915

Segmented financial data:
Interest expense	$(4,780)	$(3,768)	$(83)	$—	$(8,631)
Interest income	$49	$23	$13	$—	$85
Depreciation and amortization classified as:
Cost of sales	$1,966	$1,267	$—	$—	$3,233
Selling, general and administrative expense	326	331	236	—	893
Total depreciation and amortization	$2,292	$1,598	$236	$—	$4,126
Total capital expenditures(1)	$1,984	$196	$332	$—	$2,512

(1)         Includes capital expenditures in accounts payable.

The following table sets forth summarized financial information for the Company by business segment for the three months ended March 31, 2006:

	AZEK
	Building	Scranton
	Products	Products	Corporate	Eliminations	Consolidated
Net sales to external customers	$59,450	$18,616	$—	$—	$78,066
Intersegment net sales	396	4,562	—	(4,958)	—
Total net sales	59,846	23,178	—	(4,958)	78,066
Cost of sales	(42,797)	(19,267)	—	4,958	(57,106)
Gross margin	17,049	3,911	—	—	20,960
Selling, general and administrative expenses	(5,093)	(2,160)	(1,517)	—	(8,770)
Operating income (loss)	$11,956	$1,751	$(1,517)	$—	$12,190

Segmented financial data:
Interest expense	$(3,511)	$(2,727)	$—	$—	$(6,238)
Interest income	$18	$10	$—	$—	$28
Depreciation and amortization classified as:
Cost of sales	$1,203	$1,223	$—	$—	$2,426
Selling, general and administrative expense	310	330	7	—	647
Total depreciation and amortization	$1,513	$1,553	$7	$—	$3,073
Total capital expenditures(1)	$6,552	$110	$492	$—	$7,154

(1)         Includes capital expenditures in accounts payable.

The following table sets forth summarized financial information regarding assets for the Company by business segment:

	March 31,	December 31,
(Dollars in thousands)	2007	2006
Total assets:
AZEK Building Products	$360,841	$292,389
Scranton Products	208,249	208,681
Corporate	7,790	6,726
Total consolidated assets	$576,880	$507,796

The following table sets forth the Company’s significant distributor group sales as a percentage of total consolidated net sales, as well as a percentage of AZEK Building Products net sales as each of these distributors are part of the AZEK Building Products segment:

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Three Months		Three Months
	Ended		Ended
	March 31, 2007		March 31, 2006
		% of		% of
	% of	AZEK Building	% of	AZEK Building
	Consolidated	Product	Consolidated	Product
	Sales	Sales	Sales	Sales
Distributor A	32%	44%	29%	38%
Distributor B	10	14	7	9
Total	42%	58%	36%	47%

3.                                      ACQUISITIONS

On December 13, 2006, CPG entered into a unit purchase agreement to acquire all of the outstanding equity of Pro-Cell, LLC (“Procell”), which owns and operates Procell Decking Systems for a purchase price of $54.0 million. Approximately $3.0 million of the sales proceeds were invested into CPG International Holdings, LP (the Company’s direct parent company, or CPG Holdings), by Procell’s prior owners.  The acquisition of Procell (“Procell Acquisition”) closed on January 31, 2007. The Procell Acquisition was accounted for as a purchase business combination in accordance with SFAS No.141, Business Combinations.

The purchase price is allocated on a preliminary basis to the tangible and intangible assets acquired and liabilities assumed based on relative fair values as of the date of the transaction, including a portion of which was capitalized to the balance sheet as goodwill. The purchase price is subject to final determination, including potential payment of up to $7.1 million as well as additional equity to the former owners of Procell based upon achievement of certain financial and operating targets for the year ending December 31, 2007, and valuation of the equity received by the former owners of Procell in CPG International Holdings, LP.   A valuation study is currently being performed by an independent third party, which will change the purchase price allocation and may result in additional depreciation of property and equipment and amortization of identifiable intangible assets over their estimated useful lives.  The Company is also in the process of evaluating the required reserve balances for inventory valuation, allowance for doubtful accounts, as well as other liabilities such as accrued workers compensation and accrued warranty costs, all of which may impact the purchase price allocation.  The amount allocated to goodwill is reflective of the future benefit the Company is expecting to realize from the Procell Acquisition, including strategic growth opportunities within AZEK Building Products. Procell’s results of operations, subsequent to January 31, 2007, are reported as part of the AZEK Building Products business unit.

The following table summarizes the preliminary allocation of fair values of Procell’s assets acquired and liabilities assumed at the date of acquisition, as follows:

		At February
(Dollars in thousands)		1, 2007
Purchase price		$54,006
Transaction costs		4,459
		58,465
Less:
Cash and cash equivalents	$1,075
Accounts receivable	2,693
Inventory	2,509
Other current assets	4
Property, plant and equipment	13,725
Total assets acquired	20,006
Accounts payable assumed	2,781
Capital lease obligation assumed	4,338
Other liabilities assumed	2,241
Total liabilities assumed	9,360
		(10,646)
Goodwill (excess purchase price over net asset value)		$47,819

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

The following pro forma consolidated financial information for the three months ended March 31, 2007 and 2006 is presented as though the Procell Acquisition occurred on January 1, 2006. The pro forma consolidated financial information is not indicative of future results of operations or results of operations that would have actually occurred had the Procell Acquisition been consummated as of January 1, 2006, due to the fair values assigned to Procell’s assets and liabilities, the changes made in related estimated useful lives of the assets at January 31, 2007, as well as changes in interest and income tax expenses as a result of the Procell Acquisition.

	Pro Forma	Pro Forma
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Net sales	$97,864	$85,538

Net income	$4,444	$3,773

On April 28, 2006, through a stock purchase agreement with Santana Holdings, LLC, CPG consummated the acquisition (“Santana Acquisition”) of 100 percent of the outstanding capital stock of Santana Holdings Corporation, the direct parent of Santana Products, Inc., for approximately $36.0 million. The Santana Acquisition was accounted for as a purchase business combination in accordance with SFAS No.141, Business Combinations. The purchase price, which includes $1.6 million in transaction costs, is allocated to the tangible and intangible assets acquired and liabilities assumed based on fair values as of the date of the transaction, including a portion of which was capitalized to the balance sheet as deferred financing costs.

The amount allocated to goodwill of $21,577,000 is reflective of the future benefit the Company is expecting to realize from the Santana Acquisition, including strategic growth opportunities within our Scranton Products segment.  In the three months ended March 31, 2007 the Company recorded a reduction of approximately $173,000 related to fixed assets not used following the Santana Acquisition and an increase of approximately $138,000 related to the valuation of inventory previously considered obsolete.  These items created a net reduction to goodwill of $35,000 as they represent an adjustment to the initial purchase price allocation.

The following pro forma consolidated financial information for the three months ended March 31, 2006 is presented as though the Santana Acquisition occurred on January 1, 2006. The pro forma consolidated financial information is not indicative of future results of operations or results of operations that would have actually occurred had the Santana Acquisition been consummated as of January 1, 2006, due to the fair values assigned to Santana’s assets and liabilities, the changes made in related estimated useful lives of the assets at April 29, 2006, as well as changes in interest and income tax expenses as a result of the Santana Acquisition.

Pro Forma
Three Months
Ended
March 31,
(Dollars in thousands)	2006
Net sales	$85,403

Net income	$3,522

4.             INVENTORIES

Inventories consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2007	2006
Raw materials	$17,585	$21,640
Finished goods and work in process	19,564	23,853
Total inventories	$37,149	$45,493

Inventories are valued at the lower of cost or market, determined on a first-in, first-out basis (“FIFO”).

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

5.             PROPERTY AND EQUIPMENT—NET

Property and equipment consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2007	2006
Land and improvements	$1,701	$1,701
Buildings and improvements	22,535	22,414
Capital lease – building	1,500	1,500
Capital lease – manufacturing equipment	6,655	2,305
Manufacturing equipment	73,876	62,684
Office furniture and equipment	4,219	3,829
Total property and equipment	110,486	94,433
Construction in progress	3,577	2,833
	114,063	97,266
Accumulated depreciation	(20,837)	(17,331)
Total property and equipment - net	$93,226	$79,935

Depreciation expense for the three months ended March 31, 2007 and 2006 was approximately $3,516,000 and $2,497,000, respectively.

6.             GOODWILL AND INTANGIBLE ASSETS —NET

Goodwill and intangible assets consisted of the following:

	Lives in	March 31,	December 31,
(Dollars in thousands)	Years	2007	2006
Goodwill	—	$281,960	$232,786

Non-amortizable intangibles
Trademarks	—	$71,400	$71,400
Amortizable intangibles-
Non-compete agreement	5	100	100
Accumulated amortization non-compete agreement		(18)	(13)
Non-compete agreement- net		82	87

Customer relationships	10	23,000	23,000
Accumulated amortization customer relationships		(4,257)	(3,682)
Customer relationships-net		18,743	19,318

Proprietary knowledge	15	1,800	1,800
Accumulated amortization proprietary knowledge		(227)	(197)
Proprietary knowledge-net		1,573	1,603

Total amortizable intangibles-net		20,398	21,008
Intangible assets – net		$91,798	$92,408

In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill and trademarks are tested for impairment annually at the reporting unit level. The customer relationships, non-compete agreement and proprietary knowledge, which are amortizable, will be tested for impairment whenever events or circumstances indicate that the carrying value may not be recoverable, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The $49,174,000 increase in goodwill from December 31, 2006 to March 31, 2007 primarily related to goodwill of approximately $47,819,000 which was recorded in connection with the Procell Acquisition, acquisition costs of approximately $520,000 attributable to the Procell Acquisition, as well as approximately $800,000 recorded in conjunction with the Company’s initial adoption of FIN 48.  The company also recorded a reduction to goodwill of $35,000 related to final adjustments to the Santana Acquisition purchase price allocation for fixed assets and inventory.

Amortization expense for the three months ended March 31, 2007 and 2006 was approximately $610,000 and

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

$576,000, respectively.

Annual amortization on customer relationships is expected to be approximately $2,300,000 over the next 9 years, whereas annual amortization on proprietary knowledge is expected to be approximately $120,000 over the next 14 years. Annual amortization on non-compete agreement is expected to be approximately $20,000 over the next 4 years.

7.             DEFERRED FINANCING COSTS

Deferred financing costs consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2007	2006

Deferred financing costs	$12,924	$12,748
Accumulated amortization	(3,139)	(2,668)
Total deferred financing costs, net	$9,785	$10,080

Amortization of deferred financing costs for the three months ended March 31, 2007 and 2006 was approximately $471,000 and $383,000, respectively. Amortization of deferred financing costs is included in interest expense on the consolidated statements of operations.

8.             LONG-TERM DEBT

Long-term debt consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2007	2006
Senior Unsecured Fixed Rate Notes due 2013—10.5%	$150,000	$150,000
Senior Unsecured Floating Rate Notes due 2012—LIBOR + 6.75% (12.12% at March 31, 2007 and 12.337% at December 31, 2006) (includes premium of $126 at March 31, 2007)	128,126	95,132
Credit Facility — (8.14% - 9.75% at December 31, 2006)	—	9,500
Notes payable	—	8
Total	278,126	254,640
Less current portion	—	(9,508)
Long-term debt—less current portion	$278,126	$245,132

On January 31, 2007, in connection with the Procell Acquisition, CPG issued an additional $33.0 million aggregate principal amount of Senior Unsecured Floating Rate Notes due 2012.  These additional notes are governed by the same indenture dated as of July 5, 2005, governing the previously issued Senior Unsecured Floating and Fixed Rate Notes (the “Notes”).

The amount of borrowing capacity available under the Company’s senior secured revolving credit facility is limited to an amount equal to the sum of (a) 85% of accounts receivable and (b) 60% of inventory. The borrowings under the senior secured revolving credit facility are available until its maturity in 2011 to fund the ongoing working capital requirements, capital expenditures and other general corporate needs.

As of March 31, 2007, there was nil outstanding under, and a letter of credit of $1,255,000 held against, the senior secured credit facility, which had an additional $38,745,000 available for borrowing as of such date.

As of March 31, 2007, the Company has scheduled long term debt payments (excluding interest) of nil, nil, nil, nil, nil, and $278,000,000 due for the years 2007 through 2011 and thereafter.

9.             LEASE COMMITMENTS

The Company leases machinery, computer equipment and a manufacturing facility under various capital leases. The Company also leases office equipment, vehicles and an office under operating leases expiring during the next six years.

Upon completion of the Procell Acquisition, the Company refinanced a capital lease related to certain machinery and equipment at the Procell facility for approximately $4,338,000.  The capital lease commenced in February 2007 and will

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

continue until February 2012, with payments of approximately $96,000 per month.  The effective interest rate for the capital lease is 7.69% per year.

On January 31, 2007, in connection with the Procell Acquisition the Company entered into an operating lease for the land and manufacturing facility with a related entity.  Payments under the terms of the lease agreement are approximately $42,000 per month.

Future minimum rental payments at March 31, 2007 for capital and operating leases having non-cancelable lease terms in excess of one year are as follows:

	Capital	Operating
2007	$1,726	$1,060
2008	2,283	1,302
2009	2,277	1,170
2010	1,950	1,006
2011	1,492	870
Thereafter	7,426	3,134
Total	17,154	$8,542
Less amount representing interest	(9,331)
Present value of minimum capital lease payments	7,823
Less current installments of obligations under capital leases	(1,358)
Obligations under capital leases—excluding current installments	$6,465

Total rent expense for the three months ended March 31, 2007 and 2006 was approximately $187,000 and $121,000, respectively.

10.          COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to litigation in the ordinary course of business.  On March 19, 2007, the Mills Company filed a complaint against the Company and its subsidiary, Scranton Products, Inc., in the U.S. District Court for the Eastern District of Wisconsin alleging patent infringement.  The Company has not yet been served in this matter.  The Company previously held discussions with Mills regarding its allegations of patent infringement and it is continuing to evaluate these allegations.  The Company cannot yet assess any potential exposure related to this matter. However it plans to defend against this matter vigorously.

11.          RELATED PARTY TRANSACTIONS

AEA Investors, the general partner of CPG International Holdings LP (CPG Holdings), the Company’s direct parent company, is entitled to a management fee at an annual rate of $1.5 million, payable on a monthly basis pursuant to a management agreement with AEA Investors. Under the authorization of the Company’s Board of Directors, the management fee commenced on May 11, 2006. Management fees of $375,000 are included in selling, general and administrative expenses for the three months ended March 31, 2007.

Upon completion of the Procell Acquisition, the Company entered into an amended lease agreement related to Procell’s office and manufacturing facilities location, with North Alabama Property Leasing, Inc. The lessor of the property is an entity whose sole shareholder is an equity holder in CPG Holdings, the Company’s direct parent company.  Total lease payments for the quarter ended March 31, 2007 were approximately $84,000.

Tide Transport, Inc., a freight company owned by two equity holders of CPG Holdings, provides certain freight services to Procell on a regular basis. These services include shipping finished product and for the transportation of resin purchases.  Total freight costs for this arrangement were $112,000 for the quarter ended March 31, 2007.

At March 31, 2007, the Company had a receivable with the general partner of CPG Holdings of approximately $167,000.  This amount is classified in other current assets on the Company’s condensed consolidated balance sheet.

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

12.          CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Company conducts its business through its directly and indirectly 100% owned operating subsidiaries. The Company’s 100% owned subsidiary, CPG, is the issuer of the Notes, as well as the borrower under the senior secured revolving credit facility. See Note 8. The Company is the direct parent holding company of CPG and a guarantor of the Notes and the senior secured revolving credit facility. In addition, all of the domestic subsidiaries of CPG, including Santana Products acquired April 2006 and Procell Decking Systems acquired in January 2007, which are all 100% owned by the Company, guarantee the Notes, as well as the senior secured revolving credit facility. The guarantees are full, unconditional, joint and several.

The following condensed consolidating financial information presents the financial information of the Company (as the parent guarantor of the Notes), CPG (as the issuer of the Notes) and all other subsidiaries of the Company on a combined basis (as the subsidiary guarantors of the Notes), prepared on the equity basis of accounting at March 31, 2007 and December 31, 2006. Separate narrative information or financial statements of CPG and the guarantor subsidiaries have not been included as they are not required by the SEC’s rules and regulations and would not differ substantially from the Company’s notes. The financial information may not necessarily be indicative of the results of operations or financial position had the issuer and the subsidiary guarantors operated as independent entities.

	March 31, 2007
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Cash	$—	$—	$11,356	$—	$11,356
Net receivables	—	—	40,108	—	40,108
Inventory	—	—	37,149	—	37,149
Other current assets	—	—	11,498	—	11,498
Total current assets	—	—	100,111	—	100,111
Net property and equipment	—	—	93,226	—	93,226
Goodwill	—	—	281,960	—	281,960
Net intangible assets	—	—	91,798	—	91,798
Other non-current assets	197,076	197,076	9,785	(394,152)	9,785
Total assets	$197,076	$197,076	$576,880	$(394,152)	$576,880
Accounts payable	$—	$—	$27,523	$—	$27,523
Accrued interest	—	—	7,848	—	7,848
Accrued expenses	—	—	9,883	—	9,883
Other current liabilities	—	—	4,689	—	4,689
Total current liabilities	—	—	49,943	—	49,943
Deferred income taxes	—	—	44,568	—	44,568
Long-term debt	—	—	278,126	—	278,126
Other non-current liabilities	—	—	7,167	—	7,167
Equity	197,076	197,076	197,076	(394,152)	197,076
Total liabilities and equity	$197,076	$197,076	$576,880	$(394,152)	$576,880

	December 31, 2006
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Cash	$—	$—	$2,173	$—	$2,173
Net receivables	—	—	29,325	—	29,325
Inventory	—	—	45,493	—	45,493
Other current assets	—	—	15,596	—	15,596
Total current assets	—	—	92,587	—	92,587
Net property and equipment	—	—	79,935	—	79,935
Goodwill	—	—	232,786	—	232,786
Net intangible assets	—	—	92,408	—	92,408
Other non-current assets	156,972	156,972	10,080	(313,944)	10,080
Total assets	$156,972	$156,972	$507,796	$(313,944)	$507,796
Accounts payable	$—	$—	$25,680	$—	$25,680
Accrued interest	—	—	13,887	—	13,887
Accrued expenses	—	—	9,245	—	9,245
Other current liabilities	—	—	10,155	—	10,155
Total current liabilities	—	—	58,967	—	58,967
Deferred income taxes	—	—	43,715	—	43,715
Long-term debt	—	—	245,132	—	245,132
Other non-current liabilities	—	—	3,010	—	3,010
Equity	156,972	156,972	156,972	(313,944)	156,972
Total liabilities and equity	$156,972	$156,972	$507,796	$(313,944)	$507,796

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Three Months Ended March 31, 2007
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$—	$—	$94,447	$—	$94,447
Cost of sales	—	—	(66,894)	—	(66,894)
Gross margin	—	—	27,553	—	27,553
Selling, general and administrative expenses	—	—	(10,638)	—	(10,638)
Operating income	—	—	16,915	—	16,915
Interest expense, net of interest income	—	—	(8,546)	—	(8,546)
Miscellaneous, net	—	—	(39)	—	(39)
Equity in net income from subsidiary	5,210	5,210	—	(10,420)	—
Income tax expense	—	—	(3,120)	—	(3,120)
Net income	$5,210	$5, 210	$5,210	$(10,420)	$5,210

	Three Months Ended March 31, 2006
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$—	$—	$78,066	$—	$78,066
Cost of sales	—	—	(57,106)	—	(57,106)
Gross margin	—	—	20,960	—	20,960
Selling, general and administrative expenses	—	—	(8,770)	—	(8,770)
Operating income	—	—	12,190	—	12,190
Interest expense, net of interest income	—	—	(6,210)	—	(6,210)
Miscellaneous, net	—	—	(36)	—	(36)
Equity in net income from subsidiary	3,637	3,637	—	(7,274)	—
Income tax expense	—	—	(2,307)	—	(2,307)
Net income	$3,637	$3,637	$3,637	$(7,274)	$3,637

CPG International Inc. and Subsidiaries

Notes to consolidated Financial Statements

	Three Months Ended March 31, 2007
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Cash Flows
Net income	$5,210	$5,210	$5,210	$(10,420)	$5,210
Depreciation and amortization	—	—	4,126	—	4,126
Other non-cash expenses	—	—	3,196	—	3,196
Equity in net income from subsidiary	(5,210)	(5,210)	—	10,420	—
Trade receivables	—	—	(8,085)	—	(8,085)
Inventories	—	—	10,990	—	10,990
Accounts payable	—	—	(1,779)	—	(1,779)
Accrued expenses and interest	—	—	(4,930)	—	(4,930)
Other changes in working capital	—	—	2,467	—	2,467
Net cash provided by operating activities	—	—	11,195	—	11,195
Purchases of property and equipment	—	—	(2,512)	—	(2,512)
Acquisition of Procell, net	—	—	(57,389)	—	(57,389)
Net cash used in investing activities	—	—	(59,901)	—	(59,901)
Proceeds from long-term obligations	—	—	33,000	—	33,000
Capital contribution	—	—	34,894	—	34,894
Net payments from revolving credit	—	—	(9,500)	—	(9,500)
Other cash used in financing activities	—	—	(505)	—	(505)
Net cash provided by financing activities	—	—	57,889	—	57,889
Net increase in cash and cash equivalents	—	—	9,183	—	9,183
Cash and cash equivalents – beginning of period	—	—	2,173	—	2,173
Cash and cash equivalents – end of period	$—	$—	$11,356	$—	$11,356

	Three Months Ended March 31, 2006
	CPG
	International
	Inc.	CPG	Guarantor
(Dollars in thousands)	(Parent)	(Issuer)	Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Cash Flows
Net income	$3,637	$3,637	$3,637	$(7,274)	$3,637
Depreciation and amortization	—	—	3,073	—	3,073
Deferred income tax provision	—	—	2,307	—	2,307
Other non-cash expenses	—	—	389	—	389
Equity in net income from subsidiary	(3,637)	(3,637)	—	7,274	—
Trade receivables	—	—	(6,787)	—	(6,787)
Inventories	—	—	5,554	—	5,554
Accounts payable	—	—	(10,192)	—	(10,192)
Other changes in working capital	—	—	(1,746)	—	(1,746)
Net cash used in operating activities	—	—	(3,765)	—	(3,765)
Purchases of property and equipment	—	—	(5,525)	—	(5,525)
Proceeds from disposition of fixed asset	—	—	9	—	9
Net cash used in investing activities	—	—	(5,516)	—	(5,516)
Payments on long-term debt	—	—	(21)	—	(21)
Payments of financing fees	—	—	(135)	—	(135)
Net cash used in financing activities	—	—	(156)	—	(156)
Net decrease in cash and cash equivalents	—	—	(9,437)	—	(9,437)
Cash and cash equivalents – beginning of period	—	—	14,785	—	14,785
Cash and cash equivalents – end of period	$—	$—	$5,348	$—	$5,348

Accountants and Business Advisors

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholder and Directors of
Santana Holdings Corporation

We have audited the accompanying consolidated balance sheet of Santana Holdings Corporation and Subsidiary (the “Company”) as of December 31, 2005, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Santana Holdings Corporation and Subsidiary as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
April 7, 2006

Mercantile Bank & Trust Building

Suite 700

Two Hopkins Plaza

Baltimore, Maryland 21201-2909

T 410.685.4000

F 410.837.0587

W www.grantthornton.com

Grant Thornton LLP

US Member of Grant Thornton International

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,551
Accounts receivable—trade, less allowance for doubtful accounts of $119,938	4,161,430
Inventories	2,825,301
Prepaid expenses and other current assets	160,574
Deferred tax asset	144,508
Restricted cash—escrowed funds	750,000
Total current assets	8,071,364
PROPERTY AND EQUIPMENT
Machinery and equipment, net	966,203
Furniture and fixtures, net	17,345
983,548
OTHER ASSETS
Note receivable	53,250
Non-compete agreement, net	235,000
Deferred financing costs, net	295,976
Goodwill	8,680,636
Trademark	5,300,000
Customer relationships, net	662,083
15,226,945
$24,281,857
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Revolving line-of-credit	$1,494,544
Current maturities of capital lease	28,219
Current maturities of long-term debt	1,397,500
Accounts payable	1,448,548
Accrued expenses	1,129,725
Escrow liability	508,622
Total current liabilities	6,007,158
LONG-TERM OBLIGATIONS, less current maturities
Long-term debt	8,766,169
Long-term capital lease	39,977
Deferred tax liability	423,992
9,230,138
STOCKHOLDER’S EQUITY
Common stock, $1.00 par value, 1,000 shares authorized, issued and outstanding	1,000
Additional paid-in capital	6,899,000
Retained earnings	2,144,561
9,044,561
$24,281,857

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

Net sales	$32,278,191
Cost of sales	20,830,977
Gross profit	11,447,214
Selling and administrative expenses	6,605,394
Operating income	4,841,820
Interest expense	1,335,233
Income before income taxes	3,506,587
Income tax expense
Current income tax expense	1,037,256
Deferred income tax expense	296,251
1,333,507
NET INCOME	$2,173,080

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY

STATEMENT OF STOCKHOLDER’S EQUITY

YEAR ENDED DECEMBER 31, 2005

	Common stock	Additional paid-in capital	Retained (deficit) earnings	Total stockholder’s equity
Balance at January 1, 2005	$1,000	$6,899,000	$(28,519)	$6,871,481
Net income	—	—	2,173,080	2,173,080
Balance at December 31, 2005	$1,000	$6,899,000	$2,144,561	$9,044,561

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

Cash flows from operating activities
Net income	$2,173,080
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	432,189
Increase in the allowance for doubtful accounts	110,267
Deferred tax asset and liability	296,251
Changes in assets and liabilities
Accounts receivable	9,062
Inventories	(367,870)
Prepaid expenses and other current assets	(88,402)
Accrued interest on note receivable	(3,250)
Accounts payable	(380,304)
Accrued expenses	607,114
Net cash provided by operating activities	2,788,137

Cash flows from investing activities
Purchase of property and equipment	(172,190)
Receivable from former owners	437,374
Net cash provided by investing activities	265,184

Cash flows from financing activities
Net payments on line-of-credit	(152,850)
Payments on long-term debt	(1,070,920)
Payments to former owners	(1,800,000)
Net cash used in financing activities	(3,023,770)
NET INCREASE IN CASH AND CASH EQUIVALENTS	29,551

Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$29,551

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,331,515
Income taxes	936,000

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of capital assets financed by capital lease obligations	$68,196

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation

The consolidated financial statements include the accounts of Santana Holdings Corporation (the “Company”), a Delaware Corporation and its wholly-owned subsidiary, Santana Products Inc., headquartered in Scranton, Pennsylvania. The Company is a wholly owned subsidiary of Santana Holdings, LLC.

Business

The Company fabricates and sells solid plastic restroom partitions. The restroom partitions are sold primarily to independent dealers located throughout the United States who resell them to contractors and end users. The primary end users of the Company’s products are schools and universities, parks, stadiums and arenas.

On November 30, 2004, the Company entered into a Contribution and Asset Purchase Agreement whereby it acquired substantially all of the assets, and assumed the majority of the liabilities of Santana Products Inc. and Subsidiary (see Note B).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

The majority of the Company’s accounts receivable are due from distributors in the construction industry. Credit is extended based on evaluation of a customer’s financial condition and collateral is not required. Accounts receivable are generally due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the Company’s previous loss history. The Company writes accounts receivable off when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company determines its allowance for future returns based on its history of returns.

The activity related to the allowance for doubtful accounts for the year ended December 31, 2005 was as follows:

Beginning balance	$9,671
Bad debt expense	113,850
Accounts receivable write-offs	(3,583)
Ending balance	$119,938

Revenue Recognition

Sales revenue consists of sales of plastic restroom partitions and related products. Sales are recognized when the product is shipped to customers.

Inventories

Inventories, consisting of raw materials and work in process, are valued at the lower of cost or market. Cost is determined under the standard cost method, which approximates actual cost. Inventories consisted solely of raw materials at December 31, 2005.

Restricted Cash—Escrowed Funds

Restricted cash—escrowed funds represents proceeds from the acquisition which are being held by an escrow agent until contingencies associated with the acquisition are finalized.

Deferred Financing Costs

Deferred financing costs are the costs incurred in obtaining the financing. The costs are being amortized over the life of the related financing instruments.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Other intangible assets primarily consist of a trademark, non-compete agreement, and customer relationships obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not being amortized. Customer relationships are being amortized over their estimated useful lives of approximately 20 years. The non-compete agreement is being amortized over the contractual term of 5 years.

The impairment evaluation for goodwill is conducted annually, or more frequently, if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed by using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. The estimated fair value of the reporting unit is generally determined on the basis of discounted future cash flows. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference.

The impairment evaluation of the carrying amount of intangible assets with indefinite lives is conducted annually, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed by comparing the carrying amount of these assets to their estimated fair value. If the estimated fair value is less than the carrying amount of the intangible assets with indefinite lives, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

The assumptions used in the estimate of fair value are generally consistent with the past performance of each reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions.

Fair Value of Financial Instruments

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and long-term debt. At December 31, 2005, the fair value of these instruments approximates the carrying amount of these items due to the short-term maturities of these instruments. The fair value of the long-term debt arrangements approximate their carrying value as the interest rates approximate market rates.

Property and Equipment

Equipment is recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. The range of useful lives is from 3 to 7 years. Accumulated depreciation at December 31, 2005 was $144,151.

Impairment of Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its long-lived assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining depreciation or amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. To date, there has been no impairment losses realized.

Income Taxes

The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides a valuation allowance against its deferred tax assets when it believes that it is more likely than not that the asset will not be realized.

Concentrations of Credit Risk

The Company places its cash in high quality institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash balances at times may exceed federally-insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Advertising Expense

Advertising is expensed as it is incurred. For the year ended December 31, 2005, advertising expense was $242,180.

Shipping and Handling Costs

Shipping and handling costs billed to customers are included in revenue with the corresponding cost recognized as cost of goods sold.

NOTE B—ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2005:

Accrued commissions	$190,433
Salaries and related costs	598,709
Accrued interest	110,586
Other	229,997
$1,129,725

NOTE C—REVOLVING CREDIT AGREEMENT

On November 30, 2004, the Company entered into a Revolving Credit Note, Term Notes and a Security Agreement with PNC Bank National Association and Gladstone Capital Corporation. Included in the agreement is a Revolving Credit Note, and Term Notes A, B, and C. The Term Notes are disclosed in Note E. PNC Bank is the lender for the Revolving Credit Note and Term Note A.

Gladstone Capital Corporation is the lender for Term Notes B and C. A majority of the Company’s assets are pledged as collateral under the agreement. The agreement includes a covenant which requires total debt payments under the agreement to be at least a certain factor of earnings.

The maximum amount available under the Revolving Credit Note is $7,500,000, however, the amount available is based on percentages of accounts receivable and inventories. The revolving credit facility matures on November 30, 2009 and bears interest at a fluctuating rate based on the federal reserve rate and the bank’s commercial rate. As of December 31, 2005, outstanding indebtedness under the PNC Revolving Credit Note was $1,494,544. The unused borrowing capacity was $3,009,382 at December 31, 2005. The effective interest rate at December 31, 2005 was 7.50%.

NOTE D—LONG TERM DEBT

Long term debt consists of the following at December 31, 2005:

Term Note A is payable in quarterly installments of $250,000 commencing March 31, 2005. The note bears interest at a fluctuating rate based on the federal reserve rate and the bank’s commercial rate. The effective rate at December 31, 2005 was 8.00%. The note matures on November 30, 2007.	$2,000,000
Term Note B is payable in quarterly installments of $75,000 commencing on December 1, 2005. The note bears interest at a fluctuating rate equal to 8.0% plus LIBOR which shall not fall below 10.5% per year. The effective rate at December 31, 2005 was 12%. The note matures on September 1, 2025.	5,925,000
Term Note C is payable in quarterly installments of $24,375 commencing on December 1, 2005. The note bears interest at a fluctuating rate equal to 8.0% plus LIBOR which shall not fall below 13% per year. The effective rate at December 31, 2005 was 13%. The note matures on September 1, 2025.	1,925,625
On November 30, 2004, the Company also signed a Subordinated Promissory Note with Gottesman Company. The note is subordinated to all credit facilities included in the Revolving Credit, Term Loan, and Security Agreement described above. The note accrues interest annually at a rate of 10%. Accrued interest and principal are due at maturity on November 30, 2011. The balance at December 31, 2005 includes $30,807, of accrued interest.	313,044
10,163,669
Less current portion	(1,397,500)
Long-term portion of term notes	$8,766,169

Scheduled annual maturities of long-term obligations, for the years subsequent to December 31, 2005 are as follows:

	Term Notes	Subordinated Note	Total
2006	$1,397,500	$—	$1,397,500
2007	1,397,500	—	1,397,500
2008	397,500	—	397,500
2009	397,500	—	397,500
2010	397,500	—	397,500
Thereafter	5,863,125	313,044	6,176,169
	$9,850,625	$313,044	$10,163,669

NOTE E—COMMITMENTS

Operating Leases

The Company currently leases its operating facility and other office equipment under operating leases expiring at various dates through 2012. The facility lease contains provisions for certain annual rent escalations and allows the Company to terminate the agreement upon providing a written notice twelve months in advance. For the year ended December 31, 2005, rent expense was $408,750. The approximate future minimum annual lease payments for years subsequent to December 31, 2005 are as follows:

Year	Amount
2006	$364,235
2007	368,766
2008	373,953
2009	382,496
2010	368,603
Thereafter	512,518
$2,370,571

Capital Lease

The Company leases certain computer equipment under a capital lease expiring in 2008. Interest for the lease is 6% per the leasing arrangement.

Future minimum lease payments under the capital lease is as follows:

Year	Amount
2006	$35,031
2007	35,031
2008	10,623
Total minimum lease payments	80,685
Less amount representing interest	(12,489)
Present value of net minimum lease payments	68,196
Less current portion	(28,219)
$39,977

Equipment under the capital lease was $84,657 and accumulated depreciation was $9,406 at December 31, 2005.

Transition Services Agreement and Supply Agreement

The Company has entered into a Transition Services Agreement (“Services Agreement”) and Supply Agreement with an affiliate of the previous owners of Santana Holdings Corporation and Subsidiary. The Services Agreement, which was for a period of one year, covers various support and administrative services which are payable at various rates depending on the service performed. The Supply Agreement, which is for a period of four years, requires the Company to purchase a certain volume of materials from the affiliate at agreed upon rates. During the first year of the agreement, all but 500,000 pounds of plastic sheets and all of the PVC brackets must be purchased from the affiliate. The Company has met and projects it will continue to meet the minimum purchase commitments outlined in the agreement.

Employment Agreements

The Company has entered into employment agreements with several key employees which require payment of bonuses based on certain performance criteria as defined in the agreements. The agreements also provide for certain severance payments and annual salary increases, as defined, which extend through the term of the agreements expiring on December 31, 2006.

NOTE F—RELATED PARTY TRANSACTIONS

As a part of the acquisition, the Company entered into a long-term note receivable with an officer in the amount of $50,000 which is secured by the officer’s stock in Santana Holdings, LLC. This note bears interest at 6% per annum which is accrued against the balance. The note and accrued interest are due and payable upon the earlier of the date November 30, 2011, the termination of the officer, or any terminating capital transaction.

As of January 1, 2005, the Company was obligated to the prior owners of Santana Products Inc. for $1,800,000, which was paid within 45 days of the settlement. At January 1, 2005, $437,374 was due from former owners. Of this amount $346,117 related to the working capital adjustment receivable and $91,257 related to certain expenses incurred in the first month of operations. The entire amount was collected during 2005.

The Company has a contributory 401(k) retirement savings plan covering substantially all employees. Eligible employees may contribute from 1% to 25% of their gross compensation up to the Internal Revenue Service’s maximum limits and restrictions applied to highly compensated employees. The Company will match up to 6% of the employee’s contribution for each eligible employee. Total expense under the plan for the year ended December 31, 2005 was $30,581.

NOTE G—INTANGIBLE ASSETS

Intangible assets subject to amortization consist of the following:

Customer relationships	$700,000
Deferred financing costs	405,910
Non-compete agreement	300,000
1,405,910
Less accumulated amortization	(212,851)
$1,193,059

Amortization of deferred financing costs was $100,434, for the non-compete agreement was $65,000, and for the customer relationships was $37,917 for the year ended December 31, 2005. Excluding the impact of any future acquisitions or impairments, the Company anticipates annual amortization of intangibles as follows:

Year	Amount
2006	$196,477
2007	196,477
2008	188,021
2009	90,000
2010	35,000
Thereafter	487,084
$1,193,059

NOTE H—INCOME TAXES

Significant components of the Company’s deferred tax liabilities and assets at December 31, 2005 are as follows:

Deferred tax liabilities:
Tax amortization of intangibles	$(244,327)
Tax over book depreciation	(179,665)
Gross deferred tax liabilities	(423,992)
Deferred tax assets:
Bad debt allowance	47,256
Inventory capitalized costs	47,317
Accrued liabilities	43,366
Other	6,569
Gross deferred tax assets	144,508
Net deferred tax liabilities	$(279,484)

The expense for income taxes for the year ended December 31, 2005 is comprised of the following:

Current:
Federal	$816,295
State	220,961
Total current	$1,037,256
Deferred:
Federal	$235,682
State	60,569
Total deferred	$296,251

A reconciliation of reported income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes at December 31, 2005 is as follows:

Federal income taxes based on statutory tax rate	$1,192,239
State taxes, net of federal benefit	185,166
Permanent differences	(22,992)
Other	(20,906)
Income tax expenses reported	$1,333,507

SANTANA HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2006 AND DECEMBER 31, 2005

(Unaudited)

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$250	$29,551

Accounts receivable—trade, less allowance for doubtful accounts of $134,938 and $119,938, respectively	4,550,010	4,161,430
Inventories	3,099,255	2,825,301
Prepaid expenses and other current assets	179,226	160,574
Deferred tax asset	180,503	144,508
Restricted cash—escrowed funds	750,000	750,000
Total current assets	8,759,244	8,071,364
PROPERTY AND EQUIPMENT
Machinery and equipment, net	913,644	966,203
Furniture and fixtures, net	17,345	17,345
	930,989	983,548
OTHER ASSETS
Note receivable	54,000	53,250
Non-compete agreement, net	220,000	235,000
Deferred financing costs	270,776	295,976
Goodwill	8,680,636	8,680,636
Trademark	5,300,000	5,300,000
Customer relationships, net	653,331	662,083
	15,178,743	15,226,945
	$24,868,976	$24,281,857
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Revolving line-of-credit	$1,810,819	$1,494,544
Current maturities of capital lease	28,219	28,219
Current maturities of long-term debt	1,397,500	1,397,500
Accounts payable	2,405,604	1,448,548
Accrued expenses	547,075	1,129,725
Escrow liability	508,622	508,622
Total current liabilities	6,697,839	6,007,158
LONG-TERM OBLIGATIONS, less current maturities
Long-term debt	8,424,556	8,766,169
Long-term capital lease	32,922	39,977
Deferred tax liability	498,992	423,992
	8,956,470	9,230,138
STOCKHOLDER’S EQUITY
Common stock, $1.00 par value, 1,000 shares authorized, issued and outstanding	1,000	1,000
Additional paid-in capital	6,899,000	6,899,000
Retained earnings	2,314,667	2,144,561
	9,214,667	9,044,561
	$24,868,976	$24,281,857

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTH PERIOD ENDED MARCH 31,

(Unaudited)

	2006	2005
Net sales	$7,337,110	$7,393,643
Cost of sales	5,157,433	4,968,297
Gross profit	2,179,677	2,425,346
Selling and administrative expenses	1,551,516	1,548,121
Operating income	628,161	877,225
Interest expense	354,055	340,233
Income before income taxes	274,106	536,992
Income tax expense	104,000	220,000
NET INCOME	$170,106	$316,992

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTH PERIOD ENDED MARCH 31,

(Unaudited)

	2006	2005
Cash flows from operating activities
Net income	$191,106	$316,992
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	105,460	106,909
Increase in the allowance for doubtful accounts	15,000	30,257
Deferred tax asset and liability	39,005	76,200
Changes in assets and liabilities:
Accounts receivable	(403,580)	(853,592)
Inventories	(273,954)	(672,173)
Prepaid expenses and other current assets	(18,652)	(112,534)
Accrued interest on note receivable	(750)	—
Accounts payable	957,056	1,172,172
Accrued expenses	(603,650)	280,944

Net cash provided by operating activities	7,041	345,175

Cash flows from investing activities
Purchase of property and equipment	(3,949)	(13,785)
Receivable from former owners	—	437,375
Net cash (used in) provided by investing activities	(3,949)	423,590

Cash flows from financing activities
Net borrowings (payments) on line-of-credit	316,275	1,274,434
Payments on long-term debt	(348,668)	(242,949)
Payments to former owners	—	(1,800,000)
Net cash used in financing activities	(32,393)	(768,515)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(29,301)	250

Cash and cash equivalents at beginning of period	29,551	—

Cash and cash equivalents at end of period	$250	$250

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$328,135	$311,733
Income taxes	422,000	—

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2006 AND DECEMBER 31, 2005

Statement of Management

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant inter-company accounts and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. The interim consolidated financial statements should be read in conjunction with the Company’s December 31, 2005 audited financial statements filed with the Securities and Exchange Commission on Form S-4 of CPG International Inc. The interim operating results are not necessarily indicative of the operating results for the full fiscal year.

Inventories

Inventories, consisting of raw materials and work in process, are valued at the lower of cost or market. Cost is determined under the standard cost method, which approximates actual cost. Inventories consisted solely of raw materials at December 31, 2005 and 2004.

Long-term Debt

Scheduled annual maturities of long-term obligations, for the years subsequent to March 31, 2006 are as follows:

	Term Notes	Subordinated Note	Total
2007	$1,397,500	$—	$1,397,500
2008	1,147,500	—	1,147,500
2009	397,500	—	397,500
2010	397,500	—	397,500
2011	397,500	—	397,500
Thereafter	5,771,512	313,044	6,084,556
	$9,509,012	$313,044	$9,822,056

Commitments

Operating Leases

The Company currently leases its operating facility and other office equipment under operating leases expiring at various dates through 2012. The facility lease contains provisions for certain annual rent escalations and allows the Company to terminate the agreement upon providing a written notice twelve months in advance. For the three months ended March 31, 2006, rent expense was $85,148. The approximate future minimum annual lease payments subsequent to March 31, 2006 are as follows:

Year	Amount
2006	$279,087
2007	368,766
2008	373,953
2009	382,496
2010	368,603
Thereafter	512,518
$2,285,423

Capital Lease

The Company leases certain computer equipment under a capital lease expiring in 2008. Interest for the lease is 6% per the leasing arrangement.

Future minimum lease payments under the capital lease is as follows:

Year	Amount
2006	$27,831
2007	35,031
2008	10,623
Total minimum lease payments	73,485
Less amount representing interest	(12,489)
Present value of net minimum lease payments	60,996
Less current portion	(28,219)
$32,777

Equipment under the capital lease was $84,657 and accumulated depreciation was $18,813 at March 31, 2006.

Subsequent Event

On April 28, 2006, through a stock purchase agreement, 100 percent of the Company’s stock was purchased by CPG International I Inc., for approximately $34.0 million. At the time of the transaction, the long-term debt was repaid.

Exchange Offer

CPG International I Inc.

$16,500,000

Senior Floating Rate Notes due 2012

Prospectus

June 20, 2007